 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 9, 1998

                                                     REGISTRATION NO. 333-57165
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                             AMENDMENT NO. 9
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                         CENTAUR PHARMACEUTICALS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------

         DELAWARE                    2834                    77-030431
     (STATE OR OTHER          (PRIMARY STANDARD           (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL             IDENTIFICATION NO.)
     INCORPORATION OR        CLASSIFICATION CODE
      ORGANIZATION)                NUMBER)

                              484 OAKMEAD PARKWAY
                          SUNNYVALE, CALIFORNIA 94086
                                (408) 822-1600
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               JOSEPH L. TURNER
                            CHIEF FINANCIAL OFFICER
                         CENTAUR PHARMACEUTICALS, INC.
                              484 OAKMEAD PARKWAY
                          SUNNYVALE, CALIFORNIA 94086
                                (408) 822-1600
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:
         BARRY J. KRAMER, ESQ.                  STEPHAN HUTTER, ESQ.
        DAVID K. MICHAELS, ESQ.                  SHEARMAN & STERLING
           JODY HUCKO, ESQ.                  BOCKENHEIMER LANDSTRASSE 55
        JAMES M. HACKETT, ESQ.                 60325 FRANKFURT AM MAIN
          FENWICK & WEST LLP                      (49 69) 97107 230
         TWO PALO ALTO SQUARE
      PALO ALTO, CALIFORNIA 94306
            (650) 494-0600

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF ANY OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION, DATED OCTOBER 9, 1998

                                1,500,000 SHARES

                               [LOGO OF CENTAUR]

                                  COMMON STOCK

  All of the 1,500,000 shares of common stock, par value $0.001 per share (the "Common Stock") offered hereby are being offered by Centaur Pharmaceuticals, Inc., a Delaware corporation ("Centaur" or the "Company").

  There is no public market for the Common Stock, and it is currently estimated that the offering price will be $11.00 (approximately 15.27 Swiss francs (CHF) per share at an assumed exchange rate of $0.7205 per Swiss franc).
See "Underwriting" for factors considered in determining the offering price. It is anticipated that most, and perhaps all, of the Common Stock offered hereby will be sold outside of the United States to a limited number of institutional and private investors. It is currently anticipated that the Company's Common Stock will not be listed or quoted on any exchange or automated quotation system, and accordingly it is not anticipated that there will be an active trading market for the Company's Common Stock as a result of this offering.

  FOR A DISCUSSION OF CERTAIN RISKS OF AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY, SEE "RISK FACTORS" COMMENCING ON PAGE 7.

                                  -----------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE  COMMISSION  OR   ANY  STATE  SECURITIES  COMMISSION   NOR  HAS  THE
  SECURITIES  AND EXCHANGE  COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION
   PASSED  UPON   THE  ACCURACY   OR  ADEQUACY   OF  THIS   PROSPECTUS.   ANY
   REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

                                                      UNDERWRITING
                                          PRICE TO   DISCOUNTS AND   PROCEEDS TO
                                          INVESTORS  COMMISSIONS (1) COMPANY (2)
                                          ---------  --------------  -----------
Per Share (3)...........................   $            $              $
Total (3)............................... $            $              $

-----
(1) The Company has agreed to indemnify the Managers against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting estimated expenses of the offering payable by the Company estimated to be $2,075,000.

(3) Based on an assumed exchange rate of $0.7205 per Swiss franc, the per share price to investors, underwriting discounts and commissions and proceeds to
    the Company would be CHF   , CHF    and CHF   , respectively, and the total
    price to investors, underwriting discounts and commissions and proceeds to
    the Company would be CHF   , CHF    and CHF   , respectively.

                                  -----------

  THE COMMON STOCK IS BEING OFFERED BY THE MANAGERS AS SET FORTH UNDER "UNDERWRITING" HEREIN. IT IS EXPECTED THAT THE DELIVERY OF THE COMMON STOCK
WILL BE MADE ON OR ABOUT OCTOBER   , 1998, AGAINST PAYMENT THEREFOR IN
IMMEDIATELY AVAILABLE FUNDS.

                               GLOBAL COORDINATOR
                            BANK J. VONTOBEL & CO AG
       VECTOR SECURITIES                     VONTOBEL SECURITIES LTD.
      INTERNATIONAL, INC.
      SPECIAL U.S. ADVISOR

                 The date of this Prospectus is         , 1998

[Description of diagram appearing on the inside front cover of the Preliminary
Prospectus: Below text that reads "Oxidative Stress Agents Attack and Destroy Brain Cells" at the top of the page, appears a diagram of a microscopic view of brain cells and the neuronal network appearing in the brain with the following components highlighted and numbered (according to the numbers appearing on the gatefold):

1) a diagram of normal mitochondria, represented by an oval, cell-like structure with a number of bulbous formations contained within it, within the main brain cell depicted, with low levels of Oxidative Stress Agents (OSA), represented by small electrical energy bolts, emanating from it;

2) a diagram of aged, slightly disfigured mitochondria within the main brain cell depicted, with OSA, represented by electrical energy bolts, emanating from it;

3) a diagram of swollen (larger) mitochondria within the main brain cell depicted with a series of dots appearing to flow into it from synaptic endings from other brain cells, with OSA, represented by electrical energy bolts, emanating from the mitochondria;

4) a diagram of brain inflammatory cells, represented by an amoeba-like structure near the surfaces of the main brain cell depicted and other neurons throughout the diagram, with OSA, represented by electrical energy bolts, emanating from it to the surface of the cells;

5) a diagram of mitochondria with OSA causing cell membrane peroxidation from the outside, represented by electrical energy bolts and dots, between it and membrane lipids, represented by amorphous cells attached to the surface of the brain cell;

6) a diagram of mitochondria with OSA causing peroxidation from the inside, represented by electrical energy bolts and dots, between it and membrane lipids, represented by amorphous cells attached to the surface of the brain cell, and the formation of other toxins near disconnected neuron endings, represented by electrical energy bolts and bubbles forming from it; and

7) a diagram of the nucleus within the main brain cell depicted with the DNA double helix splitting apart.]

  NO ACTION HAS BEEN OR WILL BE TAKEN IN ANY JURISDICTION BY THE COMPANY OR ANY MANAGER THAT WOULD PERMIT A PUBLIC OFFERING OF THE SHARES OF THE COMPANY'S COMMON STOCK, OR POSSESSION OR DISTRIBUTION OF THIS PROSPECTUS, IN ANY JURISDICTION OTHER THAN THE UNITED STATES. PERSONS INTO WHOSE POSSESSION THIS PROSPECTUS COMES ARE REQUIRED BY THE COMPANY AND THE MANAGERS TO INFORM THEMSELVES ABOUT AND TO OBSERVE ANY RESTRICTIONS AS TO THE OFFERING OF THE SHARES OF COMMON STOCK AND THE DISTRIBUTION OF THIS PROSPECTUS.

                               ----------------

  CENTAUR AND NRT ARE TRADEMARKS OF THE COMPANY. ALL OTHER TRADEMARKS INCLUDED IN THIS PROSPECTUS ARE THE PROPERTY OF THEIR RESPECTIVE HOLDERS.

1[Description of diagram appearing in gatefold of Preliminary Prospectus: At the top of the right column appears a diagram of a human brain shown from above and displaying the two hemispheres of the brain.]

Oxidative Stress Agents Attack and Destroy Brain Cells.

Neurodegeneration is a complex process. Oxidative stress is among the factors that damages neurons. OSA can be produced and cause neuronal damage in a number of ways, including:

(1) Normal mitochondria produce low levels of OSA as a by-product of energy generation.

(2) Aged mitochondria produce more OSA than normal mitochondria.

(3) OSA also can be produced through the loss and subsequent restoration of blood flow (e.g., stroke).

(4) The activation of brain inflammatory cells results in the production of OSA that can contribute to the onset and progression of neurodegenerative diseases (e.g., Parkinson's disease, Alzheimer's disease and AIDS dementia).

(5) OSA can also damage neurons by causing peroxidation of membrane lipids.

(6) The initial OSA production can indirectly cause formation of other toxins, such as nitric oxide and inflammatory cytokines.

(7) OSA can damage DNA.

The Company believes that its proprietary compounds ([tm]NRTs) decrease the level of OSA and neuronal damage.

--------------------------------------------------------------------------------

Oxidative Stress Agents (OSA) Implicated in Neurodegenerative Disease

PARKINSON'S DISEASE

Parkinson's disease is a degenerative neurological disorder caused by a shortage of the neurotransmitter dopamine. This shortage results from neuronal injury and death. A growing body of evidence suggests that OSA contribute to Parkinson's disease progression.

STROKE

Stroke results from the interruption of blood flow to the brain. Restoration of blood flow results in OSA production that can cause cell damage and death. Stroke patients may become paralyzed, comatose or die.

AIDS DEMENTIA COMPLEX

AIDS dementia complex refers to the neurological and cognitive impairments frequently associated with acquired immune deficiency syndrome (AIDS). The Company believes that this condition is caused by toxins and brain inflammation produced as a result of HIV infection. The toxins and inflammation can damage or destroy neurons through oxidative stress.

ALZHEIMER'S DISEASE

Alzheimer's disease is a debilitating neurodegenerative disease that causes progressive loss of memory, ability to communicate and abstract thinking skills. Studies suggest that OSA and neuroinflammation may be important to both the onset and the progression of this disease.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. Except as set forth in the audited financial statements or as otherwise indicated, all information in this Prospectus reflects the conversion of all of the Company's outstanding shares of Preferred Stock into shares of Common Stock, which will occur upon the closing of this offering. References in this Prospectus to "U.S. Dollars," "US $," or "$" are to United States currency and references to "CHF" are to Swiss francs. The Company has presented its financial statements in accordance with United States generally accepted accounting principles ("U.S. GAAP") in U.S. Dollars. See "Description of Capital Stock," "Underwriting" and Notes 1 and 7 of Notes to Financial Statements.

                                  THE COMPANY

  Centaur Pharmaceuticals, Inc. ("Centaur" or the "Company") is developing a novel class of small molecule pharmaceutical compounds, which the Company calls
(TM)NRTs (nitrone related therapeutics), for the treatment of diseases involving oxidative stress. Oxidative stress results from the formation of free radicals and other reactive oxygen species (collectively referred to as "oxidative stress agents" or "OSA") that can damage cells. OSA are produced as by-products of the body's normal metabolism of oxygen and nutrients, as a result of the activation of white blood cells during inflammation, through the loss and subsequent restoration of blood flow (ischemia/reperfusion) and due to trauma, radiation and infection. The Company believes that NRTs may have several mechanisms of action, including (i) neutralizing OSA, thereby protecting cells from potential damage, (ii) preventing OSA from inducing genes to produce toxins that can damage or destroy cells and (iii) slowing the release of cytokines which induce inflammation.

  The Company's initial therapeutic targets are neurodegenerative conditions such as Parkinson's disease, acute cerebral stroke ("stroke"), AIDS dementia complex ("AIDS dementia") and Alzheimer's disease, in which the Company believes oxidative stress is a major cause of neuronal damage. The Company has completed Phase I clinical studies in the United States of an orally administered NRT for the treatment of Parkinson's disease. In collaboration with Astra AB, a multinational pharmaceutical company based in Sweden ("Astra"), Phase I clinical studies of an NRT for the intravenous treatment of stroke have been completed in Sweden, and potential lead compounds for Alzheimer's disease are being tested. The Company is currently conducting a Phase I clinical trial in HIV-infected volunteers of an orally administered NRT for the treatment of AIDS dementia. Centaur believes that its NRT technology also provides a broad platform for developing therapeutics for other diseases in which oxidative stress and inflammation are important and has established research programs evaluating NRTs to treat arthritis, myocardial infarction, inflammatory bowel disease, multiple sclerosis, ophthalmic disorders and other diseases.

  Centaur's technology evolved from work with the compound a-phenyl-N-t-butyl-nitrone ("PBN"), a well-known antioxidant that has been shown to reduce cellular damage resulting from oxidative stress and inflammation in preclinical models. Centaur has developed a library of proprietary NRTs that the Company believes may act to slow or reverse the potentially dangerous effects of oxidative stress and inflammation. Centaur has developed candidate NRTs for both oral and intravenous administration. No treatment-limiting side effects have been observed in Phase I clinical testing of these compounds.

  Parkinson's disease is a degenerative neurological disorder caused by a shortage of the neurotransmitter dopamine. Dopamine is essential for movement control. A growing body of evidence suggests that oxidative stress contributes to Parkinson's disease progression. In certain preclinical models, Centaur's lead compound provided significant protection to dopamine-producing and other cells in the brain, suggesting potential efficacy against the progressive loss of motor and mental function characteristic of Parkinson's disease. Centaur initiated Phase I clinical testing in humans in July 1996 to test safety and obtain a pharmacokinetic profile in healthy volunteers. These studies were recently completed, and no treatment-limiting side effects were observed. The

Company plans to commence a Phase IIa clinical trial by the end of 1998 for the purpose of testing safety and evaluating preliminary efficacy information in Parkinson's disease patients.

  Centaur's NRT for the treatment of stroke protects nerve cells against death in recognized preclinical stroke models. Preclinical studies suggest that the compound may be effective in humans when administered up to six or more hours after the stroke has occurred. This long window of activity is important because stroke patients often experience delays of several hours before receiving treatment. Astra began Phase I clinical testing of Centaur's stroke NRT in Sweden in 1997 to test safety and obtain a pharmacokinetic profile in healthy volunteers. These studies were recently completed, and no treatment-limiting side effects were observed. The Company and Astra plan to commence a Phase IIa clinical trial in Europe by the end of 1998 for the purpose of testing safety and evaluating preliminary efficacy information in stroke patients.

  AIDS dementia refers to the debilitating neurological and cognitive impairments associated with acquired immune deficiency syndrome (AIDS). The Company believes that AIDS dementia is caused by toxins and brain inflammation produced as a result of HIV infection. In addition, the Company believes that the same NRT under development to treat Parkinson's disease may also be effective as a treatment for AIDS dementia. In in vitro tests using human brain cells, this NRT provided significant protection to such cells from toxins and inflammation associated with AIDS dementia. A Phase I clinical study in HIV-infected volunteers commenced in 1997 and is in progress. The Company plans to commence a Phase II clinical trial by the end of 1998 for the purpose of testing safety and obtaining efficacy information in AIDS dementia patients.

  The Company's Alzheimer's disease research program focuses on preventing nerve cell damage associated with neuroinflammation related to b-amyloid protein deposition in the brain. b-amyloid deposits have been associated with the memory loss and behavioral disorders characteristic of Alzheimer's disease. The Company's research findings from both cell culture and in vivo models suggest that NRTs may prevent loss of neuronal cell function or prevent neuronal cell death induced by inflammatory agents and b-amyloid peptides. In related studies, the administration of NRTs has diminished the cognitive decline in older animals with learning and memory deficits.

  The Company has also established a number of research programs to evaluate NRTs for the treatment of other diseases. The Company believes that one of the most promising is the evaluation of NRTs for the treatment of arthritis. The Company believes that oxidative stress plays an important role in the pathophysiology of arthritis and that NRTs could prove to be effective therapeutics for this disease. Candidate compounds for this purpose have been identified, and research to select a clinical lead compound is underway.

  In June 1995, Centaur entered into a collaborative agreement with Astra (the "Astra Agreement") to develop new drugs for the treatment of stroke, Alzheimer's disease, traumatic brain injury and multi-infarct dementia. Under the Astra Agreement, Astra (i) pays Centaur up to $6.0 million per year for 5 years, primarily to fund research by Centaur for these conditions, (ii) conducts most of the development of NRTs for these conditions, (iii) makes payments to Centaur based upon the achievement of certain development milestones and (iv) pays royalties to Centaur on sales of licensed products, in exchange for exclusive worldwide marketing and other rights. Centaur retains worldwide manufacturing rights for the active ingredient of the products and has an option to obtain certain co-promotion rights in the United States. Approximately $27.9 million has been received through June 30, 1998 by Centaur under the Astra Agreement. In October 1996, the Company entered into a collaborative agreement with H. Lundbeck A/S ("Lundbeck") to jointly commercialize the Company's NRT for Parkinson's disease (the "Lundbeck Agreement"). In March 1998, Lundbeck terminated the Lundbeck Agreement based primarily on a claim that Centaur had breached the agreement by commencing clinical trials for AIDS dementia, using the same compound as is being used in the Company's Parkinson's disease clinical trials, without obtaining consent from Lundbeck. This claim was disputed by the Company. In July 1998, the Company and Lundbeck entered into an agreement releasing each party from further obligations or claims under the Lundbeck Agreement.

  Centaur has built a strong proprietary position protecting its NRT technology which includes ownership of, or license rights to, 24 United States patents, 23 United States patent applications, 37 foreign patents and 137 foreign patent applications related to NRTs and their use as pharmaceuticals.

  The Company employs 86 persons, including 23 with Ph.D. and/or M.D. degrees. The Company occupies a modern 31,000 square foot facility located in Sunnyvale, California and has leased a 77,000 square foot facility in Santa Clara, California, in which it is constructing a 30,000 square foot manufacturing plant that is designed to comply with the U.S. Food and Drug Administration ("FDA") Good Manufacturing Practices ("GMP") regulations.

  The Company's executive offices are located at 484 Oakmead Parkway, Sunnyvale, California 94086. Its telephone number is (408) 822-1600.

                                  THE OFFERING

 Common Stock Offered....................... 1,500,000 shares(1)
 Outstanding after the offering............. 15,343,118 shares(1)
 Use of proceeds............................ Funding of research and development, capital expenditures
                                             and general corporate purposes,
                                             including working capital. See
                                             "Use of Proceeds."
 Swiss security ID number................... 917088
 ISIN code.................................. CH0009170884
 Settlement system.......................... SEGA. See "Description of Capital
                                             Stock--Transfer of Shares."
 Expected Closing........................... October   , 1998

  It is anticipated that most, and perhaps all, of the Common Stock offered hereby will be sold outside of the United States to a limited number of institutional and private investors. While the shares of Common Stock offered hereby may be traded from time to time in the Swiss over-the-counter market, it is currently anticipated that the Common Stock will not be listed or quoted on any exchange or automated quotation system. Accordingly, it is not anticipated that there will be an active trading market for the Company's Common Stock as a result of this offering. See "Risk Factors--No Public Trading Market for Common Stock; Potential Volatility of Stock Price; Description of Capital Stock-- Transfer of Shares" and "Underwriting."

  Certain stockholders of the Company have entered into certain restrictions with respect to the disposition of their shares. See "Shares Eligible for Future Sale" and "Underwriting."
--------
(1) Based on the number of shares outstanding as of June 30, 1998. Excludes (i) 1,789,782 shares of Common Stock subject to options outstanding as of June 30, 1998 under the Company's 1993 Equity Incentive Plan (the "1993 Incentive Plan"), at a weighted average per share exercise price of $1.59;
    (ii) 92,565 shares of Common Stock reserved as of June 30, 1998 for future grant or issuance under the 1993 Incentive Plan; (iii) 68,603 shares of Common Stock reserved as of June 30, 1998 for issuance upon the exercise of warrants at a weighted average per share exercise price of $2.69; and (iv) 1,250,000 shares of Common Stock reserved for future grant or issuance under the Company's 1998 Equity Incentive Plan (the "1998 Incentive Plan"), 1998 Directors Stock Option Plan (the "Directors Plan") and 1998 Employee Stock Purchase Plan (the "Purchase Plan"). See "Management--Directors Compensation" and "--Employee Benefit Plans" and Notes 7 and 9 of Notes to Financial Statements.

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                      SIX MONTHS
                                                                         ENDED
                                 YEAR ENDED DECEMBER 31,               JUNE 30,
                          ----------------------------------------  ----------------
                          1993(1)  1994(1)   1995   1996    1997    1997(1)  1998(1)
                          -------  -------  ------ ------- -------  -------  -------
STATEMENT OF OPERATIONS
 DATA:
Net revenue.............  $   --   $   156  $7,875 $12,743 $ 9,573  $ 6,387  $ 3,624
Operating expenses:
 Research and
  development...........      925    2,735   5,490   7,854  15,646    7,817    7,032
 General and
  administrative........      309      912   1,385   2,306   2,266    1,486    1,526
                          -------  -------  ------ ------- -------  -------  -------
Total operating
 expenses...............    1,234    3,647   6,875  10,160  17,912    9,303    8,558
                          -------  -------  ------ ------- -------  -------  -------
Income (loss) from
 operations.............   (1,234)  (3,491)  1,000   2,583  (8,339)  (2,916)  (4,934)
Interest and other
 income, net............       35       41     491     362   1,107      530      160
                          -------  -------  ------ ------- -------  -------  -------
Net income (loss).......  $(1,199) $(3,450) $1,491 $ 2,945 $(7,232) $(2,386) $(4,774)
                          =======  =======  ====== ======= =======  =======  =======
Net income (loss) per
 share(2):
  Basic.................  $ (0.50) $ (1.44) $ 0.62 $  1.15 $ (2.64) $ (0.88) $ (1.64)
  Diluted...............  $ (0.50) $ (1.44) $ 0.13 $  0.24 $ (2.64) $ (0.88) $ (1.64)
Shares used in computing
 net income (loss) per
 share(2):
  Basic.................    2,400    2,401   2,403   2,551   2,742    2,711    2,906
  Diluted...............    2,400    2,401  11,602  12,514   2,742    2,711    2,906
Pro forma net loss per
 share, basic and
 diluted (2)............                                   $ (0.55)          $ (0.35)
Shares used in computing
 pro forma net loss per
 share, basic and
 diluted (2)............                                    13,243            13,829

                                                    JUNE 30, 1998(1)
                                           ------------------------------------
                                           ACTUAL   PRO FORMA(3) AS ADJUSTED(4)
                                           -------  ------------ --------------
BALANCE SHEET DATA:
Cash, cash equivalents and short term
 investments.............................. $16,728    $16,728       $30,246
Working capital...........................  13,509     13,509        27,027
Total assets..............................  29,306     29,306        42,824
Long term portion of debt financing.......   6,975      6,975         6,975
Redeemable convertible preferred stock....  28,105        --            --
Accumulated deficit....................... (12,325)   (12,325)      (12,325)
Total stockholders' equity (net capital
 deficiency).............................. (11,191)    16,914        30,432

--------
(1) Unaudited.
(2) See Note 1 of Notes to Financial Statements for an explanation of the determination of shares used in computing net income (loss) per share.
(3) Gives pro forma effect to the conversion of outstanding Redeemable Convertible Preferred Stock ("Preferred Stock") into Common Stock immediately prior to the completion of this offering.
(4) Adjusted to reflect the sale of 1,500,000 shares of Common Stock offered by the Company hereby at an assumed offering price per share of $11.00 (approximately CHF 15.27 at an assumed exchange rate of $0.7205 per Swiss franc), and after deducting the estimated underwriting discounts and commissions and offering expenses.

                                 RISK FACTORS

  The shares offered hereby involve a high degree of risk. The following risk factors should be considered carefully in addition to the other information in this Prospectus before purchasing the shares of Common Stock offered hereby. In addition to the historical information contained herein, the discussion in this Prospectus contains certain forward-looking statements that involve risks and uncertainties, such as statements of the Company's plans, objectives, expectations and intentions. The cautionary statements made in this Prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus. The Company's actual results could differ materially from those discussed in this Prospectus. Factors that could cause or contribute to such differences include those discussed below, as well as those discussed elsewhere herein.

EARLY STAGE OF DEVELOPMENT; TECHNOLOGICAL UNCERTAINTIES

  Centaur was incorporated in March 1992 and is in an early stage of development. All of the Company's potential products are in early stages of research, development or testing, and no revenues have been generated from the sale of products. Products resulting from the Company's research and development efforts, if any, are not expected to be commercially available for at least several years. The Company's potential products will require substantial additional research and development, preclinical and clinical testing and regulatory approval prior to commercialization. There can be no assurance that the Company's product development efforts will progress as expected, if at all. In addition, the Company's products are subject to the risks of failure inherent in the development of pharmaceutical products based on new technologies. These risks include the possibilities that the Company's product candidates will not receive FDA approval (or equivalent approvals outside the United States) or market acceptance; that any or all of the Company's product candidates will be found to be unsafe or ineffective; that the products, if safe and effective, will be difficult to manufacture on a large scale or uneconomical to market; that proprietary rights of third parties will preclude the Company from marketing such products; or that third parties will market superior or more cost-effective products. As a result, there can be no assurance that the Company will be able to produce any commercially viable products, and this would have a material adverse effect on the Company's business, financial condition and results of operations.

UNCERTAINTY OF PRECLINICAL AND CLINICAL TRIALS

  The Company's potential products are subject to the risks of failure inherent in the development of pharmaceutical products and will require additional development, preclinical studies, clinical trials and regulatory approval prior to commercialization. Most of the diseases and disorders being targeted by the Company are highly complex, their causes, and the extent of OSA involvement in such diseases and disorders, are not fully known, and there are no widely accepted in vitro or in vivo models of such diseases and disorders. The Company tests potential compounds in a number of models that are believed to provide useful information about the compound, but there can be no assurance that any or all of such models are valid predictors of the activity of the compound in humans. Data received from tests conducted in such models can be subject to different interpretations, and there can be no assurance that the Company's interpretation is correct. Some of the Company's lead compounds have failed to demonstrate efficacy in at least one of the numerous models in which they have been tested. Currently, the Company's Parkinson's disease, AIDS dementia and stroke product candidates are all in or have just recently completed Phase I clinical trials. All other product candidates are in various stages of preclinical testing or research. The results of preclinical and early clinical studies may not be predictive of results that will be obtained in later stage testing. There can be no assurance that the Company's ongoing clinical trials will be completed, that clinical trials of the Company's products under development will be permitted, or if permitted, will be completed, or that clinical trials will demonstrate the safety and efficacy of any products to the extent necessary to obtain regulatory approvals for marketing or will result in marketable products. The Company's potential products could prove to have undesirable side effects or other characteristics that may prevent or limit their commercial use. In addition, there can be no assurance that any of the Company's products will ultimately obtain approval to be marketed from the FDA or similar foreign marketing approvals for any indication or that an approved compound will be capable of being produced in commercial quantities at a reasonable cost and successfully marketed. The failure to adequately demonstrate the safety and efficacy of a therapeutic product under development would delay or prevent regulatory approval of the product and could have a material adverse effect on the Company.

  The ability to undertake and complete clinical trials in a timely manner is dependent upon, among other factors, the enrollment of patients to meet inclusion criteria of the investigational protocol. Patient accrual is a function of many factors, including the size of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the study and the existence of competitive clinical studies. Delays in planned patient enrollment in future clinical trials may result in increased costs, program delays or both, which could have a material adverse effect on the Company.

NOVEL THERAPEUTIC APPROACH

  The Company's product development efforts center around its family of NRTs that the Company believes protect against the damaging effects of oxidation and inflammation caused by OSA. Initially, the Company has targeted neurodegenerative diseases and disorders where it believes that oxidative stress is a major cause of neuronal damage, and it has recently expanded its research and development efforts into other areas, including arthritis, myocardial infarction, inflammatory bowel disease and ophthalmic disorders. The Company's novel approach has not been widely studied, the mechanisms of action of its technology and compounds are not well understood, and many of the diseases and disorders being targeted by the Company do not have widely accepted in vitro or in vivo models of such disease. Accordingly there can be no assurance that the Company's approach, technologies or product candidates will prove to be successful. Moreover, the Company is focusing on new treatments for conditions that are also the subject of research and development of other companies. The Company's competitors may succeed in developing products that are more efficacious, more cost-effective or safer than the Company's product candidates. Rapid technological change or developments by others may result in the Company's technology or proposed products becoming obsolete or noncompetitive. See "--Competition; Rapid Technological Change."

DEPENDENCE UPON COLLABORATORS

  The Company's strategy for the development and commercialization of its products includes maintaining and entering into various collaborations with corporate partners, licensors, licensees and others. The Company currently has a collaborative arrangement with Astra for the research, development and marketing of drugs for the treatment of stroke, Alzheimer's disease, traumatic brain injury and multi-infarct dementia. There can be no assurance that the interests and motivations of Astra are, or will remain, aligned with those of the Company or that Astra will successfully perform its development, regulatory compliance or marketing functions, or that such collaboration will continue. The Company's revenues to date have consisted primarily of research and development support from Astra under the Astra Agreement, and to a significantly lesser extent from Lundbeck under the now terminated Lundbeck Agreement and from U.S. government research grants. There can be no assurance that the Company will be able to negotiate additional collaborative arrangements in the future on acceptable terms, if at all, or that any such collaborative arrangements will be successful. To the extent that the Company is not able to maintain or establish such arrangements, the Company would be required to undertake such activities at its own expense, which would significantly increase the Company's capital requirements and limit the programs that the Company is able to pursue. In addition, the Company may encounter significant delays in introducing its products into certain markets or find that the development, manufacture or sale of its products in such markets is adversely affected by the absence of such collaborative agreements.

  The Company cannot control the amount and timing of resources that its collaborative partners devote to the Company's programs or potential products, which can vary because of factors unrelated to the potential product. Collaborative participation will depend not only on the achievement of research and development objectives by the Company and its collaborators, which cannot be assured, but also on each collaborator's own financial, competitive, marketing and strategic considerations, which are outside the Company's control. Such strategic considerations may include the relative advantages of alternative products being marketed or developed by others, including relevant patent and proprietary positions. The Company's collaborative partners may develop, either alone or with others, products that compete with the development and marketing of the Company's products. Competing products, either developed by the collaborative partners or to which the collaborative partners have rights, may result in their withdrawal of support with respect to all or a portion of the Company's technology, which would have a material adverse effect on the Company's business, financial condition and results of operations. Astra has the ability under the Astra Agreement to terminate the Astra Agreement, in whole or in part, upon twelve months notice, and can terminate research funding and the Company's manufacturing rights under the Astra Agreement if more than 30% of the Company's voting capital stock is acquired by a company engaged in the manufacture and/or sale of pharmaceutical products. Future agreements with collaborative partners, if any, may provide such partners with similar termination rights. If Astra or any future collaborative partner breaches or terminates their agreements with the Company or otherwise fails to conduct their collaborative activities in a timely manner, the preclinical or clinical development or commercialization of product candidates or research programs will be delayed, and the Company will be required to devote additional resources to product development and commercialization or terminate certain development programs. For example, in March 1998, Lundbeck terminated its agreement with the Company for the development and marketing of drugs to treat Parkinson's disease. There also can be no assurance that disputes will not arise in the future with respect to the ownership of rights to any technology developed with third parties. These and other possible disagreements between collaborators and the Company could lead to delays in the research, development and commercialization of certain product candidates or could require or result in litigation or arbitration, which would be time consuming and expensive, and would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Astra Alliance."

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING

  Since inception, the Company has funded its operations primarily through equity investments and research and development support under the Astra Agreement and, to a significantly lesser extent, payments under the now terminated Lundbeck Agreement and U.S. government research grants. The Company has generated no product revenue, and none is expected for at least several years. The Company believes that its current resources, together with the estimated proceeds of this offering, will be sufficient to meet its capital requirements for the next twelve months. There can be no assurance that the Company will not require additional funds during this period in order to continue its research and development programs and to enter into and sustain preclinical and clinical testing. The Company anticipates that following this period, it will need to raise substantial additional funds for research, development, expansion of manufacturing and administrative facilities and other expenses, through equity or debt financings, research and development grants, collaborative relationships or otherwise, prior to the commercialization of any of its products. The Company's capital requirements depend on numerous factors, including the progress of the Company's research and development programs, manufacturing activities, revenues or investments from collaborators, the scope and results of preclinical and clinical testing, the time and costs involved in obtaining regulatory approval, the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights, competing technological and market developments, changes in the Company's existing research relationships and the ability of the Company to establish additional collaborative and other arrangements. There can be no assurance that any additional funding will be available to the Company or, if available, that it will be on reasonable terms. Any additional financing may result in dilution to existing stockholders. If adequate funds are not available, the Company may be required to significantly curtail its research and development programs, including clinical trials, or enter into arrangements that may require the Company to relinquish certain material rights to its potential products on terms that it might otherwise find unacceptable.

HISTORY OF OPERATING LOSSES; ACCUMULATED DEFICIT; UNCERTAINTY OF FUTURE PROFITABILITY

  The Company has experienced net losses of $7.2 million and $4.8 million for the year ended December 31, 1997 and the six months ended June 30, 1998, respectively. As of June 30, 1998, the Company had an accumulated deficit of $12.3 million. Substantially all of the Company's revenues to date have been derived from funding from Astra and, to a significantly lesser extent, the now terminated Lundbeck Agreement and U.S. government research grants. Revenues from product sales and collaborative agreement royalties are not expected for at least several years, if at all. There can be no assurance that the Company will ever achieve significant revenues or profitable operations.

NO ASSURANCE OF FDA APPROVAL; COMPREHENSIVE GOVERNMENT REGULATION

  The Company's research, development, manufacturing, preclinical and clinical testing, labeling, distribution, advertising, marketing, promotion and sales activities, as well as the operations of its current and any future collaborators, are subject to extensive regulation by numerous government authorities in the United States and other countries. The Company's potential products require governmental approvals for commercialization, which have not yet been obtained and applications are not expected for at least several years. The regulatory process, which includes preclinical and clinical testing to establish safety and efficacy of the product, and possibly post-marketing testing to confirm safety and/or efficacy, and confirmation by the FDA that good laboratory, clinical and manufacturing practices were maintained during testing and manufacturing, can take many years and requires the expenditure of substantial funds and other resources. The Company has had only limited experience in conducting preclinical testing and human clinical trials and obtaining FDA and other regulatory approvals for investigations, and no experience in obtaining FDA and other regulatory approvals for marketing. Data obtained from preclinical and clinical activities are susceptible to varying interpretations, which could delay, limit or prevent regulatory approval. In addition, delays or rejection may be encountered based upon changes in, or additions to, regulatory policies for drug approval during the period of product development and regulatory review. Delays in obtaining such approvals could adversely affect the marketing of products developed by the Company and the Company's ability to generate commercial product revenues. There can be no assurance that requisite regulatory approvals will be obtained within a reasonable period of time, if at all, or that any approved labeling will not have significant limitations pertaining to the conditions of use. Additionally, the Phase I clinical studies for the Company's stroke drug candidate were conducted by Astra in Sweden, and Astra currently plans to also conduct a Phase IIa clinical trial of this compound in Europe. These studies are not being conducted under an FDA Investigational New Drug application ("IND") and accordingly there can be no assurance that the FDA will accept the studies to support regulatory filings in the United States. If regulatory approval of a product is granted, the approval may impose limitations on the indications or other conditions of use for which such product may be marketed. Except for a narrow exception related to peer reviewed reprints and reference texts, FDA requirements prohibit the marketing or promotion of a drug for unapproved indications. Further, even if regulatory approval is obtained, the Company, any marketed product, and its manufacturing facilities would be subject to continual review and periodic inspections, and later discovery of previously unknown problems with a product, the Company or its facilities may result in restrictions, including withdrawal of the product from the market. Failure to comply with the applicable regulatory requirements can, among other things, result in fines, suspensions and/or withdrawals of regulatory approvals, product recalls, prohibitions against manufacture, distribution, sales and/or marketing, operating restrictions and criminal prosecution of a company and/or its officers and employees. The Company is also subject to numerous environmental, health and workplace safety laws and regulations, including those governing laboratory procedures and the handling of hazardous materials. Any violations of, and cost of compliance with, these laws and regulations could materially adversely affect the Company's business, financial condition and results of operations. See "Business--Government Regulation."

DEPENDENCE ON LICENSES, PATENTS AND PROPRIETARY TECHNOLOGY

  The Company exclusively licenses certain core technology related to its NRTs from the University of Kentucky Research Foundation ("UKRF") and the Oklahoma Medical Research Foundation ("OMRF"), subject to certain very limited exceptions. The Company will be obligated to pay royalties on products, if any, incorporating this or other licensed technology. The Company may be required to obtain additional licenses to patents or other proprietary rights from third parties. There can be no assurance that any licenses required under any patents or proprietary rights will be made available on terms acceptable to the Company, if at all. If the Company does not obtain required licenses, it could encounter delays in product development while it attempts to redesign products or methods, or it could find that the development, manufacture or sale of products requiring such licenses is foreclosed.

  The Company's success will depend to a significant degree on its ability to obtain, maintain and enforce patent protection for its products and manufacturing processes or license rights to applicable patents, preserve its trade secrets and operate without infringing the proprietary rights of third parties both in the United States and other countries. The degree of patent protection afforded to pharmaceutical and biomedical inventions is uncertain and involves complex legal and factual questions; therefore, the breadth of claims allowed in pharmaceutical and biomedical patents cannot be predicted. The product candidates important to Centaur are subject to the above uncertainties. The Company has ongoing research efforts and expects to seek additional patents covering this research in the future. There can be no assurance that patent applications relating to the Company's potential products or technology will result in patents being issued or that, if issued, such patents, or the Company's current patents, will afford adequate protection to the Company, provide a competitive advantage or not be challenged, invalidated or infringed. In the past, in order to increase the value of the protection afforded by certain patents it had licensed, the Company has initiated actions in the United States Patent and Trademark Office ("PTO") to amend these already issued patents. The Company is engaged in one such action now, and there can be no assurance that this action or any future action will be successful. Furthermore, there can be no assurance that others will not independently develop similar products or processes, duplicate any of the Company's products or, if patents are issued to the Company, design around such patents. In this regard, it should be noted that PBN, the compound from which much of the Company's technology evolved, and certain related compounds, are not covered by composition of matter patents. Although the Company has issued and pending patents covering certain methods of use of these compounds, the Company cannot prevent others from using these compounds for other uses. In addition, litigation, which would result in substantial cost to the Company, may be necessary to enforce any patents issued to the Company or to determine the scope and validity of the proprietary rights of third parties. In certain cases, the Company is dependent upon third parties for the prosecution of patents and patent applications for technology that the Company licenses, such as the core technology related to its NRTs licensed from UKRF and OMRF. Failure of these third parties to effectively prosecute such patents could have a material adverse effect on the Company's business and results of operations.

  Competitors of the Company may have filed patent applications, may have been issued patents or may obtain additional patents and proprietary rights relating to products or processes competitive with those of the Company. There is a substantial backlog of pharmaceutical and biomedical patent applications at the PTO. Accordingly, the time at which the Company's or its competitors' patent applications will issue as patents cannot be predicted. Patent applications in the United States are maintained in secrecy until patents issue, and publication of discoveries in scientific or patent literature often lag behind the actual discoveries. Thus, the Company cannot be certain that it has been or will be the first to discover the subject matter covered by its patent applications or patents or that it was the first to file patent applications for such inventions. The Company may, therefore, have to participate in interference proceedings declared by the PTO or litigation to determine priority of inventions, either of which could result in substantial cost to the Company.

  The Company's success will also depend, in part, on its not infringing patents issued to others and not breaching the technology licenses upon which the Company's products are based. The Company has received correspondence from an individual who has obtained certain patents related to the use of PBN and related compounds and who has indicated that he believes that the Company needs to license his patents. The Company does not believe that these patents materially adversely affect its ability to develop and commercialize its products. If, however, the Company is required to defend against charges of patent infringement or breach of a license or to protect its own proprietary rights against such individual or other third parties, the Company may incur substantial cost and could lose rights to develop or market certain products and/or enforce certain patents. If the Company's product candidates are found to infringe upon the patents of others, or otherwise impermissibly utilize the intellectual property of others, the Company's development, manufacture and sale of such potential products could be severely restricted or prohibited. In such event, the Company may be required to obtain licenses to patents or other proprietary rights of third parties. No assurance can be given that any licenses required under any such patents or proprietary rights would be made available on terms acceptable to the Company, if at all. If the Company does not obtain such licenses, it could encounter delays in product market introductions while it attempts to design around such patents or other rights, or it may be unable to develop, manufacture or sell such products. In addition, the breach of an existing or future license may have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company also seeks to protect its proprietary technology, including technology which may not be patented or patentable, by confidentiality agreements and, if applicable, invention assignment agreements with its collaborators, advisors, employees and consultants. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any breach or that the Company's trade secrets will not otherwise be disclosed to, or discovered by, competitors. There can be no assurance that such persons or institutions will not assert rights to intellectual property arising out of their research. See "Business--Patents, Trade Secrets and Licenses."

  The Company has received grants from the U.S. National Institutes of Health ("NIH") to fund various of its projects. These grants give the U.S. government certain rights to license for its own use inventions resulting from funded work, and in certain very limited circumstances to grant others the right to use such inventions. There can be no assurance that the Company's proprietary position will not be materially adversely affected should the government exercise these rights.

COMPETITION; RAPID TECHNOLOGICAL CHANGE

  The pharmaceutical industry is subject to intense competition and rapid and significant technological change. Competitors of Centaur in the United States and abroad are numerous and include, among others, pharmaceutical and biotechnology companies, universities, and other research institutions. Many of these companies and institutions are actively engaged in activities similar to those of the Company, including research and development of products for Parkinson's disease, stroke, AIDS dementia, Alzheimer's disease and arthritis. While the Company believes that its products may offer significant advantages over available products, currently marketed products often have a significant competitive advantage over new entrants. If regulatory approvals are received, certain of the Company's potential products will compete with well-established, FDA approved proprietary and generic therapies that have generated substantial sales over a number of years and which are reimbursed from government health administration authorities and private health insurers. There can be no assurance that the Company's products under development will be able to compete successfully with existing therapies or with products under development by its competitors. Many of these competitors have substantially greater financial and technical resources and production and marketing capabilities than the Company, and certain of these competitors may compete with the Company in establishing development and marketing agreements with pharmaceutical companies. In addition, many of the Company's competitors have greater experience than the Company in conducting preclinical testing and human clinical trials and obtaining FDA and other regulatory approvals. The Company's competitors may succeed in obtaining FDA approval for products sooner than the Company.

DEPENDENCE UPON KEY PERSONNEL; NEED TO ATTRACT QUALIFIED EMPLOYEES AND
CONSULTANTS

  The Company is highly dependent on certain members of its management and scientific staff. In addition, the Company relies on certain consultants and advisors. The loss of one or more of these key personnel could have a material adverse effect on the Company's research, development and product marketing efforts. In addition, the Company believes that its future success will depend in large part upon its ability to attract and retain highly skilled scientific and managerial personnel, particularly as the Company expands its activities in clinical trials and the regulatory approval process. The Company faces significant competition for such personnel from other companies, research and academic institutions, government entities and other organizations. There can be no assurance that the Company will be successful in hiring or retaining the personnel it requires for continued growth. The failure to hire and retain such personnel could materially adversely affect the Company's business, financial condition and results of operations. The Company intends to grant additional stock options and provide other forms of incentive compensation to attract and retain such key personnel. The Company has established a Scientific Advisory Board ("SAB") composed of individuals with expertise in free radical chemistry, drug discovery model development, drug screening, clinical pharmacology and clinical medicine. SAB members assist the Company in identifying scientific and product development opportunities, review with management the progress of the Company's projects and assist in the recruitment and evaluation of the Company's scientific staff. SAB members receive compensation for the services they provide to the Company. Most SAB members have substantial commitments to third parties, which commitments may conflict or compete with their obligation to the Company. Accordingly, such persons will be able to devote only a small portion of their time to matters related to the Company.

ABSENCE OF SALES AND MARKETING EXPERIENCE AND LIMITED MANUFACTURING
CAPABILITIES

  The Company has no experience in product sales, marketing or distribution. The Company has entered into a marketing agreement with Astra for stroke, Alzheimer's disease, traumatic brain injury and multi-infarct dementia indications and intends to establish marketing arrangements with other pharmaceutical companies with effective distribution capabilities in order to market other product candidates. There can be no assurance that the Company will be successful in entering into such arrangements. If the Company does enter into marketing arrangements in the future, sales of the Company's products will depend heavily upon the efforts of Astra and other third parties, and there can be no assurance that such efforts will be successful. The Company also may need to acquire its own direct sales force for certain products, and there can be no assurance that the Company will be able to recruit and retain adequate sales, marketing and distribution personnel or that such direct marketing will be able to compete successfully in the pharmaceutical market.

  The Company plans to manufacture bulk product for its drug candidates at its facilities in Sunnyvale and Santa Clara, California and/or at other locations that may be established in the future. To date, the Company has manufactured only a small amount of pharmaceutical compounds for preclinical and clinical studies at its Sunnyvale facility. The Company is currently completing the construction, and beginning the process of seeking regulatory approval, of a 30,000 square foot manufacturing facility in Santa Clara which is expected to be sufficient to produce the amount of product needed for clinical trials and early commercial sales. There can be no assurance that the Santa Clara facility will be satisfactorily completed. Additionally, the Santa Clara facility is not expected to be capable of producing the quantity of the Company's products that may be needed for later stage commercial sales. Accordingly, the Company expects to need to develop substantial additional capacity by expanding its current facilities or building new facilities. To meet projected time schedules, the Company may commence construction and/or otherwise commit itself to additional capacity prior to FDA or other regulatory approval of the products to be manufactured at the new facility. The cost of any new facility would be substantial, and such facility could ultimately prove to be unnecessary if the required approvals are not obtained or market demand is insufficient. Additionally, there can be no assurance that such a large scale manufacturing facility can be satisfactorily constructed and operated in compliance with applicable regulatory requirements or that the Company will be able to manufacture in an efficient and cost-effective manner.

  The State of California, the FDA and other U.S. and international regulatory authorities will inspect the Company's manufacturing facilities on a regular basis to determine compliance with applicable regulations. Failure to comply with applicable state, FDA and other regulatory requirements can, among other things, result in fines, suspensions and/or withdrawals of regulatory approvals, product recalls, prohibitions against manufacture, distribution, sales and/or marketing, operating restrictions and criminal prosecution of a company and/or its officers and employees. If the Company is unable to manufacture its own products, it will need to seek third-party manufacturers. There can be no assurance that the Company will be able to enter into such arrangements on favorable terms. The manufacturing of sufficient quantities of new drugs is a time consuming, complex and unpredictable process. If the Company is unable to fully develop its own manufacturing capabilities or obtain and maintain third-party manufacturing arrangements on acceptable terms, this could materially impair the Company's competitive position and the possibility of the Company achieving regulatory approval and/or profitability. See "Business-- Manufacturing" and "--Government Regulation."

MANAGEMENT DISCRETION AS TO USE OF PROCEEDS

  The Company expects to use the net proceeds of the offering to fund research and development, including preclinical and clinical programs, for capital expenditures and for other general corporate purposes. As such, the Company's management will retain broad discretion as to the allocation of a significant portion of the net proceeds of the offering. As a result of such discretion, the Company's management could allocate the proceeds of the offering to uses which stockholders may not deem desirable. In addition, there can be no assurance that the proceeds can or will be invested to yield an acceptable return. See "Use of Proceeds."

RISK OF PRODUCT LIABILITY AND LIMITED INSURANCE

  Exposure to potential product liability claims is inherent in the testing, manufacturing, marketing and sale of human therapeutics. The use of the Company's product candidates in clinical trials will also expose the Company to product liability claims and possible adverse publicity. These risks increase with respect to the Company's product candidates, if any, that receive regulatory approval for sale. The Company currently has limited product liability insurance coverage for the clinical research use of its product candidates. There can be no assurance that the Company will be able to maintain this coverage on acceptable terms or that it will be adequate to cover product liability claims if they arise. The Company does not have product liability coverage for the commercial sale of its products but intends to obtain such coverage if its products are approved for commercial use. However, there can be no assurance that the Company will be able to obtain additional insurance coverage on acceptable terms, if at all, or that a product liability claim would not materially adversely affect the business, financial condition or results of operations of the Company. The Company intends to evaluate its coverage on a regular basis and in connection with the clinical testing and subsequent commercial introduction of its products under development, but such coverage is expensive and may not be available on acceptable terms or in sufficient amounts.

DEPENDENCE ON THIRD-PARTY REIMBURSEMENT; UNCERTAINTY OF HEALTH CARE REFORM

  In both domestic and foreign markets, the ability of the Company to commercialize its products will depend, in part, on the availability of reimbursement from third-party payors, such as government health administration authorities, private health insurers and other organizations. Third-party payors are increasingly challenging the price and cost effectiveness of medical products and significant uncertainty exists as to the reimbursement status of newly approved health care products. There can be no assurance that the Company's potential products will be considered cost effective or that adequate third-party reimbursement will be available to enable the Company to maintain price levels sufficient to realize an appropriate return on its investment in product development. In addition, for international sales of the Company's products, the Company and its collaborators will be required to seek reimbursement on a country by country basis. In certain foreign countries, the Company's potential products may be subject to governmentally mandated prices that are artificially low. If adequate coverage and reimbursement levels are not provided by the government and other third-party payors for uses of the Company's therapeutic products, the market acceptance of these products could be materially adversely affected. Additionally, healthcare reform is receiving significant attention both in the United States and abroad, and legislation and regulations affecting the pricing of and reimbursement for pharmaceuticals may adversely change before the Company's products are approved for commercial use.

ANIMAL TESTING; HAZARDOUS MATERIALS

  Much of the Company's research and development involves the testing of compounds on laboratory animals. The Company may be adversely affected by changes in laws and regulations or by social pressures that would restrict the use of animals in testing or by actions against the Company or its collaborators by groups of individuals opposed to such testing. In addition, research and development processes sponsored by the Company involve the controlled use of hazardous materials. The Company and its collaborators are subject to various international, federal, state and local laws governing the use, manufacture, storage, handling and disposal of hazardous materials. While the Company believes that its safety procedures involving such materials are adequate and comply with prescribed legal standards, the risk of accidental contamination or injury cannot be completely eliminated. Such an event at the Company's facilities or the facilities of any collaborator could result in the Company being held liable for damages, which could have a material adverse effect on the Company's business, financial condition and results of operations. The Company contracts with third parties to remove hazardous wastes generated by the Company. The disposal of such waste, third-party waste disposal companies contracted by the Company, and their disposal sites are regulated by the Environmental Protection Agency ("EPA"). The Company is unaware of any actions initiated by the EPA against it, its third-party waste disposal companies or their disposal sites. Such an action by the EPA could have a material adverse effect on the Company's business, financial condition or results of operations if it were to be held liable in whole or in part for any clean up costs. See "Business--Government Regulations."

NO PUBLIC TRADING MARKET FOR COMMON STOCK; POTENTIAL VOLATILITY OF STOCK PRICE

  There is at present no public or other trading market for the Common Stock of the Company, and the Company does not expect that an active trading market for the Common Stock will exist as a result of this offering. The shares of Common Stock offered hereby may trade from time to time on the Swiss over-the-counter market. Bank Vontobel & Co. AG ("Bank Vontobel") has advised the Company that it presently intends to make a market in the Common Stock. The Company is not aware of any other financial institution that intends to make a market in the Common Stock. As a result, any liquidity provided by this market-making will depend on the continued activities of Bank Vontobel. Bank Vontobel is not obligated, however, to make a market in the Common Stock and any such market making may be discontinued at any time at the sole discretion of Bank Vontobel. In addition, the Company expects that the Common Stock offered hereby will be purchased by a relatively small number of investors. Accordingly, no assurance can be given as to the liquidity of, or existence of any trading markets for, the shares of Common Stock offered hereby. While indications of the price at which investors might be willing to buy or sell shares of Common Stock may be available from time to time to banks, brokers and other financial institutions over electronic media, and may be available through Bank Vontobel, this information will not otherwise be available generally to the public. In addition, this information may not be indicative of the price at which shares of Common Stock could actually be purchased or sold. Information as to the price and volume of actual transactions in the Common Stock in the Swiss over-the-counter market is not publicly reported or available in any printed or electronic media. Furthermore, the Swiss over-the-counter market is not subject to specific regulation or regulatory oversight. See "Description of Capital Stock--Transfer of Shares."

  The Company may list shares of its Common Stock on a securities exchange or automated quotation system at some point in the future. However, any such listing will likely only be possible if the Company can successfully complete a future public offering of its Common Stock, and the ability of the Company to consummate any such public offering will depend on a number of factors at that time, including market conditions for public offerings and the general condition of the securities markets, the prospects for the Company's business, the state of the Company's development and its historical and anticipated results of operations. Accordingly, no assurances can be given as to whether the Company will ever be able to effect any future public offering or listing, or as to whether an active trading market for the Common Stock otherwise will develop or be sustained.

  The offering price of the Common Stock has been established by negotiations between the Company and the Global Coordinator. See "Underwriting" for a discussion of the factors considered in determining the initial offering price. There can be no assurance that the offering price will be indicative of the trading price (if any) of the Company's Common Stock after the offering. The trading price (if any) of the shares of Common Stock, like that of the common stock of many other early stage pharmaceutical and biotechnology companies, may be highly volatile. Factors such as announcements of technological innovations or new commercial products by the Company or its competitors, disclosure of results of clinical testing or regulatory proceedings, government regulations and approvals, developments in patent or other proprietary rights, public concern as to the safety of products developed by the Company and general market conditions may have a significant effect on the market price of the Common Stock. In addition, most of the world's stock markets have experienced significant price and volume fluctuations in recent years. This volatility has significantly affected the market prices of securities of many pharmaceutical and biotechnology companies for reasons frequently unrelated to or disproportionate to the operating performance of the specific companies. These broad market fluctuations may adversely affect the trading price (if any) of the Company's Common Stock. Finally, the volatility of the trading price (if any) of the Company's Common Stock is likely to be significantly increased, and the trading price (if any) adversely affected, by the relative illiquidity of any trading market for the Common Stock.

ABSENCE OF REGISTRATION UNDER SECURITIES EXCHANGE ACT

  The Common Stock will not be registered with the U.S. Securities Exchange Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Accordingly, the Company will not be required to comply with certain requirements of the Exchange Act, including its proxy rules. Furthermore, its officers, directors, and holders of 10% or more of its Common Stock will not be subject to its provisions relating to short-swing profits and reporting of their purchases and sales and acquirors of more than five percent of the outstanding Common Stock will not be subject to disclosure requirements under Section 13(d) of the Exchange Act. In addition, after March 31, 1999, the Company may be entitled to terminate its obligation to comply with the periodic reporting requirements of the Exchange Act. However, the Company has no present intention to terminate this reporting obligation. The Company intends to furnish its stockholders with an annual report containing audited financial statements and a report thereon by its independent auditors, and to make available to its stockholders its interim reports for each of the first three quarters of its fiscal year containing unaudited financial information. However, such reports would not provide some of the information that would be included in periodic reports filed under the Exchange Act. As a result, termination of the Company's reporting obligations under the Exchange Act would reduce the information available to stockholders about the business and financial condition of the Company.

YEAR 2000 COMPLIANCE

  The Company recognizes the need to ensure its operations will not be adversely impacted by Year 2000 software failures. Software failures due to processing errors potentially arising from calculations using the Year 2000 date are a known risk. The Company has established procedures for evaluating and managing the risks and costs associated with this problem and expects to replace software that is not Year 2000 compliant by mid-1999. There can be no assurance that such procedures will be successful or that the date change from 1999 to 2000 will not have a material adverse affect on Centaur's business, operating results and financial condition. The Company's operations may also be affected by the ability of third parties dealing with Centaur to manage the effect of the Year 2000 date change.

SHARES ELIGIBLE FOR FUTURE SALE

  Sales of the Company's Common Stock (including shares issued upon the exercise of outstanding options or warrants) after this offering could adversely affect the trading price (if any) of the Common Stock. Such sales also might make it more difficult for the Company to sell equity or equity-related securities in the future at a time and price that the Company deems appropriate. In addition to the 1,500,000 shares of Common Stock offered by the Company hereby, as of June 30, 1998, there were approximately 13,843,118 shares of Common Stock outstanding. 13,510,451 of such shares of Common Stock are subject to lock-up agreements that provide that such shares may not be sold for 180 days following the U.S. Registration Statement Effective Date. Bank Vontobel may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. Shares permitted to be sold under the lock-up agreements and shares released from the lock-up agreements will generally be immediately saleable on the Swiss over-the-counter market, subject to compliance with certain conditions. Soon after the date of this Prospectus, the Company expects to register approximately 3,007,347 shares of the Common Stock reserved for issuance under its stock option plans (based on options outstanding, and available for grant, as of June 30, 1998). See "Shares Eligible for Future Sale." In addition, after giving effect to this offering, holders of 12,789,980 shares of Common Stock and warrants exercisable for Common Stock are entitled to certain rights with respect to registration of such shares of Common Stock for offer and sale to the public. See "Description of Capital Stock--Registration Rights."

CONTROL BY EXISTING STOCKHOLDERS

  Upon completion of this offering, the present directors, executive officers and 5% stockholders of the Company and their affiliates will beneficially own approximately 65.0% of the Company's outstanding Common Stock. As a result, these stockholders would likely be able to control the management and affairs of the Company and exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions such as a merger, consolidation or sale of substantially all of the Company's assets. Such concentration of ownership may have the effect of delaying or preventing a change in control of the Company and might affect the trading price (if any) of the Company's Common Stock and the voting and other rights of the other stockholders. See "Principal Stockholders."

EFFECT OF CERTAIN ANTI-TAKEOVER PROVISIONS

  Although only Common Stock will be outstanding after the closing of this offering and the Company has no current plans to issue shares of preferred stock, the Company's Board of Directors will have the authority to issue up to three million shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company also has the authority to issue shares of its authorized but unissued Common Stock without further stockholder approval. However, the Company has agreed to certain limitations on its ability to issue additional stock without stockholder approval until December 31, 1999. See "Underwriting." Additionally, certain provisions of the Company's charter documents and of Delaware corporate law could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. These provisions are designed to reduce the vulnerability of the Company to an unsolicited acquisition proposal. These provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for the Company's shares, and, as a consequence, they also may inhibit increases in the market price of the Company's shares, that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in the management of the Company. In addition, Section 203 of the Delaware General Corporation Law, which could become applicable to the Company in the future if it lists on a U.S. national securities exchange or the Nasdaq National Market, or has more than 2,000 stockholders of record, restricts certain business combinations with any "interested stockholder" as defined by such statute. The statute may have the effect of delaying, deferring or preventing a change in control of the Company. See "Description of Capital Stock."

  Additionally, under the Astra Agreement, Astra can terminate research funding and the Company's manufacturing rights if more than 30% of the Company's voting capital stock is acquired by a company engaged in the manufacture and/or sale of pharmaceutical products. This may make Centaur less valuable to a potential pharmaceutical acquiror and thereby decrease the likelihood that such a company would pursue an acquisition of Centaur or decrease the price that such a company would be willing to pay for Centaur. See "Business--Astra Alliance."

IMMEDIATE AND SUBSTANTIAL DILUTION; DIVIDENDS

  The offering price for the Company's Common Stock is substantially higher than the net tangible book value per share of the Company's Common Stock. Investors purchasing shares of the Company's Common Stock in this offering will therefore incur immediate and substantial dilution in net tangible book value of $9.02 per share (at an assumed offering price of $11.00). To the extent that options or warrants (currently outstanding or subsequently granted) to purchase the Common Stock are exercised, there will be further dilution. If the net proceeds of this offering, together with funds from collaborations and research grants, are insufficient to satisfy the Company's cash needs, the Company may decide to sell additional equity or convertible debt securities. The sale of such additional securities will result in additional dilution to the Company's stockholders. See "Dilution."

  The Company has never paid dividends and does not intend to pay any cash dividends in the foreseeable future. See "Dividend Policy."

FORWARD-LOOKING STATEMENTS

  This Prospectus contains certain forward-looking statements, including, without limitation, statements containing the words "believes," "anticipates," "expects" and words of similar import. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, financial condition, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: the early stage of the Company's development and uncertainties related to its technology, the uncertainty of preclinical and clinical trials of potential products, the Company's novel therapeutic approach, the Company's dependence on collaborative partners, future capital needs and the uncertainty of additional funding, the Company's prior operating losses and accumulated deficit and the uncertainty of future profitability, the need for FDA approval and government regulation of the Company's operations and potential products, dependence on licenses, patents and proprietary technology, competition from other biotechnology, chemical and pharmaceutical companies, attraction and retention of technologically skilled employees, absence of sales and marketing experience and limited manufacturing capabilities, management's discretion as to use of proceeds, risks of product liability and limitations on insurance, dependence on third party reimbursement for potential products, uncertainties relating to health care reform, risks of animal testing and use of hazardous materials, absence of a public trading market in the Common Stock and possible volatility of the stock price, Year 2000 compliance issues, the number of shares of Common Stock available for future sale in the public market, the control by existing stockholders, certain anti-takeover provisions of the Company's organizational documents and contracts and other factors referenced in the Prospectus. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such forward-looking statements to reflect future events or developments.

                                  THE COMPANY

  The Company's technology emerged from research begun in the 1980's by the Company's scientific founders, Dr. John Carney, then at the University of Oklahoma, and Dr. Robert Floyd at the Oklahoma Medical Research Foundation, with a compound known as PBN. The Company was incorporated under the name Centaur Pharmaceuticals, Inc. on March 17, 1992. Since its inception, the Company has been developing a novel class of small molecule pharmaceutical compounds, which the Company calls NRTs, for the treatment of diseases involving oxidative stress. The Company's initial therapeutic targets are neurodegenerative conditions such as Parkinson's disease, stroke, AIDS dementia and Alzheimer's disease, in which the Company believes oxidative stress is a major cause of neuronal damage. The Company has also established research programs evaluating NRTs to treat arthritis, myocardial infarction, inflammatory bowel disease, multiple sclerosis, ophthalmic disorders and other diseases. The Company does not own any equity securities of any other corporation, except for a small investment in Cutanix Corporation. See "Business--Cutanix--Skin Care Affiliate." The Company is a Delaware corporation with perpetual existence whose registered office in the State of Delaware is c/o Corporation Service Company, 1013 Centre Road, Wilmington, Delaware.


                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 1,500,000 shares of Common Stock offered by the Company hereby will be approximately $13.5 million at an assumed offering price of $11.00 per share, and after deducting the estimated underwriting discounts and commissions and offering expenses.

  Centaur expects to use the net proceeds of the offering as follows: (i) $10 million to fund its research and development programs not covered by Astra, including the Company's programs for the treatment of Parkinson's disease, AIDS dementia, and arthritis; (ii) $1 million for capital expenditures; and
(iii) the remainder for general corporate purposes, including working capital. The amount and timing of expenditures will depend upon numerous factors, including the progress of the Company's research and development programs, progress with preclinical and clinical trials, the establishment of additional collaborative relationships, if any, or the modification or termination of the Company's existing collaborative relationship, the cost of manufacturing scale-up, the development of marketing activities, if undertaken by the Company, the cost of preparing, filing, prosecuting, maintaining and enforcing patent claims and other intellectual property rights and competing technological and market developments. Furthermore, a portion of the net proceeds of the offering may be used to acquire other technologies or products that complement the business of the Company, although no such transactions are being planned or negotiated as of the date hereof. Pending such application, the Company intends to invest such net proceeds in short-term, interest-bearing investment grade securities.

                                DIVIDEND POLICY

  Dividends are payable on the Common Stock only at such times and in such amounts as the Board of Directors may from time to time determine, subject to certain limitations. See "Description of Capital Stock." The Company has not paid any cash dividends on its capital stock to date. The Company currently anticipates that it will retain any future earnings for use in its business and does not anticipate paying any cash dividends in the foreseeable future.

                                CAPITALIZATION

  The following table sets forth, as of June 30, 1998, the (i) actual capitalization of the Company, (ii) the capitalization of the Company on a pro forma basis to give effect to the conversion of all outstanding shares of Preferred Stock into Common Stock immediately prior to the closing of this offering, and (iii) the capitalization of the Company as adjusted to give effect to the sale of the 1,500,000 shares of Common Stock offered by the Company hereby and the receipt of the net proceeds therefrom (at an assumed offering price of $11.00 per share, and after deducting the estimated underwriting discounts and commissions and offering expenses). See "Description of Capital Stock" for a description of the Company's authorized and issued capital stock.

                                                         JUNE 30, 1998
                                                    --------------------------
                                                               PRO       AS
                                                    ACTUAL    FORMA   ADJUSTED
                                                    -------  -------  --------
                                                       (US$ IN THOUSANDS,
                                                      EXCEPT SHARE AND PER
                                                          SHARE DATA)
Cash, cash equivalents and short term investments.  $16,728  $16,728  $ 30,246
                                                    =======  =======  ========
Obligations under capital lease...................  $   108  $   108  $    108
                                                    =======  =======  ========
Obligation under debt financing (including short
 term portion) (1)................................  $ 8,659  $ 8,659  $  8,659
                                                    =======  =======  ========
Preferred Stock, $0.001 par value (2): 10,922,735
 shares authorized; 10,922,735 shares issued and
 outstanding; aggregate redemption value of
 $28,310,242; no shares authorized, issued and
 outstanding pro forma or as adjusted.............  $28,105  $   --   $    --
                                                    -------  -------  --------
Stockholders' equity(2):
  Preferred stock, $0.001 par value: no shares
   authorized, issued or outstanding; 3,000,000
   shares authorized pro forma and as adjusted; no
   shares issued or outstanding pro forma or as
   adjusted.......................................      --       --        --
  Common Stock, $0.001 par value (3): 18,200,000
   shares authorized; 2,920,383 shares issued and
   outstanding; 33,000,000 shares authorized pro
   forma and as adjusted; 13,843,118 shares issued
   and outstanding pro forma; 15,343,118 shares
   issued and outstanding as adjusted.............        3       14        15
  Additional paid-in capital......................    4,680   32,774    46,291
  Deferred compensation, net......................   (3,542)  (3,542)   (3,542)
  Accumulated other comprehensive income..........       (7)      (7)       (7)
  Accumulated deficit.............................  (12,325) (12,325)  (12,325)
                                                    -------  -------  --------
  Total stockholders' equity (net capital
   deficiency)....................................  (11,191)  16,914    30,432
                                                    -------  -------  --------
Total capitalization..............................  $16,914  $16,914  $ 30,432
                                                    =======  =======  ========

--------
(1) Includes approximately $1.7 million short-term and approximately $7.0 million long-term obligations under debt financing. See Note 9 of Notes to Financial Statements.
(2) See Note 7 of Notes to Financial Statements.
(3) Based on the number of shares outstanding as of June 30, 1998. Excludes
    (i) 1,789,782 shares of Common Stock subject to options outstanding as of June 30, 1998 under the Company's 1993 Incentive Plan, at a weighted average per share exercise price of $1.59; (ii) 92,565 shares of Common Stock reserved as of such date for future grant or issuance under the Company's 1993 Incentive Plan; (iii) 68,603 shares of Common Stock reserved as of such date for issuance upon the exercise of warrants, at a weighted average per share exercise price of $2.69; and (iv) 1,250,000 shares of Common Stock reserved for future grant or issuance under the Company's 1998 Incentive Plan, Directors Plan and Purchase Plan. See "Management--Directors Compensation" and "--Employee Benefit Plans", and
    Note 7 of Notes to Financial Statements.

                                   DILUTION

  The pro forma net tangible book value of the Common Stock as of June 30, 1998, assuming the conversion of all outstanding shares of Preferred Stock into shares of Common Stock, was $16,914,000 or $1.22 per share. "Pro forma net tangible book value per share" is determined by dividing the number of outstanding shares of Common Stock into the net tangible book value of the Company (total tangible assets less total liabilities). After giving effect to the sale of the 1,500,000 shares of Common Stock offered by the Company hereby and the receipt of the net proceeds therefrom at an assumed offering price of $11.00 per share (after deducting the estimated underwriting discounts and commissions and offering expenses), the pro forma net tangible book value of the Company as of June 30, 1998 would have been $30,432,000, or $1.98 per share. This represents an immediate increase in net tangible book value of $0.76 per share to existing stockholders and an immediate dilution of $9.02 per share to new investors purchasing shares at the offering price. See "Risk Factors--Immediate and Substantial Dilution; Dividends." The following table illustrates the per share dilution:

      Assumed offering price per share............................        $11.00
        Pro forma net tangible book value per share as of June 30,
         1998.....................................................  $1.22
        Increase per share attributable to new investors..........   0.76
                                                                    -----
      Pro forma net tangible book value per share after offering..          1.98
                                                                          ------
      Dilution per share to new investors.........................        $ 9.02
                                                                          ======

  The following table sets forth, on a pro forma basis as of June 30, 1998, the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid by the existing stockholders and by the investors purchasing shares of Common Stock in this offering (at an assumed offering price of $11.00 per share, and before deducting the estimated underwriting discounts and commissions):

                                                       TOTAL CASH
                                SHARES PURCHASED     CONSIDERATION      AVERAGE
                               ------------------ --------------------   PRICE
                                 NUMBER   PERCENT    AMOUNT    PERCENT PER SHARE
                               ---------- ------- ------------ ------- ---------
Existing stockholders......... 13,843,118   90.2% $ 28,233,000   63.1%  $ 2.04
New investors ................  1,500,000    9.8    16,500,000   36.9    11.00
                               ----------  -----  ------------  -----
    Total..................... 15,343,118  100.0% $ 44,733,000  100.0%
                               ==========  =====  ============  =====

  As of June 30, 1998, there were options outstanding to purchase a total of 1,789,782 shares of Common Stock, at a weighted average per share exercise price of $1.59, and warrants outstanding to purchase 68,603 shares of Common Stock, at a weighted average per share exercise price of $2.69. To the extent that any of these options or warrants is exercised, there will be further dilution to new investors. See "Capitalization" and Note 7 of Notes to Financial Statements.

                            SELECTED FINANCIAL DATA

  The selected financial data set forth below with respect to the Company's statement of operations for each of the three years in the period ended December 31, 1997 and balance sheet data at December 31, 1995, 1996 and 1997, are derived from the financial statements of the Company that have been audited by Ernst & Young LLP, independent auditors, which are included elsewhere in this Prospectus and are qualified by reference to such financial statements and the notes related thereto. The statement of operations data for the years ended December 31, 1993 and 1994 and the balance sheet data at December 31, 1993 and 1994 are derived from unaudited financial statements not included in this Prospectus. The statement of operations data for the six months ended June 30, 1997 and 1998 and the balance sheet data as of June 30, 1998 are derived from unaudited financial statements included elsewhere herein. The unaudited financial statements, in the opinion of the management of the Company, include all adjustments, consisting only of normal recurring adjustments, that the Company considers necessary for a fair presentation of the financial position and results of operations for these periods. The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere in this Prospectus.

                                                                       SIX MONTHS
                                                                          ENDED
                                  YEAR ENDED DECEMBER 31,               JUNE 30,
                          -----------------------------------------  ----------------
                          1993(1)  1994(1)   1995    1996    1997    1997(1)  1998(1)
                          -------  -------  ------ -------- -------  -------  -------
                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
Net revenue.............  $   --   $   156  $7,875 $ 12,743 $ 9,573  $ 6,387  $ 3,624
Operating expenses:
 Research and
  development...........      925    2,735   5,490    7,854  15,646    7,817    7,032
 General and
  administrative........      309      912   1,385    2,306   2,266    1,486    1,526
                          -------  -------  ------ -------- -------  -------  -------
Total operating
 expenses...............    1,234    3,647   6,875   10,160  17,912    9,303    8,558
                          -------  -------  ------ -------- -------  -------  -------
Income (loss) from
 operations.............   (1,234)  (3,491)  1,000    2,583  (8,339)  (2,916)  (4,934)
Interest and other
 income, net............       35       41     491      362   1,107      530      160
                          -------  -------  ------ -------- -------  -------  -------
Net income (loss).......  $(1,199) $(3,450) $1,491 $  2,945 $(7,232) $(2,386) $(4,774)
                          =======  =======  ====== ======== =======  =======  =======
Net income (loss) per
 share(2):
 Basic..................  $ (0.50) $ (1.44) $ 0.62 $   1.15 $ (2.64) $ (0.88) $ (1.64)
 Diluted................  $ (0.50) $ (1.44) $ 0.13 $   0.24 $ (2.64) $ (0.88) $ (1.64)
Shares used in computing
 net income (loss) per
 share(2):
 Basic..................    2,400    2,401   2,403    2,551   2,742    2,711    2,906
 Diluted................    2,400    2,401  11,602   12,514   2,742    2,711    2,906
Pro forma net loss per
 share, basic and
 diluted (2)............                                    $ (0.55)          $ (0.35)
Shares used in computing
 pro forma net loss per
 share, basic and
 diluted (2)............                                     13,243            13,829

                                       DECEMBER 31,
                         ---------------------------------------------  JUNE 30,
                         1993(1)  1994(1)   1995      1996      1997    1998(1)
                         -------  -------  -------  --------  --------  --------
                                           (IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents
 and short term
 investments............ $ 2,390  $ 7,088  $ 8,699  $ 10,966  $ 13,633  $ 16,728
Working capital.........   2,224    6,803    8,199    10,234    11,300    13,509
Total assets............   3,433    7,985   11,058    15,407    24,243    29,306
Long-term portion of
 obligations under
 capital lease..........     --       561      343       210       --        --
Long-term portion of
 debt financing.........     --       --       --        --        --      6,975
Redeemable convertible
 preferred stock (3)....   4,428   11,698   11,698    11,698    28,105    28,105
Accumulated deficit.....  (1,305)  (4,755)  (3,264)     (319)   (7,551)  (12,325)
Total stockholders'
 equity (net capital
 deficiency)............   3,225    7,013   (3,196)     (245)   (7,035)  (11,191)

--------
(1) Unaudited.
(2) See Note 1 of Notes to Financial Statements for an explanation of the determination of shares used in computing net income (loss) per share.
(3) Shares of Preferred Stock convert to Common Stock immediately prior to the completion of this offering. See "Capitalization" and Note 7 of Notes to Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the Financial Statements and Notes thereto included elsewhere in this Prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ from those anticipated in these forward-looking statements. Factors that may cause such a difference include, but are not limited to, those set forth under "Risk Factors."

OVERVIEW

  The Company was incorporated in March 1992 and has devoted substantially all of its resources since that time to the research and development of proprietary, small molecule pharmaceutical compounds for the treatment of diseases involving oxidative stress. From inception through June 30, 1998, the Company has recognized cumulative revenues from collaborative research and development agreements and grants of $34.0 million. The Company does not anticipate revenues from product sales or collaborative agreement royalties for at least several years. The Company's sources of potential revenue for the next several years will be payments under existing and possible future collaborative arrangements, U.S. government research grants and possible manufacturing revenue from existing and possible future collaborators for the manufacture of bulk drug product for use in clinical testing. The Company has incurred cumulative losses through June 30, 1998 of $12.3 million. The Company expects to incur additional operating losses over at least the next several years as the Company continues its clinical trial programs and expands its research and preclinical development.

  In June 1995, the Company entered into a collaborative agreement with Astra for the research, development and marketing of NRT-related drugs to treat stroke, Alzheimer's disease, traumatic brain injury and multi-infarct dementia. Under the terms of the Astra Agreement, Centaur is primarily responsible for research work and Astra is primarily responsible for development work, including conducting clinical trials. Astra paid Centaur $4 million upon execution of the Astra Agreement as reimbursement for certain previously incurred costs. The Astra Agreement provides for Astra also to pay Centaur up to $6.0 million per year for five years primarily as reimbursement for the Company's project related research, subject to certain limitations, and for Astra to bear the costs of its development work. Astra is also obligated to make payments to Centaur upon achievement of certain milestones, to reimburse the Company for the manufacture of bulk drug product for use in clinical testing, and to pay royalties to Centaur on product sales covered by the Astra Agreement. The milestone payments potentially available to the Company under the Astra Agreement total $34 million, allocated among 21 separate milestones, of which two milestones representing $3 million in total had been achieved by the Company as of June 30, 1998. There can be no assurance that any of the remaining milestones will be achieved by the Company. Astra received exclusive worldwide marketing rights to any pharmaceuticals resulting from the collaboration. The Company retains worldwide manufacturing rights for the active ingredients of the product and an option to obtain certain co-promotion rights in the United States for five years. Through June 30, 1998, the Company recognized $26.4 million of revenue under the Astra Agreement. See "Business--Astra Alliance."

  In October 1996, the Company entered into a research and development collaboration with Lundbeck to jointly commercialize the Company's proprietary drug compound for Parkinson's disease. Under the Lundbeck Agreement, Lundbeck and the Company jointly funded research, development, regulatory and other nonresearch activities. Upon achievement of certain drug development milestones, Lundbeck was to make milestone payments. From the inception of the Lundbeck collaboration to June 30, 1998, $6.0 million of revenue has been recognized, of which $4.3 million has been received. In March 1998, Lundbeck terminated the Lundbeck Agreement based primarily on a claim that Centaur had breached the agreement by commencing clinical trials for AIDS dementia, using the same compound as is being used in the Company's Parkinson's disease clinical trials, without obtaining consent from Lundbeck. This claim was disputed by the Company. In July 1998, the Company and Lundbeck entered into an agreement releasing each party from any further obligations or claims under the Lundbeck Agreement and providing the Company with an option to use certain production processes and other intellectual property of Lundbeck in exchange for certain limited royalty payments in the event Centaur exercises such option.

  The Company expects to continue to incur net operating losses through at least the next several years as it continues to expand its research and development programs, including preclinical and clinical studies, and there can be no assurance that the Company will ever be able to achieve or sustain profitability in the future. The Company also expects its results of operations to vary significantly from quarter to quarter. Quarterly operating results will depend upon many factors, including the timing and amount of expenses associated with expanding the Company's operations, the timing of receipt of milestone payments from new and existing collaborative partners, if any, the conduct and results of clinical trials and the timing of regulatory approvals, the timing of potential product introductions both in the United States and internationally and the cost to validate and operate manufacturing facilities.

RESULTS OF OPERATIONS

 Six Months Ended June 30, 1997 and 1998

  Substantially all of the Company's revenues have been derived from collaborative research and development agreements and NIH grants. The Company records milestone payments received under collaborative agreements as revenue when the funding party acknowledges that the milestone requirements have been met. The Company's revenues for the six months ended June 30, 1997 were $6.4 million compared to revenues of $3.6 million for the six months ended June 30, 1998. The 1997 six month revenues primarily consisted of $6.1 million earned under the Astra and Lundbeck Agreements (including $1.0 million related to the recognition of milestone revenue) and $337,000 earned under NIH grants. The 1998 six month revenues primarily consisted of $3.6 million earned under the Astra and Lundbeck Agreements (none of which related to the recognition of milestone revenue) and $22,000 earned under NIH grants. The decrease in revenue from the first six months of 1997 to the first six months of 1998 was primarily due to a $1.6 million reduction in manufacturing, research and development support and reimbursements as a result of the termination of the Lundbeck Agreement and a $1.0 million reduction in the recognition of milestone revenue from Astra. The Company expects that its revenue for 1998 will be significantly less than its revenue for 1997 and that its revenue for the second half of 1998 will be less than its revenue for the first half of 1998. Such expected reductions would largely be a result of the termination of the Lundbeck Agreement and the receipt of a milestone payment from Astra in 1997 while none is expected in 1998. See "Risk Factors--Dependence Upon Collaborators."

  Research and development expenses decreased from $7.8 million in the six months ended June 30, 1997 to $7.0 million for the same period in 1998 primarily due to a $1.0 million decrease in costs associated with Phase I clinical testing of the Company's Parkinson's disease compound, which study was completed in late 1997. The Company expects 1998 research and development expenses to be equal to or less than that incurred in 1997. However, the Company expects to incur increases in research and development costs in the future, resulting from the addition of new clinical programs as well as commencement of more advanced phases of the Company's Parkinson's disease and AIDS dementia clinical trials. The Company is seeking to enter into additional collaborative research and development agreements to help fund these additional expenses. However, there can be no assurance that new collaborators will be found or that total collaborative research revenue will be sufficient to offset the anticipated increase in expenses.

  General and administrative expenses were $1.5 million in each of the six month periods ended June 30, 1997 and 1998. The Company expects that general and administrative expenses will increase in the future as a result of increased activity by the Company in corporate development, the increased costs of being a public company and the addition of personnel and facilities that are needed to support the expected growth in research and development activities. In addition, if the Company is successful in commercializing one or more drugs, it will incur substantial general, selling and administrative expenses in connection with the marketing and sales effort. However, there can be no assurance that the Company will be able to commercialize any of its drug candidates.

  Net interest and other income decreased from approximately $530,000 in the six months ended June 30, 1997 to approximately $160,000 for the same period in 1998 due to decreased cash balances and to increased interest costs as a result of the Company's April 1998 debt financing. The Company expects higher interest costs in the future as a result of this debt financing.

  During the six months ended June 30, 1997 and 1998, the Company recorded aggregate deferred compensation of $1.2 million and $2.2 million, respectively, in connection with certain stock options and warrants granted by the Company in those periods. Of the total deferred compensation, approximately $179,000 and $614,000 was amortized in the six months ended June 30, 1997 and 1998, respectively. The Company expects noncash amortization of approximately $615,000 during the remainder of 1998, $1.2 million during 1999, $1.2 million during 2000 and $693,000 during 2001 related to these options. The amortization amounts were allocated, and are expected to continue to be allocated in future periods, primarily to research and development expenses, and, to a lesser extent, to general and administrative expenses. See Note 7 of Notes to Financial Statements.

 Years Ended December 31, 1995, 1996 and 1997

  Revenues were $7.9 million in 1995, $12.7 million in 1996, and $9.6 million in 1997. These amounts include revenues from the Astra Agreement of $7.6 million in 1995, $8.3 million in 1996 and $7.1 million in 1997, revenues from the Lundbeck Agreement of $3.7 million in 1996 and $2.1 million in 1997 and NIH grant revenue of $302,000 in 1995, $682,000 in 1996 and $364,000 in 1997.
Revenues from Astra and Lundbeck decreased in 1997 primarily due to a reduction in milestone payments earned, partially offset by an increase in research and development support revenue from Lundbeck. The Company's milestone revenues have varied significantly during these periods. In 1995, the Company had no milestone revenue but did recognize $4.0 million earned under the Astra Agreement for reimbursement of certain previously incurred Alzheimer's disease and stroke project related costs. In 1996, revenues included $2.0 million under the Astra Agreement and $3.0 million under the Lundbeck Agreement related to the recognition of milestone revenue. In 1997, revenues included recognition of milestone revenue of $1.0 million related to the Astra Agreement and no milestone revenue related to the Lundbeck Agreement.

  Research and development expenses increased from $5.5 million in 1995 to $7.9 million in 1996 and $15.6 million in 1997. The increases in research and development expenses were primarily due to the initiation of Parkinson's disease clinical trials in 1996 and AIDS dementia clinical trials in 1997 and increased activity in the Company's other research and development projects. In connection with these trials and projects, the Company hired additional research and development personnel, leading to increased payroll and personnel expenses and associated increased purchases of laboratory supplies and chemicals and increased equipment depreciation and facilities expenses. In addition, during 1996 and 1997, the Company expanded its funding of work at outside research institutions.

  General and administrative expenses increased from $1.4 million in 1995 to $2.3 million in 1996 and decreased slightly to $2.2 million in 1997. The increase in 1996 was primarily attributable to increased payroll and personnel expenses as the Company hired additional administrative personnel to support expanded business activities.

  Net interest and other income decreased from $491,000 in 1995 to $362,000 in 1996 as a result of the Company's decreasing average cash and investment balance which primarily resulted from higher levels of capital expenditures during 1996. The increase in net interest and other income in 1997 to $1.1 million was due primarily to increases in the Company's cash balances from the net proceeds of a $16.4 million private placement completed in early 1997.

  During the years ended 1996 and 1997, the Company recorded aggregate deferred compensation of $50,000 and $2.3 million, respectively, in connection with certain stock options and warrants granted by the Company in those periods. The Company did not record any deferred compensation in 1995. The amortization amounts were allocated primarily to research and development expenses, and, to a lesser extent, general and administrative expenses. See
Note 7 of Notes to Financial Statements.

  The Company's net income increased from a profit of $1.5 million in 1995 to a profit of $2.9 million in 1996 due primarily to increased revenue partially offset by increased operating expenses. The Company's net income decreased to a net loss of $7.2 million in 1997, primarily as a result of reduced revenue and increased operating expenses. Net income in 1995 and 1996 largely resulted from the recognition of signing and milestone revenues under the Company's collaborative agreements.

  As of December 31, 1997, the Company had a federal income tax loss carryforward of approximately $3.5 million and no California income tax loss carryforward. The Company's research and development tax credit carryforwards are approximately $0.1 million for federal income tax purposes. The federal net operating loss and credit carryforwards will expire in the year 2012 if not utilized. Utilization of the net operating losses and credit carryforwards may be subject to substantial annual limitation due to ownership change provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

LIQUIDITY AND CAPITAL RESOURCES

  From inception through June 30, 1998, the Company has financed its operations primarily through $32.4 million generated from corporate collaborations, $28.1 million received from private placements of equity securities, $8.9 million net from a debt financing and $1.5 million from NIH grant funding. As of June 30, 1998, the Company had approximately $16.7 million in cash and investment securities. The debt bears interest at 14.8% per annum, is secured by equipment and leasehold rights and improvements, and is payable in monthly installments through 2002. See Note 2, 7 and 9 of Notes to Financial Statements.

  The Company's operations used $563,000 and $3.0 million of cash in the six months ended June 30, 1997 and 1998, respectively, and $6.2 million of cash in the year ended December 31, 1997, and provided cash of $2.5 million and $5.1 million of cash in the years ended December 31, 1995 and 1996, respectively. These uses and contributions of cash primarily reflect the Company's net profit or loss for such periods, as adjusted for changes in the Company's current assets and liabilities, and deferred revenue, over such periods.

  The Company's use of cash in investing activities reflects the Company's purchase of property and equipment, together with purchases and sales of securities in which the Company has invested its cash prior to use. Additions to property and equipment were $706,000, $2.7 million, $7.5 million and $2.5 million for the years ended December 31, 1995, 1996 and 1997 and the six months ended June 30, 1998, respectively. The increased spending in 1996 compared to 1995 primarily reflected the Company's expansion of its laboratory and research animal facility and the concurrent investment in laboratory equipment. The further increase in 1997, and the expenditure in the first six months of 1998, were primarily due to the Company's investment in its Santa Clara, California manufacturing facility. Of the $13.4 million additions to property and equipment since the beginning of 1995, the Company invested approximately $8.6 million in its Santa Clara facility and approximately $4.8 million in its Sunnyvale facility. Although no further spending plans have been approved by the Company's Board of Directors, the Company anticipates incurring capital expenditures of at least $20 million over the next several years to establish a commercial scale pharmaceutical manufacturing plant, and to expand its research, development, and administrative facilities and equipment in its Santa Clara facility. The Company plans to fund a significant portion of such expenditures through loans and government grants, although there can be no assurance that such funding will be available.

  The Company believes that its current resources, together with the estimated proceeds of this offering, will be sufficient to meet its capital requirements for the next twelve months. There can be no assurance that the Company will not require additional funds during this period to continue its research and development programs and to enter into and sustain preclinical and clinical testing. The Company anticipates that following this period it will need to raise substantial additional funds for research, development, expansion of manufacturing and administrative facilities and other expenses, through equity or debt financings, research and development financings, collaborative relationships or otherwise, prior to the commercialization of any of its products. The Company's capital requirements depend on numerous factors, including the progress of the Company's research and development programs, manufacturing activities, revenues or investments from collaborators, the scope and results of preclinical and clinical testing, the time and costs involved in obtaining regulatory approval, competing technological and market developments, changes in the Company's existing research relationships and the ability of the Company to establish additional collaborative and other arrangements. There can be no assurance that any additional funding will be available to the Company or, if available, that it will be on reasonable terms. Any additional financing may result in dilution to existing stockholders. If adequate funds are not available, the Company may be required to significantly curtail its research and development programs, including clinical trials, or enter into arrangements that may require the Company to relinquish certain material rights to its potential products on terms that it might otherwise find unacceptable.

RECENT ACCOUNTING PRONOUNCEMENTS

  As of January 1, 1998, the Company adopted the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 130 ("SFAS 130"), Reporting Comprehensive Income. SFAS 130 establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of this Statement had no impact on the Company's results of operations or financial condition. SFAS 130 requires unrealized gains or losses on the Company's available-for-sale securities and foreign currency translation adjustments, which prior to adoption were reported separately in stockholders' equity, to be included in other comprehensive income. Prior year financial statements have been reclassified to conform to the requirements of SFAS 130. During the six months ended June 30, 1997 and 1998, total comprehensive income amounted to losses of $2,385,000 and $4,782,000, respectively.

  Effective January 1, 1998, the Company adopted the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 131 ("SFAS 131"), Disclosures about Segments of an Enterprise and Related Information. SFAS 131 superseded SFAS 14, Financial Reporting for Segments of a Business Enterprise. SFAS 131 establishes standards for the way that public business enterprises report selected information about operating segments in interim financial reports. SFAS 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. The adoption of SFAS 131 had no impact on the Company's results of operations, financial position, or disclosure of segment information at June 30, 1998.

  In March 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 132 ("SFAS 132"), Employers' Disclosures about Pensions and Other Postretirement Benefits. SFAS 132 does not change the recognition or measurement of pension or postretirement benefit plans, but revises and standardizes disclosure requirements for pensions and other postretirement benefits. The adoption of SFAS 132 has no impact on the Company's results of operations or financial condition.

  In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS 133"), Accounting for Derivative Financial Instruments and for Hedging Activities which provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. SFAS 133 is effective for years beginning after June 15, 1999 and is not anticipated to have an impact on the Company's results of operations or financial condition when adopted.

YEAR 2000 COMPLIANCE

  The Company recognizes the need to ensure its operations will not be adversely impacted by Year 2000 software failures. Software failures due to processing errors potentially arising from calculations using dates beginning with the Year 2000 are a known risk. The Company has established procedures for evaluating and managing the internal risks and costs associated with this problem and expects to replace software that is not Year 2000 compliant by mid-1999. The Company does not expect the internal costs of managing the risks or replacing the software to be material; however, there can be no assurance that such procedures will be successful or that the date change from 1999 to 2000 will not have a material adverse affect on Centaur's business, operating results and financial condition. The Company's operations may also be affected by the ability of third parties, including collaborative partners, dealing with Centaur to also manage the effect of the year 2000 date change.

                                   BUSINESS

OVERVIEW

  Centaur is developing a novel class of small molecule pharmaceutical compounds, which the Company calls NRTs (nitrone related therapeutics), for the treatment of diseases involving oxidative stress. Oxidative stress results from the formation of free radicals and other reactive oxygen species (collectively referred to as "oxidative stress agents" or "OSA") that can damage cells. OSA are produced as by-products of the body's normal metabolism of oxygen and nutrients, as a result of the activation of white blood cells during inflammation, through the loss and subsequent restoration of blood flow (ischemia/reperfusion) and due to trauma, radiation and infection. The Company believes that NRTs may have several mechanisms of action, including
(i) neutralizing OSA, thereby protecting cells from potential damage, (ii) preventing OSA from inducing genes to produce toxins that can damage or destroy cells and (iii) slowing the release of cytokines which induce inflammation.

  The Company's initial therapeutic targets are neurodegenerative conditions such as Parkinson's disease, stroke, AIDS dementia and Alzheimer's disease, in which the Company believes oxidative stress is a major cause of neuronal damage. The Company has completed Phase I clinical studies in the United States of an orally administered NRT for the treatment of Parkinson's disease. In collaboration with Astra, Phase I clinical studies of an NRT for the intravenous treatment of stroke have been completed in Sweden, and potential lead compounds for Alzheimer's disease are being tested. The Company is currently conducting a Phase I clinical trial in HIV-infected volunteers of an orally administered NRT for the treatment of AIDS dementia. Centaur believes that its NRT technology also provides a broad platform for developing therapeutics for other diseases in which oxidative stress and inflammation are important, and has established research programs evaluating NRTs to treat arthritis, myocardial infarction, inflammatory bowel disease, multiple sclerosis, ophthalmic disorders and other diseases.

TECHNOLOGY

  A wide variety of human diseases and disorders have been linked to cell damage caused by oxidation. These diseases and disorders include acute conditions associated with the temporary loss of blood flow such as stroke and myocardial infarction, debilitating chronic diseases such as Parkinson's disease and Alzheimer's disease, inflammatory conditions such as arthritis, and the process of aging itself. Oxidation is a chemical reaction in which one or more electrons are transferred from one molecule to another. Stable molecules usually have matched pairs of electrons and are unlikely to initiate oxidation. However, in certain biochemical reactions, free radicals having an unpaired electron can be created. Free radicals and other OSA tend to be highly reactive, and their formation can lead to a series of oxidative reactions that damage and kill cells. This damage can include protein and DNA oxidation, dangerous increases in intracellular calcium, activation of damaging proteases and nucleases, and peroxidation of cellular membrane lipids. The effect of this process of cell damage and death is known as oxidative stress.

  The body generates a variety of OSA as by-products of the body's normal metabolism of oxygen and nutrients to produce energy. The most common of these by-products are hydrogen peroxide, superoxide, nitric oxide and the hydroxyl, perhydroxyl, alkoxyl and peroxyl radicals. The body also generates OSA as part of the inflammation process in which white blood cells produce OSA to attack antigens. These OSA may also indirectly attract additional white blood cells, amplifying the inflammatory response. Under normal circumstances, these processes are balanced by the body's natural antioxidants, which include enzymes such as superoxide dismutase, catalase and glutathione peroxidase, and vitamins such as tocopherol (vitamin E), ascorbate (vitamin C) and b-carotene (vitamin A), and by the body's cellular repair mechanisms.

[Description of diagram appearing on page 29 of Preliminary Prospectus: Below text that reads "OSA Are Produced as By-Products of Normal Metabolism" appears a diagram of a microscopic view of a mitochondrion, represented by an oval, cell-like structure with a number of bulbous formations contained within it, with the text "MITOCHONDRION" appearing below it and the following diagrams and textual explanations appearing around it (from left to right):

1) above and to the left of the mitochondrion appears the text "FOODSTUFFS", below which is a diagram of molecules, represented by a series of joined lines with small bubbles at their intersections, and an arrow pointed inward toward the surface of the mitochondrion;

2) below and to the left of the mitochondrion appears the text "OXYGEN", above which is a diagram of numerous bubbles and an arrow pointed inward towards the surface of the mitochondrion;

3) above the mitochondrion appears the text "OXIDATIVE STRESS AGENTS", below which is a diagram of multiple electrical energy bolts emanating from a crack in the surface in the mitochondrion with the text "H2O2", "OH" and "O2-" appearing among the electrical energy bolts and two arrows pointed outward from the surface of the mitochondrion;

4) above and to the right of the mitochondrion appears the text "CARBON DIOXIDE", below which is a diagram of numerous bubbles emanating from the surface of the mitochondrion and an arrow pointed outward from the surface of the mitochondrion;

5) to the right of the mitochondrion appears an arrow pointing outward from the surface of the mitochondrion with the text "CHEMICAL ENERGY (ATP)" alongside the arrow; and

6) below and to the right of the mitochondrion appears the text "WATER", above which is a diagram of numerous droplets emanating from the surface of the mitochondrion and an arrow pointed outward from the surface of the mitochondrion.]


  As people age, OSA production tends to increase while the body's natural antioxidant and cellular repair mechanisms decline. Accordingly, cell damage caused by oxidative stress tends to increase with age. This effect is especially damaging in the brain due to its high metabolic rate, the relatively low level of antioxidant protection in the brain, and the inability of neurons to regenerate. One of the consequences of this higher level of oxidative stress is that a significant percentage of the enzymes critical to normal neuron function may become oxidized, increasing susceptibility to debilitating and potentially fatal degenerative diseases such as Parkinson's disease and Alzheimer's disease. In addition, age associated changes may bring about increases in inflammation-causing cytokines and other cellular mediators in the brain that may induce certain genes to produce higher levels of neuronal toxins. These neurotoxins may result in older individuals becoming more susceptible to sudden increases in oxidative stress caused by acute events such as stroke and trauma.

  OSA are also created as a result of ischemia/reperfusion, trauma, radiation and infection. In acute conditions such as stroke and myocardial infarction, the reperfusion of oxygenated blood can induce a cascade of OSA that overwhelms natural antioxidant and cellular repair mechanisms. The resulting tissue injury can occur in several stages. Initially, after the tissue is reoxygenated, there is a rapid rise in OSA that cause oxidative damage. Subsequently, these early OSA can create additional OSA and initiate cellular signaling processes that induce genes to produce higher levels of inflammation-causing cytokines and toxins such as nitric oxide. The cascade of damage can last for many hours or days. In chronic conditions such as Alzheimer's disease and arthritis, inflammation may exacerbate oxidative stress, causing further tissue damage.

[Description of diagram appearing on page 30 of Preliminary Prospectus: Below text that reads "As Part of the Inflammation Process, White Cells Can Leave Blood Vessels and Release OSA" appears a diagram of a joint between the meeting of two bones, with lines from the center of the joint extending to two separate diagrams to the right and left of the diagram of the joint as follows:

  1) Left diagram: below the text "HEALTHY JOINT" appears a magnified, cross-sectional view of the joint with a depiction of oval cells flowing through a tube, representing a cross-sectional view of a capillary, inside the joint capsule. The joint (represented by elongated cells which are connected to the bone) and bone (represented by the top and bottom border of the diagram) are not damaged.

2) Right diagram: below the text "INFLAMED JOINT" appears a magnified, cross-sectional view of the joint with a depiction of numerous oval (inflammatory) cells inside and around the capillary within the joint capsule emanating electrical energy bolts (OSA) into the damaged joint (represented by elongated cells which are disconnected from the bone and contain holes) and damaged bone (represented by the top and bottom border of the diagram which contains numerous cracks).]

  Centaur's technology is based on a proprietary library of small molecule pharmaceutical compounds, known as NRTs. This technology emerged from research begun in the 1980's by the Company's scientific founders, Dr. John Carney, then at the University of Oklahoma, and Dr. Robert Floyd at the Oklahoma Medical Research Foundation, with a compound known as PBN. PBN is a small organic molecule that neutralizes OSA and has been shown to reduce cellular damage resulting from oxidative stress and inflammation in animal models. Centaur has developed a library of proprietary derivatives which the Company believes improve upon the properties of PBN. This drug discovery process has involved the systematic preclinical screening and modification of compounds to improve their safety, efficacy and pharmacokinetic profile using a variety of screening methods and disease models.

  The Company believes that NRTs act to reestablish the balance between OSA production and the body's oxidation defense mechanisms. The Company believes that NRTs may have several mechanisms of action, including (i) neutralizing OSA, thereby protecting cells from potential damage, (ii) preventing OSA from inducing genes to produce toxins that can damage or destroy cells and (iii) slowing the release of cytokines which cause inflammation. These properties may make it possible to treat acute conditions, such as stroke, by administering NRTs several hours after the initial insult. In such circumstances, NRTs may be able to stop the escalating cascade of oxidative damage, thus slowing the production of additional OSA and toxins and reducing inflammation. The Company believes that NRTs may also be effective if given chronically for the treatment of certain degenerative and inflammatory conditions. In addition to possibly reestablishing the balance between OSA production and the body's oxidation defense mechanisms, chronic administration of NRTs may suppress the production of toxins and cytotoxic gene expression, thus rendering cells less susceptible to age-associated oxidative damage.

  Centaur views both acute and chronic conditions involving oxidative stress as attractive pharmaceutical development targets. Most acute conditions require drugs that (i) can be administered through injection or intravenous solution in the ambulance or hospital emergency room, (ii) are absorbed quickly to achieve rapid effectiveness and (iii) are swiftly eliminated by the body after they have had their intended effect. Chronic conditions require drugs that (i) are orally active so that they can be conveniently administered over a long period of treatment and (ii) have a relatively long period of elimination to allow daily dosing.

  The Company believes that its proprietary NRTs have the following characteristics that may make them attractive as pharmaceutical candidates:

  . ANTIOXIDANT ACTIVITY. In in vitro tests and animal models, the Company's
    NRTs neutralize pathological OSA without interfering with normal metabolism.

  . ANTI-INFLAMMATORY ACTIVITY. NRTs have demonstrated anti-inflammatory activity in both in vitro tests and animal models.

  . TOXICITY PROFILE. The Company has developed NRTs that have low toxicity in in vivo preclinical studies at dosage levels well above those that have demonstrated therapeutic effects in animal models of disease. NRTs have been administered to human volunteers in Phase I clinical studies in Parkinson's disease and acute stroke and no treatment limiting side effects were observed.

  . ORAL OR INTRAVENOUS ADMINISTRATION. NRTs have been engineered for either oral or intravenous administration depending on the target indication.

  . MANUFACTURABILITY. Because NRTs are small organic compounds, they are relatively easy and inexpensive to manufacture compared to larger molecules such as polypeptides and proteins.

  . COMPATIBILITY WITH EXISTING THERAPEUTICS. Based on limited testing to date, the Company has observed little or no negative interaction between its drugs and existing therapies, and believes that most NRT drug candidates will prove to be compatible and administrable with existing therapeutics.

BUSINESS STRATEGY

  The Company plans to apply its proprietary NRT technology to develop new treatments for a broad range of acute and chronic conditions associated with oxidative stress. Important elements of the Company's strategy include the following:

  . TARGET LARGE MARKETS WITH UNMET MEDICAL NEEDS. In selecting therapeutic opportunities, Centaur targets large pharmaceutical markets that are not adequately served by existing therapies. The Company initially focused on neurodegenerative diseases due to their substantial unmet market needs and the brain's high degree of vulnerability to oxidative stress. More recently, the Company has expanded its drug discovery efforts to include applications outside the brain where oxidative stress and inflammation are believed to play major roles, such as arthritis, myocardial infarction, inflammatory bowel disease, multiple sclerosis and ophthalmic disorders.

  . EMPHASIZE DRUG DISCOVERY AND EARLY STAGE DEVELOPMENT; PARTNER ACTIVITIES
    REQUIRING SUBSTANTIAL RESOURCES. Centaur emphasizes its research and early stage development capabilities, focusing on the discovery and screening of new drug candidates and the development of such candidates through early stage clinical trials. For later stage, larger and more complex clinical trials, and for worldwide marketing and distribution, Centaur generally intends to seek strategic collaborations with large pharmaceutical companies, as it has with Astra for stroke and Alzheimer's disease.

  . PROTECT PROPRIETARY POSITION WITH BROAD PATENT COVERAGE. The Company is building a strong domestic and international patent position protecting its NRT technology. Centaur's proprietary position includes ownership of, or license rights to, 24 United States patents, 23 United States patent applications, 37 foreign patents and 137 foreign patent applications covering NRTs and their use in oxidative tissue damage, degenerative diseases, inflammatory conditions and the aging process. The Company has an active program of patent application and prosecution to protect and expand its proprietary position in NRT-based compounds and therapies.

  . EXPAND THE NRT PLATFORM. Centaur has established the capability to rapidly synthesize and evaluate new NRT compounds. The Company focuses on candidate drugs that are highly bioavailable, active in animal models of the target diseases and relatively easy to manufacture.

  . MAXIMIZE VALUE ADDED AND KNOW HOW THROUGH INTERNAL MANUFACTURING. Because
    NRTs can be produced by relatively simple manufacturing processes at relatively moderate cost, Centaur has established, and is currently expanding, an internal manufacturing capability. This capability is expected to provide the Company with the ability to produce the volume of product needed through the clinical trial process and early stage commercial sales, and positions the Company to realize manufacturing revenues. It also permits the Company to gain the knowledge and insights that come from developing and implementing production methods and affords the Company the potential to enhance its proprietary position.


PRODUCT DEVELOPMENT PROGRAMS

  The table below summarizes the status of the Company's principal product development programs:


                   COMPOUND                              COMMERCIALIZATION
      INDICATION     NAME             STATUS(/1/)             RIGHTS
      ----------   --------           -----------        -----------------
      Parkinson's
       disease     CPI-1189    Initiating Phase IIa        Centaur
      Stroke       CPI-22(/2/) Initiating Phase IIa(/3/)   Astra/Centaur(/4/)
      AIDS demen-
       tia         CPI-1189    Phase I                     Centaur
      Alzheimer's
       disease     N/A         Preclinical                 Astra/Centaur(/4/)
      Arthritis    N/A         Preclinical                 Centaur

 --------
 (1) "Initiating Phase IIa" means that the Company has completed Phase I clinical trials of the compound and is preparing to commence a controlled clinical trial in patients with the targeted disease for purposes of testing safety and evaluating preliminary efficacy information. "Phase I" means that the FDA has approved the Company's IND and Phase I clinical trials have begun to assess the safety of the compound in humans. "Preclinical" refers to projects that have progressed to the point of intensive screening designed to select a lead compound from potential candidates. See "--Government Regulation."
 (2) This compound is referred to as NXY-059 by Astra.
 (3) Performed in Sweden under the Swedish equivalent of an IND. An FDA IND was not submitted. Trial results are expected to be used to support regulatory filings in the United States and other countries.
 (4) Centaur's commercialization rights consist of worldwide manufacturing rights and an option to acquire United States co-promotion rights. See "--Astra Alliance."


PARKINSON'S DISEASE PROGRAM

  Parkinson's disease is a degenerative neurological disorder caused by a shortage of the neurotransmitter dopamine, which is essential to movement control. The disease results from the gradual depletion of dopamine producing neurons located in the substantia nigra region of the brain. Parkinson's disease symptoms generally begin later in life after roughly 80% of the cells in the substantia nigra stop functioning properly. As substantia nigra cells die, dopamine levels decline, and Parkinson's patients experience increasing difficulty initiating and controlling movement. Symptoms of Parkinson's disease include tremors, slowed movement, muscle rigidity and decreased range of motion. Impaired motor control is often accompanied by depression and/or dementia. Symptoms become progressively worse until the patient is totally incapacitated, typically over a 10 to 15 year period. If the patient does not die from other causes, Parkinson's disease eventually leads to death from loss of respiratory muscle control.

  Although the exact cause of Parkinson's disease is unknown, the disease is thought to arise from a combination of genetic susceptibility, long term exposure to endogenous and exogenous environmental toxins and neuroinflammation. A growing body of evidence suggests that oxidative stress also contributes to Parkinson's disease progression. For example, human post-mortem substantia nigra samples show higher levels of oxidative damage in Parkinson's patients when compared to age-matched controls.

  Therapeutics currently available and many products under development treat Parkinson's disease symptoms through dopamine replacement or by prolonging the effectiveness of the dopamine produced by the brain. These drugs elevate dopamine levels in the brain, but they do not address the underlying causes of Parkinson's disease. Consequently, they provide only symptomatic relief, and, as the disease progresses, they tend to lose their effectiveness. A number of companies are developing alternative therapeutic approaches. These approaches include the use of neuroimmunophilins and other factors to stimulate nerve growth, compounds that promote neurotransmitter release and dopaminergic cell transplantation. Centaur believes that NRTs may prove effective in treating Parkinson's disease by protecting dopamine producing cells from oxidative stress. See "Risk Factor--Competition; Rapid Technological Change."

  Centaur is developing an orally administered, neuroprotective NRT designated CPI-1189 to treat patients with Parkinson's disease. The Company has tested this compound in a number of preclinical models of neuroinflammation and Parkinson's disease, and the compound has provided significant protection to dopamine producing neurons. Drug distribution studies in animal models have demonstrated excellent brain penetration while producing little toxicity at effective chronic doses. The Company believes that CPI-1189's combination of pharmacologic efficacy in established animal models of Parkinson's disease and excellent pharmacokinetics suggest that it may prove effective in treating Parkinson's disease symptoms, including both motor dysfunction and mental deficiency.

  Centaur has completed Phase I clinical studies of CPI-1189 in the United States. The Phase I trial was designed to assess the compound's safety and pharmacokinetics in healthy volunteers. In studies involving over 180 subjects, no treatment-limiting side effects were observed. The Company plans to commence a Phase IIa clinical trial in 36 Parkinson's disease patients by the end of 1998 for the purpose of testing safety and evaluating preliminary efficacy information.

  In October 1996, the Company entered into a research and development agreement with Lundbeck to jointly develop and commercialize CPI-1189 for Parkinson's disease. In March 1998, Lundbeck terminated the agreement. based primarily on a claim that Centaur had breached the agreement by commencing clinical trials for AIDS dementia, using the same compound as is being used in the Company's Parkinson's disease clinical trials, without obtaining consent from Lundbeck. This claim was disputed by the Company. In July 1998, the Company and Lundbeck entered into an agreement releasing each party from any further obligations or claims under the Lundbeck Agreement and providing the Company with an option to use certain production processes and other intellectual property of Lundbeck in exchange for certain limited royalty payments in the event Centaur exercises such option.

  There are over 500,000 Parkinson's disease cases in the United States and over four million worldwide. The onset of disease symptoms usually occurs between ages 50 and 65, although about 15% of patients develop symptoms in their 30s and 40s. The Company expects the number of Parkinson's disease cases to continue to grow due to demographic trends and the possible earlier diagnosis of the disease.

STROKE PROGRAM

  Stroke is classified into two major subtypes, ischemic and hemorrhagic. Ischemic stroke results when blood flow to the brain is interrupted by cerebral thrombosis or embolism. Neurons begin to die from loss of oxygen and nutrients when the brain is deprived of blood for more than a few minutes. When blood flow is restored to the affected area, either through clearing of the obstruction or through collateral blood flow, reperfusion of oxygenated blood induces a cascade of OSA that can cause cell damage and death and trigger an inflammatory response. This process can continue for many hours following reperfusion, resulting in a spreading region of damaged and dead brain cells. Patients may suffer loss of speech, muscle control and mental capacity and may become paralyzed, comatose or die depending on which region of the brain is impaired and the magnitude of the stroke. Hemorrhagic stroke results from the rupture of vessels supplying blood to the brain. In hemorrhagic stroke, the release of hemoglobin containing iron into the brain also propagates damaging OSA, further compounding the damage caused by loss of blood flow and reperfusion. As a result, hemorrhagic strokes are often more severe than ischemic strokes.

  Until recently, stroke was considered untreatable. The condition was monitored until the patient stabilized and rehabilitation was begun. In 1996, a thrombolytic agent, tissue plasminogen activator (tPA), was approved as a therapy for ischemic stroke in the United States. The use of tPA is intended to restore blood flow to the brain as quickly as possible. While early reperfusion has proven beneficial in ischemic stroke, it exposes tissue to oxygenated blood, which the Company believes can lead to a cascade of damaging OSA. Other approaches under development by other companies to treat stroke utilize neuroprotective agents such as N-methyl-D-aspartate ("NMDA") ion-channel blockers, NMDA-receptor antagonists, calcium channel blockers and substrates for rebuilding damaged cells. The effectiveness of most of these approaches is limited by the short window of time following the stroke during which they must be administered, and some have serious side effects. In addition, a number of prophylactic therapies for stroke are currently available, such as surgery to enlarge narrowed blood vessels and the regular use of anticlotting agents such as aspirin and ticlopidine. See "Risk Factors--Competition; Rapid Technological Change."

  Centaur believes that NRTs may prove effective in treating stroke by neutralizing damaging OSA, and through other possible mechanisms of action, thereby protecting nerve cells from oxidative stress associated with stroke. Data from preclinical studies suggest the therapeutic window of activity for NRTs may be significantly longer than for most other neuroprotective agents. This would be a major advantage in a disease in which patients may not arrive at the hospital for treatment for several hours. Centaur also believes that it may be possible to develop an orally administered drug for prophylactic use by individuals considered at risk for stroke.

  Centaur has developed an NRT designated CPI-22 for the intravenous treatment of stroke in collaboration with Astra. Preclinical studies in animal models indicate that the compound reduced neurological and behavioral consequences of permanent and transient ischemias. Neuronal protection has been demonstrated in both the core of the brain lesion and the expanding penumbral zone, even though the compound does not appear to penetrate the blood/brain barrier in significant quantities. Based on these animal studies, the Company believes that CPI-22 may be efficacious in humans when used up to six or more hours post-stroke. This compound yielded dose related neuronal protection at doses substantially below those that show any toxicity in animal models. Pursuant to the Astra Agreement, Astra is to fund certain research, product development and clinical studies of the drug candidate. Astra and Centaur have completed Phase I clinical studies in Sweden under the Swedish equivalent of an IND and no treatment-limiting side effects were observed. The Company and Astra plan to commence a Phase IIa clinical trial in 150 stroke patients in Europe by the end of 1998 for the purpose of testing safety and evaluating preliminary efficacy information. See "--Astra Alliance" and "Risk Factors--Dependence Upon Collaborators."

  Stroke is the third leading cause of death and the most common cause of adult disability in the United States. There are approximately 500,000 new stroke victims each year in the United States. Nearly 150,000 of these victims die and over 100,000 suffer severe, permanent disability. Of the more than two million stroke survivors in the United States, two-thirds have some type of long term neurologic disability.

AIDS DEMENTIA PROGRAM

  AIDS dementia refers to the debilitating neurological and cognitive impairments frequently associated with acquired immune deficiency syndrome
(AIDS). Symptoms of this condition include loss of memory, loss of motor control and behavioral abnormalities. The Company believes that AIDS dementia is caused by toxins and brain inflammation produced as a result of HIV infection. These toxins can damage or destroy neurons through oxidative stress. Approximately 10% of individuals with AIDS dementia develop a condition resembling Parkinson's disease.

  No effective treatment for AIDS dementia currently exists. Antiretroviral agents are sometimes used, but treatment response is frequently unsatisfactory, short lived or poorly tolerated. The Company believes that two compounds targeted for AIDS dementia are in clinical trials.

  Centaur believes that CPI-1189 could delay the occurrence and/or slow the progression of AIDS dementia. In in vitro tests using human brain cells, the compound has provided significant protection to cells from injury caused by toxins implicated in AIDS dementia. Further, CPI-1189 has provided significant protection to neurons in in vivo animal models of AIDS dementia. CPI-1189 does not appear to increase the viability of HIV, or suppress immune system function, based on in vitro and standard rodent model tests, respectively. The Company believes that this compound may also be suitable for prophylactic use by HIV infected persons.

  Centaur initiated an AIDS dementia Phase I clinical trial of CPI-1189 in the United States in October 1997 in HIV infected individuals undergoing treatment with reverse transcriptase and protease inhibitor therapies. This trial is currently in progress. No treatment limiting side effects were observed when CPI-1189 was tested in the

Company's Parkinson's disease Phase I clinical trials. See "--Parkinson's Disease Program." The Company plans to commence a Phase II clinical trial by the end of 1998 for the purpose of testing safety and evaluating efficacy information in AIDS dementia patients.

  Although the Company generally intends to attempt to establish collaborations with larger pharmaceutical companies to develop and market its drug candidates, it may not need to do so to develop CPI-1189 for AIDS dementia. This is based on the Company's belief that (i) the AIDS dementia market can be reached by a relatively small sales force, because a significant portion of the patient population tends to actively seek and adopt new treatments, and (ii) AIDS dementia drug candidates may qualify for faster than normal regulatory consideration if clinical results are supportive. These factors could allow the Company to commercialize CPI-1189 for AIDS dementia without requiring the larger resources of a major pharmaceutical company. See "Risk Factors--No Assurance of FDA Approval; Comprehensive Government Regulation."

  In the United States, over 750,000 individuals are infected with HIV, approximately one-third of which have AIDS. Historically, approximately one-third of adults and one-half of children with AIDS developed neurological complications associated with AIDS dementia. New AIDS therapies, such as the use of protease inhibitors in combination with traditional reverse transcriptase inhibitors, appear to be effective in extending the life span of AIDS patients. It is not known whether the development of these new therapies will affect the prevalence of AIDS dementia, and if so, whether the effect will be to increase the prevalence of the disease, due to the increase in the life span of AIDS patients, or to decrease the prevalence of the disease due to the effect of the new therapies.

ALZHEIMER'S DISEASE PROGRAM

  Alzheimer's disease is a debilitating neurodegenerative disease which causes progressive loss of memory, ability to communicate, time and space orientation, and abstract thinking skills. Anxiety, depression and other changes in personality are also common symptoms of the disease. Later stage symptoms include loss of speech, loss of bladder control and total dependence on caregivers. If patients do not die of other causes during the course of the disease, Alzheimer's disease ultimately proves fatal. Several genetic factors have been identified as risk factors for the onset of Alzheimer's disease. Many hypotheses for the causes of neurodegeneration in Alzheimer's disease have been proposed by medical researchers. Recent studies suggest that oxidative stress and neuroinflammation may be important to the onset and progression of Alzheimer's disease.

  Alzheimer's disease is distinguished from other dementias by the presence of b-amyloid plaques and neurofibrillary tangles in the brain. When b-amyloid comes into contact with brain tissue, it spontaneously generates OSA and causes the formation of advanced glycation end products which also produce OSA. Clinical studies suggest that regular use of vitamin E, a naturally occurring antioxidant, slows the progression of Alzheimer's disease. Brain inflammation occurs around the senile plaques characteristic of Alzheimer's disease, and inflammatory cells and cytokines are typically found in brain regions affected by Alzheimer's disease. Retrospective studies indicate that nonsteroidal anti-inflammatory drug users have a lower incidence of Alzheimer's disease. Since NRTs have both antioxidant and anti-inflammatory effects, the Company believes that NRTs may prove to be effective in treating Alzheimer's disease.

  No effective treatment to significantly slow the progression of Alzheimer's disease is currently available. Treatments on the market and many of those under development focus on increasing the level of the neurotransmitter acetylcholine in the brain. The only FDA approved pharmaceuticals to treat Alzheimer's disease enhance acetylcholine activity by inhibiting cholinesterase, an enzyme responsible for breaking down acetylcholine in the brain. These medications provide only limited symptomatic relief, and their side effects can be significant. A number of other products for the treatment of Alzheimer's disease are in clinical trials being conducted by other companies. See "Risk Factors--Competition; Rapid Technological Change."

  Since there are no universally accepted models for Alzheimer's disease, Centaur utilizes a battery of tests looking for candidate drugs that succeed in a variety of disease models. Initial screens target compounds that prevent the death of cultured brain neurons caused by inflammatory mediators. Later stage screens look for prevention of age-related decline in cognitive function in mice and other animals. Centaur's objective has been to identify safe compounds that protect brain function. The Astra Agreement covers the development of therapeutics for the treatment of Alzheimer's disease. Several promising drug candidates have been identified, and further preclinical drug optimization is underway. See "--Astra Alliance" and "Risk Factors--Dependence Upon Collaborators."

  Alzheimer's disease affects four million people in the United States. The incidence of Alzheimer's disease increases steadily with age, affecting approximately five percent of individuals aged 65 and over 40% of people at age 80. The elderly are the fastest growing population segment in the United States.

ARTHRITIS PROGRAM

  Arthritis is a chronic inflammatory disease of the joints. Although there are many forms of arthritis, most patients suffer from either rheumatoid arthritis or osteoarthritis. Rheumatoid arthritis most often affects the joints of the hands, wrists or feet. It results in thickening and inflammation of the synovial membranes, and causes progressive damage to the joint capsule, cartilage and bone. The onset of rheumatoid arthritis is usually gradual, typically beginning between the ages of 25 and 50. The progress of the disease is unpredictable, with up to 50% of patients developing severe functional incapacity within ten years of initial diagnosis of the disease. Osteoarthritis is an age associated condition that results in joint pain and stiffness. The Company believes that oxidative stress plays an important role in the pathophysiology of both forms of arthritis.

  Most current arthritis medications, including aspirin and other nonsteroidal anti-inflammatory drugs, decrease pain and swelling but do not prevent cartilage and bone destruction. Therapeutics for the treatment of joint destruction in arthritis include immunosuppressants, gold salts and anti-mitotics, all of which can produce significant side effects, such as myelosuppression, renal toxicity and gastric ulceration. Many pharmaceutical and biotechnology firms have programs aimed at developing new arthritis therapeutics. Several of the new therapeutics under development are proteins intended to neutralize the effects of inflammatory cytokines such as tumor necrosis factor. One such therapeutic appears to be nearing FDA approval, although it appears that such approval will, at least initially, be limited to patients who have failed to respond to other anti-arthritic drugs. See "Risk Factors--Competition; Rapid Technological Change."

  Based on preclinical studies in established animal models, Centaur believes that its NRTs could prove to be efficacious therapeutics that reduce swelling and slow disease progression. Lead compounds have been identified and research toward the selection of a clinical candidate is underway. See "Risk Factors-- Uncertainty of Preclinical and Clinical Trials."

  It is estimated that approximately 2 million people in the United States have rheumatoid arthritis and over 15 million people in the United States, mostly over 65 years old, have osteoarthritis.

EXPLORATORY RESEARCH PROGRAMS

  Centaur is also pursuing feasibility testing of proprietary NRTs as therapeutics for other indications in which oxidative stress may be a factor, including myocardial infarction, inflammatory bowel disease, traumatic brain disease, ophthalmic disorders, multiple sclerosis and other diseases. These programs may receive increased funding and personnel should promising data result from the preliminary research underway at Centaur and in the laboratories of the Company's sponsored academic collaborators.

  In addition to these exploratory research programs, Centaur periodically evaluates other potential commercial applications of its NRT technology. The Company believes that many of the wide range of diseases involving oxidative damage may be treatable with compounds developed using the Company's technology.

  In evaluating new product opportunities, the Company often leverages the efforts of its scientific staff with assistance from outside consultants, scientific advisory board members and contract research organizations. This enables the Company to maintain a relatively small internal staff while evaluating a significant number of product opportunities. The Company also utilizes NIH Small Business Innovative Research grants to fund exploratory research.

ASTRA ALLIANCE

  In June 1995, Centaur entered into an agreement with Astra for the research, development and marketing of certain drugs to treat Alzheimer's disease, stroke, traumatic brain injury and multi-infarct dementia (the "Astra Field"). Centaur is primarily responsible for research work under the Astra agreement, and Astra is primarily responsible for development work, including clinical trials.

  Astra paid Centaur $4 million upon execution of the Astra Agreement as reimbursement for certain previously incurred costs. The Astra Agreement provides for Astra also to pay up to $6.0 million per year for five years to fund Centaur's research and development work, subject to certain limitations, and for Astra to bear the costs of its development work. Astra is also obligated to make milestone payments to Centaur upon achievement of development milestones and to pay royalties to Centaur on product sales covered by the Astra Agreement. The milestone payments potentially available to the Company under the Astra Agreement total $34 million, allocated among 21 separate milestones, of which two milestones representing $3 million in total had been achieved by the Company as of June 30, 1998. There can be no assurance that any of the remaining milestones will be achieved by the Company.

  Astra was granted exclusive worldwide marketing rights to any products resulting from the alliance. Centaur retains worldwide manufacturing rights for the active ingredient of the products, and Astra has agreed to buy all of its requirements of such substance from Centaur, subject to certain exceptions intended to permit Astra to maintain a second source of supply. Centaur also has an option to obtain co-promotion rights in the United States for five years for products covered by the Astra Agreement. Centaur and Astra have agreed to work exclusively with each other in the Astra Field, subject to certain limited exceptions. In addition, Centaur has provided Astra with a right of first negotiation to enter into agreements with Centaur in other diseases of the central nervous system and has agreed not to commercialize certain compounds covered by the Astra Agreement outside of the Astra Field.

  The Astra Agreement expires on the later of (i) 15 years after the first commercial sale of a licensed product, or (ii) the expiration of applicable patents, on a country-by-country basis. Additionally, Astra can terminate the agreement either in whole or in part, without cause, upon 12 months notice. Astra may also terminate its research support obligations, and its obligation to purchase products from Centaur, upon the acquisition by a third party engaged in the manufacture and/or sale of pharmaceutical products of more than 30% of the Company's voting capital stock.

  The Company's strategy for the development, clinical trials and commercialization of its products includes maintaining its collaborative arrangement with Astra and establishing additional collaborations with partners, licensors, licensees and others. To the extent that the Company is unable to maintain or establish such collaborative arrangements, the Company's research, development efforts and business would be adversely affected. See "Risk Factors--Dependence Upon Collaborators."

PATENTS, TRADE SECRETS AND LICENSES

  Protection of the Company's proprietary rights is important for the Company to maintain its competitive position. The Company actively seeks, when appropriate, protection for its products and proprietary information by means of United States and foreign patents. In addition, the Company relies upon trade secrets and contractual arrangements to protect certain of its proprietary information and products.

  The Company owns 4 United States patents, 15 United States patent applications, 2 foreign patents and 81 foreign patent applications related to NRTs and their use as pharmaceuticals. The Company also holds exclusive license rights to 20 United States patents, 8 United States patent applications, 35 foreign patents and 56 foreign patent applications related to NRTs and their use as pharmaceuticals.

  Several of the patents and patent applications licensed from UKRF and OMRF, and certain related technology, were licensed pursuant to an agreement between the Company and UKRF and OMRF in 1992 (the "UKRF/OMRF Agreement"). The underlying technology was primarily developed by the Company's founders, Dr. John Carney, at the Universities of Oklahoma and Kentucky, and Dr. Robert Floyd, at OMRF. The UKRF/OMRF Agreement grants Centaur exclusive worldwide rights to the covered patents and technology, subject to certain very limited exceptions. In exchange, Centaur has agreed to pay certain royalties and sublicense fees to the licensors, as well as pay the patent costs related to the subject technology. The UKRF/OMRF Agreement requires Centaur to make minimum payments of $25,000 per year until an NDA is approved by the FDA, and $100,000 per year thereafter. In connection with the UKRF/OMRF Agreement, Drs. Carney and Floyd transferred 200,000 shares of Centaur Common Stock to UKRF and OMRF, respectively.

  Centaur is obligated by the UKRF/OMRF Agreement to use reasonable efforts to bring one or more licensed products to market. The UKRF/OMRF Agreement expires on the later of July 2007 or the expiration of the last to expire patent. UKRF and OMRF have entered into a similar license with Astra that may be used only if the UKRF/OMRF Agreement or Astra Agreement is terminated under certain conditions, including breach by Centaur.

  In January 1998, the Company entered into an additional license agreement with OMRF pursuant to which the Company received an exclusive worldwide license to certain additional patents and technology, subject to certain very limited exceptions. In exchange, the Company paid a license initiation fee to OMRF and agreed to pay certain royalties. The agreement requires Centaur to make minimum royalty payments of $10,000 per year, as well as certain milestone payments. The Company is obligated to use reasonable efforts to bring one or more licensed products to market. The agreement expires on the later of January 1, 2013 or the expiration of the last to expire patent.

  Much of the Company's technology and many of its processes are dependent upon the knowledge, experience and skills of its scientific and technical personnel. To protect its rights to its proprietary know-how and technology, the Company requires all employees, consultants, advisors and collaborators to enter into confidentiality agreements that prohibit the disclosure of confidential information to anyone outside the Company. These agreements generally require disclosure and assignment to the Company of ideas, developments, discoveries and inventions made by employees, consultants, advisors and collaborators. There can be no assurance that these agreements will effectively prevent disclosure of the Company's confidential information or will provide meaningful protection for the Company's confidential information if there is unauthorized use or disclosure. Furthermore, in the absence of patent protection, the Company's business may be adversely affected by competitors who independently develop substantially equivalent technology. See "Risk Factors--Dependence on Patents and Proprietary Technology".

  The Company does not currently have any registered trademarks or tradenames. The Company has entered into an agreement with Chiron Corporation ("Chiron") whereby Chiron agreed to not challenge the Company's use of "Centaur" in the pharmaceutical field and the Company agreed to not challenge Chiron's use of "Centaur" in the medical diagnostics field. The Company intends to apply for trademark and tradename registrations as appropriate.

CUTANIX--SKIN CARE AFFILIATE

  Because of the antioxidative and anti-inflammatory properties of NRT compounds, the Company believes that these compounds could be effective in treating various diseases and disorders of the skin, including dermatitis, psoriasis and photoaging. In January 1998, the Company exclusively licensed all of its current and future technology for the field of dermatology, cosmetics and other skin care applications to a newly formed company, Cutanix Corporation ("Cutanix"), which has undertaken a research program to identify compounds which could be developed into dermatological drugs or cosmetics. The license agreement provides that either the

Company or Cutanix may obtain the exclusive right to use Company compounds, with certain exceptions, by agreeing to take certain actions to develop the compound. Accordingly, Cutanix could obtain exclusive rights to a compound that the Company might otherwise choose to develop. Centaur currently owns 63% of the outstanding stock of Cutanix, and the management and advisors of Cutanix own the remaining stock. Centaur and the two other principal stockholders of Cutanix have agreed to maintain a three person Board of Directors with one representative of each on the Board, subject to certain limited exceptions, and have also agreed that certain major corporate actions will require the approval of 75% of the members of the Board of Directors, all for a period of ten years. Centaur has the exclusive right to supply any NRT active ingredients for commercial sale by Cutanix, (subject to certain rights of each party to terminate the non-exclusivity) at a cost-based purchase price. Centaur has committed to provide up to $250,000 in cash and services to Cutanix. The Company and Cutanix also entered into a services and supply agreement under which the Company agreed to provide certain administrative and other services to Cutanix at cost. Cutanix is currently in the process of raising capital in a private equity financing to fund the continued development of its lead compounds, although there can be no assurance that Cutanix will be able to consummate this financing. The Company expects to convert its outstanding loans to Cutanix in the amount of approximately $250,000 to equity as part of the financing, and one or two non-officer directors of Centaur may also participate in the financing. If this financing is consummated, it is expected that the Company's percentage ownership in Cutanix will decrease. A director of the Company is a director and major stockholder, and the chief executive officer, of Cutanix. See "Certain Transactions."

RESEARCH COLLABORATIONS

  Centaur sponsors research at a number of institutions to augment its internal resources. The Company has worked with scientists at the University of Kentucky and OMRF through sponsored research contracts and research collaborations since 1992. The research at the University of Kentucky was conducted by Dr. Carney until he joined Centaur as Chief Technical Officer in June 1996 and is continuing through collaboration with other University of Kentucky scientists. The research at OMRF is conducted by Dr. Floyd in the fields of free radical chemistry and mechanisms of drug action.

  The Company plans to sponsor a research program with the Neuroscience Institute of The Queen's Medical Center in Honolulu, Hawaii. The research program is expected to be under the direction of Professor Bo Siesjo, M.D., Ph.D., and is aimed at understanding the role of OSA in neurodegeneration and neuroinflammation, and the neuroprotective mechanisms of NRT action. The Company previously sponsored a similar research program with Dr. Siesjo while he was at the University of Lund in Sweden. In addition, Centaur has research collaborations with the Department of Ophthalmology and Neuroscience Center-Louisiana State University (preclinical studies in NRT mechanisms of action in arthritis and myocardial ischemia); the Department of Chemistry-University of Florida (medicinal chemistry); the Department of Pharmacology-University of North Texas Health Science Center (preclinical studies in brain aging and cognition) and other academic research institutions.

MANUFACTURING

  Centaur has established a pilot GMP manufacturing facility with the capacity to manufacture NRT compounds for preclinical research and early stage clinical trials at its Sunnyvale, California headquarters. The Company is completing the construction, and beginning the process of seeking regulatory approvals, of a larger 30,000 square foot manufacturing facility in Santa Clara, California. These facilities are expected to be sufficient to permit the Company to produce the volume of product needed through the clinical trial process and for early commercial sales, and position the Company to realize manufacturing revenues. These facilities also permit the Company to gain the knowledge and insights about the Company's products and technology that result from developing and implementing the production methods, and afford the Company the potential to enhance its proprietary position. Further expansion of Centaur's facilities, procurement of a larger facility and/or arrangements with third-party manufacturers will be required to satisfy later commercial needs. See "Risk Factors--Absence of Sales and Marketing Experience and Limited Manufacturing Capabilities".

COMPETITION

  The pharmaceutical industry is subject to intense competition and rapid and significant technological change. Competitors of Centaur in the United States and abroad are numerous and include, among others, pharmaceutical and biotechnology companies, universities, and other research institutions. Many of these companies and institutions, are actively engaged in activities similar to those of Centaur, including research and development of products for Parkinson's disease, stroke, AIDS dementia, Alzheimer's disease and arthritis. While the Company believes that its products will offer significant advantages over available products, currently marketed products often have a significant competitive advantage over new entrants. If regulatory approvals are received, certain of the Company's potential products will compete with well-established, FDA approved proprietary and generic therapies that have generated substantial sales over a number of years and which are reimbursed from government health administration authorities and private health insurers. There can be no assurance that Centaur's products under development will be able to compete successfully with existing therapies or with products under development by its competitors. Many of these competitors have substantially greater financial and technical resources and production and marketing capabilities than Centaur, and certain of these competitors may compete with the Company in establishing development and marketing agreements with pharmaceutical companies. In addition, many of the Company's competitors have greater experience than the Company in conducting preclinical testing and human clinical trials and obtaining FDA and other regulatory approvals. The Company's competitors may succeed in obtaining FDA approval for products sooner than Centaur.

GOVERNMENT REGULATION

  The preclinical and clinical testing, manufacturing, labeling, distribution, sales, marketing, promotion and advertising of the Company's products and its research and development activities are subject to extensive regulation by numerous governmental authorities in the United States and other countries. Pharmaceutical products intended for therapeutic use in humans are governed by FDA and state regulations in the United States and by comparable requirements in foreign countries. The process of completing clinical testing and obtaining regulatory approval for a new human drug requires a number of years and the expenditure of substantial resources. There can be no assurance that any product will successfully complete such testing or receive approval, or that any approval will be timely or will not impose significant limitations pertaining to the approved conditions of use.

  The steps required before new human pharmaceutical products may be marketed in the United States include (i) preclinical laboratory and animal tests, (ii) submission to the FDA of an IND application, (iii) successful completion of adequate and well-controlled human clinical trials establishing the safety and efficacy of the drug, (iv) the submission of a New Drug Application ("NDA") to the FDA and (v) FDA approval of the NDA.

  Preclinical studies are conducted in the laboratory and in animal model systems to gain preliminary information on the drug's efficacy and to identify safety issues. The results of these studies are submitted to the FDA as part of the IND application. Testing in humans may commence 30 days after filing of the IND unless the FDA objects, although companies typically wait for approval from the FDA before commencing clinical trials. Human clinical trials are designed to collect data and information relating to drug activity, safety and effectiveness for intended uses and proper dosing and other conditions of use. Phase I clinical trials are typically not controlled and are conducted with a small number of patients or healthy volunteers and are designed to determine the metabolic and pharmacologic activities of the product, to test its safety and, if possible, to gain early evidence on effectiveness. Phase II clinical trials involve controlled studies in a limited number of patients to evaluate the efficacy of the product for specific targeted indications and to determine the common short term side effects and risks associated with the product. Phase III clinical trials are controlled studies conducted to more conclusively evaluate clinical efficacy and safety within an expanded patient population. Phase III clinical trials often involve a substantial number of patients in multiple study centers and may include chronic administration of the product to assess the overall benefit-risk relationship of the product. A given clinical trial may combine the elements of more than one phase, and typically two or more Phase III studies are required. The designation of a clinical trial as being of a particular Phase is not necessarily indicative that such a trial will yield results sufficient to justify the continuation of clinical testing. For example, no assurance can be given that a Phase III clinical trial will be sufficient to support an NDA without further clinical trials. The FDA monitors the progress of each of the three phases of clinical testing and may alter, suspend or terminate the trials based on the data that have been accumulated to that point and its assessment of the risk-benefit ratio to the patient. Typical estimates of the total time required to complete clinical testing under ordinary circumstances vary between four and ten years. Upon completion of clinical testing which demonstrates that the product is safe and effective for a specific indication, an NDA may be filed with the FDA. This application includes detailed information pertaining to product chemistry, manufacturing and quality control procedures, pre-clinical and clinical safety and efficacy data and proposed labeling. FDA approval of the NDA is required before the applicant may market the new product. There can be no assurance that the FDA will conclude that the NDA contains adequate data and information pertaining to chemistry, manufacturing and quality control procedures, and pre-clinical and clinical safety and efficacy data, to justify approval of the NDA, or that the FDA will not require the generation and submission of additional data and information prior to approving the NDA, or that the FDA will not impose significant limitations as a condition for approval.

  Even after initial FDA approval has been obtained, further studies may be required to provide additional data on safety. Further, separate approval in the form of a supplemental NDA or a new NDA is required for the marketing of a product as a treatment in clinical indications other than those for which the product was initially tested. Also, the FDA may require post-marketing testing and surveillance programs to monitor the drug's effects. Side effects resulting from the use of pharmaceutical products may require the adoption of restrictive/precautionary labeling and may result in the NDA being withdrawn according to established procedures.

  In addition to obtaining FDA approval for each product, each United States and foreign drug manufacturing establishment must be registered with the FDA and, if applicable, licensed by the State of California or other states. United States manufacturing establishments are subject to biennial inspections by the FDA and must comply with FDA-mandated GMP. The failure to adhere to GMP can result in suspension of manufacturing until substantial compliance with GMP is achieved, the recall of previously distributed products and, ultimately, in the withdrawal of the NDA.

  In addition to regulations enforced by the FDA, the Company also is subject to regulation under the Occupational Safety and Health Act, federal environmental protection statutes, the Toxic Substances Control Act, the Resource Conservation and Recovery Act and other present and future federal, state and local regulations. Failure to comply with applicable regulatory requirements can, among other things, result in fines, suspensions and/or withdrawals of regulatory approvals, product recalls, prohibitions against manufacture, distribution, sales and/or marketing and criminal prosecution of a company and/or its officers and employees. The Company believes that it is in compliance with applicable environmental regulations, and future costs associated with maintaining its current facilities in compliance are not expected to have a material adverse impact on the Company's financial position. However, there can be no assurance that the cost of environmental compliance will not significantly increase the cost of constructing additional manufacturing capacity in the future.

  For distribution outside the United States, the Company will be subject to FDA export requirements and foreign regulatory requirements governing human clinical trials and marketing approval for drugs. The requirements relating to the conduct of clinical trials, product licensing, pricing and reimbursement vary widely from country to country.

  As noted above, the Company and Astra have conducted Phase I clinical studies of the Company's stroke compound in Sweden and expect to conduct a Phase IIa clinical trial of such compound in Europe. These trials are not being conducted pursuant to an FDA IND. See "--Stroke Program". In general, the FDA accepts foreign studies to support clinical investigations in the United States or marketing approval so long as such studies are well designed, well conducted, performed by qualified investigators and conducted in accordance with ethical principles acceptable to the world community. Such studies would not typically be sufficient to form the sole basis for marketing approval in the United States, and clinical studies would typically need to be conducted in the United States as well. See "Risk Factors--No Assurance of FDA Approval; Comprehensive Government Regulation."

  If certain of the Company's proprietary compounds are eventually marketed in the United States, the Company may be required to manufacture the drug substance for such sales in the United States pursuant to the provisions of NIH grants received by the Company.

SCIENTIFIC ADVISORY BOARD

  The Company has established a Scientific Advisory Board ("SAB") composed of individuals with expertise in free radical chemistry, drug discovery model development, drug screening, clinical pharmacology and clinical medicine. SAB members assist the Company in identifying scientific and product development opportunities, review with management the progress of the Company's projects and assist in the recruitment and evaluation of the Company's scientific staff. SAB members receive compensation for the services they provide to the Company. Most SAB members have substantial commitments to third parties, which commitments may conflict or compete with their obligation to the Company. Accordingly, such persons devote only a small portion of their time to matters related to the Company. See "Risk Factors--Dependence Upon Key Personnel; Need to Attract Qualified Employees and Consultants".

  The following individuals are members of the Company's Scientific Advisory
Board:

  ROBERT FLOYD, PH.D., CHAIRMAN. Dr. Floyd, a co-founder of the Company, is head of the Free Radical Biology and Aging Program at the Oklahoma Medical Research Foundation and Professor of Biochemistry and Molecular Biology at the University of Oklahoma Medical School in Oklahoma City, Oklahoma. Dr. Floyd has published over 200 peer reviewed papers on the identification and quantification of free radicals in biological systems, their roles in aging and disease, and related subjects. Dr. Floyd consults with the Company on both the mechanism of action of NRTs and the role of OSA in injury to biological systems, including oxidative damage to brain tissue during stroke and trauma, Parkinson's disease, Alzheimer's disease, AIDS dementia, inflammation and aging.

 GENERAL ADVISORS

  BRUCE AMES, PH.D. Dr. Ames is Professor of Biochemistry and Molecular Biology and Director of the National Institute of Environmental Health Sciences Center at the University of California, Berkeley. Dr. Ames is a member of the National Academy of Sciences and has published extensively on the detection of free radical damage to DNA in biological tissue and the role of antioxidants, vitamins and enzymes in aging. Dr. Ames consults with the Company in the areas of OSA biochemistry and the role of antioxidants in mitochondrial function and aging.

  NICHOLAS BAZAN, M.D., PH.D. Dr. Bazan is Professor of Ophthalmology, Biochemistry and Molecular Biology, and Neurology and Director of the Neurosciences Program at Louisiana University Medical School in New Orleans, Louisiana. Dr. Bazan is an internationally recognized neuroscientist, ophthalmologist and lipid biochemist and has published over 300 peer reviewed papers in the area of inflammatory processes and the role of cyclooxygenase-2 and platelet activating factor. Dr. Bazan consults with the Company in the areas of inflammatory mechanisms, ophthalmology and arthritis.

  M. FLINT BEAL, M.D. Dr. Beal is Professor and Chair of Neurology at Cornell University Medical School in New York, New York. Dr. Beal has published over 200 peer reviewed papers on the preclinical and clinical importance of metabolically derived OSA in aging and disease. Dr. Beal is recognized for his research in the roles of mitochondrial dysfunction and free radical-induced damage in neurodegeneration. Dr. Beal consults with the Company in the areas of neurodegeneration mechanisms and Parkinson's disease therapeutics.

  RONALD MASON, PH.D. Dr. Mason is Head, Free Radical Metabolite Section, Laboratory of Pharmacology and Chemistry, National Institute of Environmental Health Sciences, National Institute of Health, Research Triangle Park, North Carolina. Dr. Mason has published more than 200 peer reviewed articles on the chemistry of free radicals and the mechanism of action of antioxidants. Dr. Mason consults with the Company in the areas of disease mechanisms and the mechanism of NRT action.

  BO SIESJO, M.D., PH.D. Dr. Siesjo is Director of Research at the Neuroscience Institute of the Queen's Medical Center, Honolulu, Hawaii. Dr. Siesjo is the former Chairman of the Experimental Brain Research Center, Lund University Hospital, University of Lund, Sweden. He has published over 500 peer reviewed articles on the biochemistry of stroke and metabolic neurodegenerative conditions. His research into the role of calcium in mitochondrial dysfunction in stroke and epilepsy is internationally recognized. He consults with the Company in the areas of neurodegenerative processes and stroke and trauma therapeutics.

  EARL STADTMAN, PH.D. Dr. Stadtman is Chief, Section on Enzymes, Laboratory of Biochemistry, National Heart, Blood and Lung Institute, at the National Institutes of Health in Bethesda, Maryland. Dr. Stadtman is a member of the National Academy of Science and has published over 200 peer reviewed articles on the biochemistry of free radicals, free radical damage to proteins and lipids and the mechanisms of action for antioxidants. Dr. Stadtman consults with the Company in the areas of free radical biochemistry and NRT mechanism of action.

 SPECIFIC THERAPEUTIC PROGRAM ADVISORS

 Parkinson's Disease

  J. WILLIAM LANGSTON, M.D. Dr. Langston is President of the Parkinson's Institute in Sunnyvale, California. Previously, Dr. Langston was Senior Scientist and Director of the Parkinson's Disease Research Program for the Institute of Medical Research in San Jose, California. In addition to his clinical research background in Parkinson's disease, Dr. Langston co-discovered the toxin MPTP and its mechanism of producing Parkinson-like neurodegeneration, which is used as a model of Parkinson's disease. Dr. Langston consults with the Company in the area of preclinical and clinical Parkinson's disease research.

  C. WARREN OLANOW, M.D. Dr. Olanow is Professor and Chairman of the Department of Neurology of Mount Sinai School of Medicine, Mount Sinai Medical Center, New York, New York. Dr. Olanow has published extensively on the biochemistry of Parkinson's disease development and progression. He consults with the Company in the area of Parkinson's disease treatment.

 Stroke

  LARS HILLERED, M.D., PH.D. Dr. Hillered is Professor of Neuroscience at Uppsala University Medical Center, Uppsala, Sweden. Dr. Hillered has published more than 100 peer reviewed articles on the neurochemistry and treatment of stroke and trauma. He consults with the Company in the areas of mechanisms of oxidative brain damage and NRT mechanism of action in stroke.

 Alzheimer's Disease

  KONRAD BEYREUTHER, PH.D. Dr. Beyreuther is Professor of Molecular Biology at the Zentrum fur Molekulare Biologie, Heidelberg University, Heidelberg, Germany. Dr. Beyreuther has published extensively on the mechanism of amyloid plaque formation and the etiology of Alzheimer's disease. Dr. Beyreuther consults with the Company in the area of Alzheimer's disease therapeutics.

  ALBERT DRESSE, M.D., PH.D. Dr. Dresse is Professor of Pharmacology at the University of Liege Medical School, Liege, Belgium. Dr. Dresse's fields of expertise include neurodegeneration, electrophysiology and molecular biology of learning, memory and aging. Dr. Dresse consults with the Company in the area of Alzheimer's disease.

  ZAVEN KHACHATURIAN, PH.D. Dr. Khachaturian is Director of the Ronald and Nancy Reagan Institute for Alzheimer's Research. He is the former Program Director of the Neuroscience and Neurology of Aging Division of the National Institute of Aging. He consults with the Company in the area of Alzheimer's disease therapeutics.

  WILLIAM MARKESBERY, M.D. is Professor of Pathology and Neurology at the University of Kentucky College of Medicine and Director of the Sanders-Brown Center on Aging. In addition, he is the Director and Principal

Investigator of the Alzheimer's Disease Research Center. Dr. Markesbery has particular expertise in Alzheimer's disease and served on the U.S. Congressional advisory panel on dementing illnesses. Dr. Markesbery has published over 250 articles on brain pathology and Alzheimer's disease. He consults with the Company in the area of Alzheimer's disease mechanisms and clinical trial design.

  Communication with many members of the Scientific Advisory Board takes place on a regular basis. In accordance with consulting agreements the Company has with these advisors, discoveries made as part of the consulting activity are generally the property of the Company. Should scientific discoveries be made by a member of the Scientific Advisory Board in conjunction with other research at another institution rather than while acting as a consultant to the Company, that discovery would generally be owned by the researcher or that institution. If such a discovery were deemed to be helpful in the Company's own research, the Company would have to enter into a license agreement in order to utilize the discovery. The Company relies on its scientific advisors to assist the Company in formulating its research and development strategy. Retaining and attracting qualified advisors will be critical to the Company's success.

EMPLOYEES

  As of June 30, 1998, Centaur had 86 full-time employees of which 23 have Ph.D. and/or M.D. degrees. Of the Company's full time employees, 55 work in research and development, 14 work in manufacturing, product development and QA/QC and 17 work in finance and administration. On December 31, 1995, 1996 and 1997 the Company had 55, 66 and 87 employees, respectively. The Company's employees are not represented by any collective bargaining unit, the Company has never experienced a work stoppage, and the Company believes that its employee relations are good. See "Management--Executive Officers, Directors and Key Employees."

FACILITIES

  The Company leases approximately 31,000 square feet of laboratory, production and office space in a single facility in Sunnyvale, California. The lease expires in 2001. The Company also leases a 77,000 square foot facility in Santa Clara, California, in which it is completing the construction, and beginning the process of seeking regulatory approvals, of a 30,000 square foot manufacturing plant that is designed to comply with GMP. This lease expires in 2004. While Centaur's existing facilities (including its facility under construction) are believed to be sufficient to produce the volume of product needed for clinical trials and early commercial sales, the Company expects that larger facilities will be needed for any later stage commercial sales. There can be no assurance that the Company will be able to obtain such space on commercially reasonable terms.

                                  MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

  The executive officers, directors and key employees of the Company are as follows:

                 NAME                AGE                POSITION
                 ----                ---                --------
  Brian D. Frenzel.................   48 President, Chief Executive Officer and
                                         Director
  John M. Carney, Ph.D. (1)........   51 Chief Technical Officer and Director
  Joseph L. Turner.................   47 Chief Financial Officer and Treasurer
  William A. Garland, Ph.D.........   53 Executive Vice President,
                                         Pharmaceutical
                                         Development
                                         Vice President, Pharmaceutical
  Kirk R. Maples, Ph.D. ...........   39 Discovery
  John J. Vajda....................   58 Vice President, Operations
  Lucy O. Day......................   39 Director of Finance and Administration
  Mark R. Collins (2)..............   50 Director
  Graham K. Crooke, MB.BS. (3)(4)..   39 Director
  Steinar J. Engelsen, M.Sc., M.D.
   (4).............................   47 Director
  Charles R. Engles (1)............   50 Director
  Selvi Vescovi (2)(3).............   68 Director

--------
(1) Member of the Intellectual Property Oversight Committee.
(2) Member of the Finance and Audit Committee.
(3) Member of the Compensation Committee.
(4) Member of the Regulatory Oversight Committee.

  BRIAN D. FRENZEL. Mr. Frenzel is a co-founder of the Company and has been a director since April 1992 and President and Chief Executive Officer since October 1992. Mr. Frenzel was also Acting Chief Financial Officer from August 1996 until November 1997. In 1991, Mr. Frenzel co-founded Vesta Medical Inc., a company that developed minimally invasive surgical device technology. Mr. Frenzel served as President of Vesta Medical Inc. until July 1994, and Chairman of the Board until July 1996, when the company was acquired by Pfizer Inc. Mr. Frenzel also serves on the Board of the Glenn Foundation for Medical Research (the "Glenn Foundation"), a non-profit foundation specializing in aging research that is a principal stockholder of the Company, and is a member of the board of advisors of Charter Venture Capital, a principal stockholder of the Company. Mr. Frenzel received a B.S. in physics and an M.B.A. from Stanford University.

  JOHN M. CARNEY, PH.D. Dr. Carney co-founded the Company and has been a director since its inception in March 1992 and a member of the Intellectual Property Oversight Committee since May 1998. Dr. Carney was President of the Company from March 1992 until October 1992 and Chairman of the Board of Directors from October 1992 until July 1996. After four years as a scientific consultant to the Company, Dr. Carney joined the Company as its full time Chief Technical Officer in June 1996. From 1987 until June 1996, Dr. Carney was an Associate Professor of Pharmacology at the University of Kentucky College of Medicine. He has published over 100 papers in the fields of pharmacology and neurophysiology. Dr. Carney received a B.S. in biology from St. Mary's College, an M.S. in vertebrate zoology from San Diego State University, and a Ph.D. in pharmacology from the University of Michigan at Ann Arbor.

  JOSEPH L. TURNER. Mr. Turner joined the Company as Chief Financial Officer and Treasurer in November 1997. From 1992 until November 1997, Mr. Turner was Vice President, Finance and Administration, Chief Financial Officer, Secretary and Treasurer of Cortech, Inc., a biopharmaceutical firm. From 1979 to 1992, Mr.

Turner served in various management positions at Eli Lilly and Company, a pharmaceutical company, most recently as Director of Finance of Eli Lilly S.A. (Switzerland). He received a B.A. in Chemistry from Swarthmore College, an M.A. in molecular biology from the University of Colorado, and an M.B.A. from the University of North Carolina at Chapel Hill.

  WILLIAM A. GARLAND, PH.D. Dr. Garland joined the Company as Vice President, Pharmaceutical Development in August 1994 and became Executive Vice President, Pharmaceutical Development in February 1997. Prior to joining the Company, Dr. Garland spent 20 years with Hoffmann-La Roche Inc., a pharmaceutical company, most recently as Senior Director and U.S. Head of International Project Management from March 1991 until July 1994. Dr. Garland received a B.S. in chemistry from the University of San Francisco and a Ph.D. in medicinal chemistry from the University of Washington School of Pharmacy.

  KIRK R. MAPLES, PH.D. Dr. Maples joined the Company as Director of Biochemistry in May 1993. He became Senior Director and Group Project Leader in February 1995 and Vice President, Pharmaceutical Discovery in February 1996. Prior to joining the Company, Dr. Maples was an Associate Scientist at the Inhalation Toxicology Research Institute from 1989 to April 1993 and was a Clinical Assistant Professor at the University of New Mexico College of Pharmacy from August 1991 to April 1993. Dr. Maples received a B.S. in chemistry from the University of Missouri at Kansas City and a Ph.D. in inorganic chemistry from Duke University.

  JOHN J. VAJDA. Mr. Vajda joined the Company in January 1997 as Director of Operations and became Vice President, Operations in charge of facilities, manufacturing and process development in February 1998. Prior to joining the Company, Mr. Vajda was General Manager at Biostride, Inc., an in vitro diagnostic product company, from October 1995 to October 1996. From February 1993 to October 1995, Mr. Vajda was Director of Operations of OCULEX Pharmaceuticals, Inc., a manufacturer of pharmaceuticals for eye care. Mr. Vajda has attended New York University in biology and chemistry.

  LUCY O. DAY, CPA. Ms. Day joined the Company as Controller in February 1994 and was appointed Director of Finance in February 1997 and Director of Finance and Administration in February 1998. Prior to joining the Company, Ms. Day worked at Bank of America NT&SA from 1990 to January 1994, most recently as Vice President, Financial Consolidation and Reporting from January 1993 to January 1994. Ms. Day received a B.A. in political economies of industrial societies from the University of California at Berkeley and is a Certified Public Accountant in the State of California.

  MARK R. COLLINS. Mr. Collins has been a director of the Company since its inception in March 1992 and a member of the Finance and Audit Committee since September 1993. Mr. Collins was the Company's Chief Financial Officer from its inception until August 1996. Since 1986, Mr. Collins has been Executive Vice President and a member of the Board of Directors of the Glenn Foundation, a private non-profit foundation specializing in aging research that is a principal stockholder of the Company.

  GRAHAM K. CROOKE, MB.BS. Dr. Crooke has been a director of the Company since September 1995, a member of the Compensation Committee since November 1995 and a member of the Regulatory Oversight Committee since June 1998. Since September 1997, Dr. Crooke has been a principal of Ticonderoga Capital, Inc. (formerly Dillon Read Venture Capital), a venture capital firm that provides management services to Concord Partners II, L.P. (a principal stockholder of the Company), and has been a general partner of the general partner of Concord Partners II, L.P. From April 1992 to September 1997, Dr. Crooke held various positions with Dillon Read Venture Capital, most recently as Vice President. Dr. Crooke is a director of several privately-held companies. He earned his medical degree from the University of Western Australia and an M.B.A. from the Stanford Graduate School of Business.

  STEINAR J. ENGELSEN, M.SC., M.D. Dr. Engelsen became a director of the Company and member of the Regulatory Oversight Committee in June 1998. Since November 1996, Dr. Engelsen has been a partner of Teknoinvest Management AS, a venture capital firm. From 1989 until September 1996, Dr. Engelsen was employed in various management positions with responsibility for therapeutic research and development within Hafslund Nycomed AS, a pharmaceutical company based in Europe, and affiliated companies, most recently serving as Senior Vice President, Research and Development of Nycomed Pharma AS from January 1994 until September 1996. Dr. Engelsen received an M.Sc. in nuclear chemistry and an M.D. from the University of Oslo. Dr. Engelsen is a director of Axis ASA (a Norwegian public company) and several privately-held companies.

  CHARLES R. ENGLES. Mr. Engles became a director of the Company and a member of the Intellectual Property Committee in June 1998. Since November 1997, Mr. Engles has been President and Chief Executive Officer of Cutanix, an affiliate of the Company engaged in development of products for dermatology, cosmetics and other skin care applications. From October 1994 until March 1997, Mr. Engles was Chairman and Chief Executive Officer of Stillwater Mining Co. a platinum and palladium mining and processing company. From May 1989 until October 1994, Mr. Engles was Senior Vice President, Corporate Development of Johns Manville Corp., a building materials company. Mr. Engles received a B.A. in electrical engineering from Rice University, an M.Sc. in management from the University of Warwick and a Ph.D. in operations research from Stanford University. Mr. Engles also studied as a Rhodes scholar at Oxford University. Mr. Engles is a director of Sundance Homes, Inc., a builder of single family homes.

  SELVI VESCOVI. Mr. Vescovi has been a director of the Company since May 1996 and a member of the Finance and Audit Committee and Compensation Committee since May 1998. Since 1988, Mr. Vescovi has been a consultant to the pharmaceutical industry. Prior to 1988, Mr. Vescovi spent 35 years with Upjohn Company, a pharmaceutical company, serving in a variety of senior positions, including President and General Manager of the International Division. From May 1992 until June 1996, Mr. Vescovi was Chairman of the Board of Carrington Laboratories, Inc., a research-based pharmaceutical and medical device company. Mr. Vescovi currently is a director of Carrington Laboratories, Inc. and one privately held company. Mr. Vescovi received a B.S. in biology from the College of William and Mary.

  Directors are elected at each annual meeting of stockholders to serve until the next annual meeting of stockholders, or until their successors are duly elected and qualified, or until their earlier resignation, removal or death. The Company's directors were elected pursuant to the terms of a voting agreement (the "Voting Agreement") under which certain stockholder groups have the right to designate members of the Company's Board of Directors. The Voting Agreement will terminate upon the consummation of this offering.

BOARD COMMITTEES

  Finance and Audit Committee. The Finance and Audit Committee of the Board consists of Mr. Collins and Mr. Vescovi. The Finance and Audit Committee reviews the Company's financial statements and accounting practices, makes recommendations to the Board regarding the selection of independent auditors and reviews the results and scope of the audit and other services provided by the Company's independent auditors.

  Compensation Committee. The Compensation Committee of the Board consists of Dr. Crooke and Mr. Vescovi. The Compensation Committee makes recommendations to the Board concerning salaries and incentive compensation for the Company's officers and employees and administers the Company's employee benefit plans.

  Regulatory Oversight Committee. The Regulatory Oversight Committee of the Board consists of Drs. Engelsen and Crooke. The Regulatory Oversight Committee oversees the Company's regulatory compliance and clinical trial activities.

  Intellectual Property Oversight Committee. The Intellectual Property Oversight Committee consists of Dr. Carney and Mr. Engles. The Intellectual Property Oversight Committee makes recommendations to the Board regarding the Company's intellectual property portfolio and reviews the Company's policies and procedures for protecting its intellectual property rights.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  None of the members of the Compensation Committee of the Board was an officer or employee of the Company during 1997. No executive officer of the Company serves as a member of the board of directors or compensation committee of any for-profit entity that has one or more executive officers serving on the Company's Board or Compensation Committee, except that Mr. Frenzel serves on the Board of Directors of Cutanix, whose chief executive officer, Mr. Engles, is a director of the Company.

DIRECTOR COMPENSATION

  Directors of the Company do not receive cash compensation for their services as directors (other than Mr. Vescovi, who receives a fee of $1,000 per month) but are reimbursed for their reasonable expenses in attending meetings of the Board. In 1997, Mr. Collins, Dr. Crooke and Mr. Vescovi each received a nonqualified stock option to purchase 5,000 shares of Common Stock at $2.50 per share, expiring in 2007. In February 1998, Mr. Collins, Dr. Crooke and Mr. Vescovi each received an additional nonqualified stock option to purchase 5,000 shares of Common Stock at $4.00 per share, expiring in 2008. Also in February 1998, Dr. Engelsen, who became a director of the Company in June 1998, received a warrant to purchase 5,000 shares of Common Stock at $4.00 per share. Such warrant will vest monthly over 36 months provided Dr. Engelsen continues to provide services to the Company as a consultant and/or director. In connection with his June 1998 appointment as a director of the Company, Mr. Engles received a nonqualified stock option to purchase 5,000 shares of Common Stock at $6.50 per share, expiring in 2008.

  In June 1998, the Board adopted the Directors Plan and reserved a total of 125,000 shares of the Company's Common Stock for issuance thereunder. The Directors Plan will become effective upon the date of this Prospectus (the "Effective Date"). Members of the Board who are not employees of the Company are eligible to participate in the Directors Plan. Each eligible director who first becomes a member of the Board on or after the Effective Date will initially automatically be granted an option for a number of shares equal to 417 shares multiplied by the number of full and partial calendar months between (a) the date such director first becomes a director and (b) the following May 1. On May 1 of each year following the Effective Date, each eligible director will automatically be granted an additional option to purchase 5,000 shares if such director has served continuously as a member of the Board since the date of grant of such director's initial option, or if such director did not receive an initial option, such director has served continuously as a member of the Board since the Effective Date. All options issued under the Directors Plan will vest as to 1/36 of the shares on each monthly anniversary of the date of grant, provided the optionee continues as a member of the Board or as a consultant to the Company. The exercise price of all options granted under the Directors Plan will be the fair market value of the Common Stock on the date of grant.

EXECUTIVE COMPENSATION

  The following table sets forth all compensation awarded to, earned by or paid for services rendered to the Company in all capacities during fiscal 1997 by (i) the Company's chief executive officer and (ii) the Company's other executive officers who were serving as executive officers at the end of 1997 and whose total annual salary during 1997 equaled or exceeded $100,000 (together, the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                           LONG-TERM
                            ANNUAL COMPENSATION       COMPENSATION AWARDS
    NAME AND PRINCIPAL      ------------------- --------------------------------
        POSITIONS                 SALARY        SECURITIES UNDERLYING OPTIONS(#)
    ------------------      ------------------- --------------------------------
Brian D. Frenzel..........       $218,877                    15,000
 President and Chief Exec-
 utive Officer
John M. Carney, Ph.D......        157,219                     6,250
 Chief Technical Officer
William A. Garland, Ph.D..        187,056                    20,000
 Executive Vice President,
 Pharmaceutical
 Development

  In November 1997, Joseph L. Turner was appointed Chief Financial Officer and Treasurer of the Company at an initial base salary of $150,000 per year. In connection with his appointment, Mr. Turner was granted an incentive stock option to purchase 100,000 shares of Common Stock at an exercise price of $2.50 per share, expiring in November 2007.

  The following table sets forth further information regarding option grants pursuant to the Company's 1993 Incentive Plan during 1997 to each of the Named Executive Officers. In accordance with the rules of the Securities and Exchange Commission, the table sets forth the hypothetical gains or "option spreads" that would exist for the options at the end of their respective ten-year terms. These gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the option was granted to the end of the option term.

                             OPTION GRANTS IN 1997

                                           INDIVIDUAL GRANTS
                         ------------------------------------------------------
                                                                                 POTENTIAL REALIZABLE
                                                                                VALUE AT ASSUMED ANNUAL
                          NUMBER OF                                              RATES OF STOCK PRICE
                         SECURITIES  PERCENT OF TOTAL                           APPRECIATION FOR OPTION
                         UNDERLYING  OPTIONS GRANTED                                   TERM (3)
                           OPTIONS     TO EMPLOYEES   EXERCISE PRICE EXPIRATION ------------------------
NAME                     GRANTED (1)     IN 1997      PER SHARE (2)     DATE        5%          10%
----                     ----------- ---------------- -------------- ---------- ----------- ------------
Brian D. Frenzel........   15,000          3.2%           $2.50       2/06/07   $    23,584 $    59,765
John M. Carney, Ph.D....    6,250          1.3             2.50       2/06/07         9,826      24,902
William A. Garland,
 Ph.D...................   20,000          4.3             2.50       2/06/07        31,445      79,687

--------
(1) All the options shown in the table are incentive stock options to purchase shares of Common Stock. Options vest monthly over a four-year period, with one forty-eighth of the shares vesting each month on a date specified by the Board on the date of grant, provided that the optionee continues to render services to the Company.
(2) Options were granted at an exercise price equal to the fair market value of the Common Stock on the date of grant, as determined by the Board.
(3) The 5% and 10% assumed annual compound rates of stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of future Common Stock prices.

  The above table does not reflect options granted since December 31, 1997, as follows: incentive stock options granted on February 13, 1998, at an exercise price of $4.00 per share, expiring February 12, 2008, to Mr. Frenzel (20,000 shares), Dr. Carney (15,000 shares) and Dr. Garland (20,000 shares). See footnotes (1) and (2) above.

  The following table sets forth information with respect to (i) the exercise of stock options by Named Executive Officers during the fiscal year ended December 31, 1997 and (ii) the number of shares covered by both exercisable and unexercisable stock options as of December 31, 1997. Also reported are values of "in-the-money" options that represent the positive spread between the respective exercise prices of outstanding stock options and the fair market value of the Company's Common Stock as of December 31, 1997.

                      AGGREGATE OPTION EXERCISES IN 1997
                              AND YEAR-END VALUES

                                              NUMBER OF SECURITIES UNDERLYING          VALUE OF UNEXERCISED
                           SHARES                   UNEXERCISED OPTIONS               IN-THE-MONEY OPTIONS AT
                         ACQUIRED ON  VALUE         AT FISCAL YEAR-END                  FISCAL YEAR-END (1)
                          EXERCISE   REALIZED -----------------------------------    -------------------------
                             (#)       ($)     EXERCISABLE        UNEXERCISABLE      EXERCISABLE UNEXERCISABLE
                         ----------- -------- ---------------    ----------------    ----------- -------------
Brian D. Frenzel........   65,000    $312,188            76,770              51,980   $669,264     $425,736
John M. Carney, Ph.D....      --          --              6,093              10,157     49,187       76,439
William A. Garland,
 Ph.D...................   99,279     479,513             9,896              48,325     77,618      388,503

--------
(1) For purposes of determining the value of in-the-money options, the fair market value of the Company's Common Stock as of December 31, 1997 is deemed to be $9.00.

EMPLOYMENT AGREEMENT

  The Company entered into an employment agreement with Mr. Frenzel, effective as of December 1, 1993, in connection with Mr. Frenzel's service as President and Chief Executive Officer of the Company (the "Employment Agreement"). The Employment Agreement contemplated that, due to other commitments, Mr. Frenzel initially would serve the Company as a part-time employee but would become a full-time employee on or before September 1, 1994 (the "Full Time Employment Date"). Mr. Frenzel became a full-time employee on July 1, 1994. The Employment Agreement provided that Mr. Frenzel would receive a salary of $132,500 as a part-time employee and an initial minimum salary of $175,000 as a full-time employee. The initial term of the Employment Agreement was four years. The Employment Agreement is currently renewable automatically for successive one-year terms on the same terms and conditions, unless either party notifies the other of its intention to terminate at least 90 days before the expiration of the applicable term. The Employment Agreement provides that Mr. Frenzel's employment may be terminated by the Company, with or without cause, or voluntarily by Mr. Frenzel. If the Company terminates the Employment Agreement for cause, or if Mr. Frenzel terminates the Employment Agreement voluntarily, the Company is obligated to pay Mr. Frenzel only compensation and benefits otherwise payable to Mr. Frenzel through the effective date of such termination. If the Company terminates the Employment Agreement without cause, the Company must pay Mr. Frenzel a severance payment equal to six months' salary, payable on the Company's normal payroll dates during that period; provided, however, that if Mr. Frenzel secures other full-time employment during such six-month period, the Company will pay an amount equal to one half of any additional amount the Company would have been obligated to pay Mr. Frenzel for the period from the date on which Mr. Frenzel secured such other employment until the end of the six-month period.

  Pursuant to the terms of the Employment Agreement, the Company granted Mr. Frenzel an incentive stock option to purchase up to 300,000 shares of Common Stock at a price of $0.15 per share (the "Option"). One half of the Option vested monthly over four years beginning on December 1, 1993, and the other half vested monthly over four years beginning on the Full-Time Employment Date. The Option was fully vested on July 1, 1998. To date, Mr. Frenzel has purchased 221,250 shares of Common Stock upon exercise of the Option.

EMPLOYEE BENEFIT PLANS

  1993 Equity Incentive Plan. In February 1993, the Board adopted the Company's 1993 Incentive Plan. As originally adopted, the 1993 Incentive Plan reserved 500,000 shares of Common Stock for issuance. This reserve was increased to 1,500,000 shares in April 1994, 1,540,000 shares in February 1996, 2,000,000 shares in May 1996, 2,250,000 shares in July 1996 and
2,400,000 shares in February 1998. As of June 30, 1998, under the 1993 Incentive Plan, options to purchase 1,789,782 shares of Common Stock at exercise prices from $0.10 to $10.00 per share were outstanding, options to purchase 517,653 shares of Common Stock had been exercised, and options to purchase 92,565 shares of Common Stock were available for grant. From July 1 through July 17, 1998 (the last date on which options were granted), the Board granted options to purchase an additional 32,500 shares of Common Stock at an exercise price of $10.00 per share. Generally, options granted under the 1993 Incentive Plan are subject to the terms described below with respect to options granted under the 1998 Equity Incentive Plan (the "1998 Incentive Plan") although there is no limit on the aggregate number of options that may be granted to an optionee under the 1993 Incentive Plan.

  1998 Equity Incentive Plan. In June 1998, the Board adopted the 1998 Incentive Plan. The 1998 Incentive Plan will become effective upon the Effective Date and will serve as the successor equity incentive program to the Company's 1993 Incentive Plan. Options granted under the 1993 Incentive Plan before its termination will remain outstanding in accordance with their terms, but no further options will be granted under the 1993 Incentive Plan after the Effective Date. The Company has reserved 1,000,000 shares of Common Stock for issuance under the 1998 Incentive Plan. In addition, any authorized shares not issued or subject to outstanding options under the 1993 Incentive Plan on the Effective Date, and any shares that (i) are subject to issuance upon exercise of an option granted under the 1993 Incentive Plan or the 1998 Incentive Plan but cease to be subject to such option for any reason other than exercise of such option, (ii) are subject to an award granted under the 1993

Incentive Plan or the 1998 Incentive Plan but are forfeited or are repurchased by the Company at the original issue price or (iii) are subject to an award that otherwise terminates without shares being issued will be available for grant and issuance in connection with future awards under the 1998 Incentive Plan.

  The 1998 Incentive Plan provides for the grant of stock options and stock bonuses and the issuance of restricted stock by the Company to its employees, officers, directors, consultants, independent contractors and advisers. The 1998 Incentive Plan will be administered by the Compensation Committee of the Board, currently consisting of Dr. Crooke and Mr. Vescovi. The 1998 Incentive Plan permits the Compensation Committee to grant options that are either incentive stock options (as defined in Section 422 of the Internal Revenue
Code) or nonqualified stock options, on terms (including the exercise price, which may not be less than 85% of the fair market value of the Company's Common Stock, and the vesting schedule) determined by the Compensation Committee, subject to certain statutory and other limitations in the 1998 Incentive Plan. In addition to, or in tandem with, awards of stock options, the Compensation Committee may grant participants restricted stock awards to purchase the Company's Common Stock for not less than 85% of its fair market value at the time of grant. The other terms of such restricted stock awards may be determined by the Compensation Committee. The Compensation Committee may also grant stock bonus awards of the Company's Common Stock either in addition to, or in tandem with, other awards under the 1998 Incentive Plan, under such terms, conditions and restrictions as the Compensation Committee may determine. The 1998 Incentive Plan will terminate in 2008, unless terminated earlier in accordance with the provisions of the 1998 Incentive Plan.

  1998 Employee Stock Purchase Plan. In June 1998, the Board adopted the Purchase Plan and reserved a total of 125,000 shares of the Company's Common Stock for issuance thereunder. In addition, on each January 1, the aggregate number of shares reserved for issuance under the Purchase Plan will be increased automatically by a number of shares equal to one quarter of one percent of the total outstanding shares of Common Stock of the Company on the immediately preceding December 31. Such increase is limited to a maximum of 200,000 shares per year. The Purchase Plan permits eligible employees to acquire shares of the Company's Common Stock through payroll deductions. The Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code. Except for the initial offering under the Purchase Plan, each offering under the Purchase Plan will be for a period of eighteen months (the "Offering Period") consisting of three six-month purchase periods (each a "Purchase Period"). Except for the first Offering Period, Offering Periods under the Purchase Plan will commence on February 1 and August 1 of each year. The Board has the authority to determine the date on which the first Offering Period will begin and the duration of such offering period. The Board has the power to set the beginning of any Offering Period, to terminate any Offering Period under certain circumstances and to change the duration of Offering Periods without stockholder approval, provided that the change is announced at least 15 days prior to the scheduled beginning of the first Offering Period to be affected. Eligible employees may select a rate of payroll deduction between 2.0% and 10% of their compensation, up to an aggregate total payroll deduction not to exceed $25,000 in any calendar year. The purchase price for the Company's Common Stock purchased under the Purchase Plan is 85% of the lesser of the fair market value of the Company's Common Stock on the first day of the Offering Period or on the last day of the applicable Purchase Period.

                             CERTAIN TRANSACTIONS

  Since January 1, 1995, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which the Company was or is to be a party in which the amount involved exceeds $60,000 and in which any director, executive officer or holder of more than five percent of the Common Stock of the Company had or will have a direct or indirect material interest other than (i) compensation arrangements, which are described where required under "Management," and (ii) the transactions described below.

SECURITIES ISSUANCES

  From February through October 1997, the Company sold an aggregate of 2,200,000 shares of the Company's Series D Preferred Stock to 60 individuals and entities at the price of $7.50 per share, for an aggregate purchase price of $16,500,000, paid in cash. The following individuals and entities, which were, at the time, executive officers, directors or their affiliates, five percent stockholders and/or members of a five percent stockholder group, purchased shares in the amounts set forth immediately after their respective names: (i) Paul F. Glenn, Trustee, Paul F. Glenn Revocable Trust (66,667 shares), and the Glenn Foundation (33,334 shares), members of a five percent stockholder group; (ii) Brian D. Frenzel, President, Chief Executive Officer, a director and a five percent stockholder (10,000 shares); (iii) Selvi Vescovi, a director (5,000 shares); (iv) Charter Ventures II, L.P. (40,000 shares), member of a five percent stockholder group; (v) Menlo Ventures IV, L.P. (66,666 shares), a five percent stockholder; and (vi) Oklahoma Medical Research Foundation (20,000 shares), of which an executive officer and trustee was then a director of the Company. The funds obtained in the Series D Preferred Stock offering have been used to support the Company's research and development activities, including clinical trials for Parkinson's disease and AIDS dementia, its administrative activities, and for working capital.

  In addition, since January 1, 1995, the Company has issued 2,730 shares of Common Stock as compensation for consulting services and issued warrants to purchase an aggregate of 35,000 shares of Common Stock, having exercise prices of from $3.00 to $4.00 per share, as compensation for consulting services. Of these warrants, 5,000 were issued in 1998 to Steinar Engelsen, who became a director of the Company in June 1998. Finally, since January 1, 1995 through July 17, 1998 (the last date on which options were granted) the Company granted options to purchase an aggregate of 1,569,979 shares of its Common Stock, having exercise prices of from $0.20 per share to $10.00 per share, to employees, directors and consultants under the 1993 Incentive Plan and issued 515,904 shares of Common Stock to employees, directors and consultants upon exercise of outstanding options, having exercise prices of from $0.10 per share to $4.00 per share.

INDEBTEDNESS OF MANAGEMENT

  In January 1998, the Company made a short-term relocation loan to Joseph L. Turner, its Chief Financial Officer and Treasurer. The principal amount of $371,322 accrued interest at an annual rate of 6%. Mr. Turner repaid the balance of $342,679 (net of certain expenses paid by the Company) and $1,997 in accrued interest in February 1998.

OTHER TRANSACTIONS

  Charles Engles, a director of the Company, is the chief executive officer and a director and major stockholder of Cutanix, a corporation formed in November 1997 to develop dermatological drugs and cosmetics. The Company currently owns 63% of the outstanding capital stock of Cutanix, and Mr. Engles currently owns 21% of its outstanding capital stock. In January 1998, the Company exclusively licensed to Cutanix all of its current and future technology for the fields of dermatology, cosmetics and other skin care applications. The license agreement also provides that either Centaur or Cutanix may obtain the exclusive right to use Company compounds, with certain exceptions, by agreeing to take certain actions to develop the compound. Accordingly, Cutanix could obtain exclusive rights to a compound that the Company might otherwise choose to develop. The Company and Cutanix also entered into a services and supply agreement in January 1998 under which the Company agreed to provide certain administrative and other services to Cutanix at cost. In addition, the Company and Cutanix agreed that the Company would be the exclusive supplier of NRT active compounds to Cutanix (subject to certain rights of each party to terminate this exclusivity) at a cost-based purchase price. The Company has committed to contribute up to $250,000 in cash and services to Cutanix. The Company, Mr. Engles and another stockholder of Cutanix have agreed to maintain a three person Board of Directors with one representative of each on the Board, subject to certain limited exceptions, and have also agreed that certain major corporate actions will require the approval of 75% of the members of the Board of Directors, all for a period of ten years. Cutanix is currently in the process of raising capital in a private equity financing to fund the continued development of its lead compounds, although there can be no assurance that Cutanix will be able to consummate this financing. The Company expects to convert its outstanding loans to Cutanix in the amount of approximately $250,000 to equity as part of the financing, and one or two non-officer directors of Centaur may also participate in the financing. If this financing is consummated, it is expected that the Company's percentage ownership in Cutanix will decrease. See "Business--Cutanix-Skin Care Affiliate" and Note 1 of Notes to Financial Statements.

  Mark Collins, a director of the Company, has provided consulting services to the Company from time to time and received compensation therefor. In 1997, the Company paid Mr. Collins $18,000 as compensation for such services.

                            PRINCIPAL STOCKHOLDERS

  Unless otherwise indicated, the following table sets forth certain information known to the Company with respect to the beneficial ownership of the Company's Common Stock as of June 30, 1998 by: (i) each person who is known by the Company to be the beneficial owner of more than five percent of the Company's Common Stock, (ii) each director of the Company, (iii) each of the Named Executive Officers (see "Management--Executive Compensation"), and
(iv) all executive officers and directors of the Company as a group.

                                                         PERCENTAGE OF
                                                      SHARES BENEFICIALLY
                                          NUMBER OF        OWNED (1)
                                            SHARES    ----------------------
    5% STOCKHOLDERS, DIRECTORS AND       BENEFICIALLY  BEFORE        AFTER
       NAMED EXECUTIVE OFFICERS            OWNED(1)   OFFERING     OFFERING
    ------------------------------       ------------ ---------    ---------
Graham K. Crooke, MB.BS. and
Concord Partners II, L.P.(2)...........   1,602,981          11.6%        10.4%
 535 Madison Avenue, 36th Floor
 New York, New York 10022
Menlo Ventures IV, L.P.(3).............   1,290,692           9.3          8.4
 3000 Sand Hill Road, Bldg. 4, Ste. 100
 Menlo Park, California 94025
Paul F. Glenn(4).......................   1,219,960           8.8          8.0
 c/o Glenn Foundation
 1250 Coast Village Road, Suite K
 Santa Barbara, California 93108
Bismuth Investments Limited(5).........   1,142,857           8.3          7.4
 Suite 922C
 Europort, Gibraltar
Charter Ventures, a California limited
 partnership(6)........................   1,053,637           7.6          6.9
 525 University Avenue, Suite 1500
 Palo Alto, California 94301
Neuroscience Partners Limited
 Partnership(7)........................     990,475           7.2          6.5
 100 International Boulevard
 Etobicoke, Ontario,
 Canada M9W 6J6
Brian D. Frenzel(8)....................     906,721           6.5          5.9
 c/o Centaur Pharmaceuticals, Inc.
 484 Oakmead Parkway
 Sunnyvale, California 94086
Robert A. Floyd, Ph.D.(9)..............     806,250           5.8          5.3
 c/o Oklahoma Medical Research
  Foundation
 825 North East 13th Street
 Oklahoma City, OK 73104
John M. Carney, Ph.D.(10)..............     632,456           4.6          4.1
 c/o Centaur Pharmaceuticals, Inc.
 484 Oakmead Parkway
 Sunnyvale, California 94086
Mark R. Collins(11)....................     287,269           2.1          1.9
William A. Garland, Ph.D.(12)..........     135,061           1.0            *
Charles R. Engles(13)..................      21,722             *            *
Steinar J. Engelsen, M.D.(14)..........      13,170             *            *
Selvi Vescovi(15)......................      12,812             *            *
All executive officers and directors as
 a group (9 persons)(16)...............   3,628,858          25.9         23.4

--------
 * Less than 1% of the Company's outstanding Common Stock
 (1) Percentage ownership is based on 13,843,118 shares outstanding as of June 30, 1998 (assuming conversion of the Preferred Stock) and 15,343,118 shares outstanding after the offering (assuming no additional shares are outstanding other than the 13,843,118 shares outstanding as of June 30, 1998 and the 1,500,000 shares offered by the Company hereby). Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of Common Stock subject to options or warrants that, as of June 30, 1998, were currently exercisable or were to become exercisable within 60 days of June 30, 1998 are deemed to be outstanding and to be beneficially owned by the person holding such options or warrants for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
 (2) Represents 1,250 shares of Common Stock that may be acquired upon exercise of stock options held by Dr. Crooke that, as of June 30, 1998, were currently exercisable or were to become exercisable within 60 days of June 30, 1998, 17,316 shares of Common Stock beneficially owned by Dr. Crooke and 1,584,415 shares held of record by Concord Partners II, L.P. ("Concord II"). Of the 17,316 shares beneficially owned by Dr. Crooke, 10,129 shares are held by Dillon, Read & Co. Inc., as Agent, which shares investment control with respect to such shares with Dr. Crooke. The investment policies and affairs of Concord II are managed by its general partner, Venture Associates II, L.P. ("Venture Associates"), of which CPML Associates, Inc. ("CPML") is the managing general partner. Dr. Crooke, a director of the Company, is a general partner of Venture Associates and one of three principals of CPML.
 (3) MV Management IV, L.P., a California limited partnership, is the sole general partner of Menlo Ventures IV, L.P. and is deemed to have voting and investment power with respect to the shares held by Menlo Ventures IV, L.P.
 (4) Represents 1,186,626 shares held of record by Paul F. Glenn, Trustee, Paul F. Glenn Revocable Trust (including 118,012 shares of Common Stock transferred by Dr. Carney in July 1998), and 33,334 shares held of record by Glenn Foundation. Mr. Glenn is President and a member of the Board of Directors of Glenn Foundation. Mr. Collins and Mr. Glenn each has voting and investment power with respect to the shares held of record by the Glenn Foundation (the "Glenn Foundation Shares"). Accordingly, such shares are also included as securities beneficially owned by Mr. Collins. See footnotes (4) and (11).
 (5) Bismuth Investments Limited ("Bismuth") is a British Virgin Islands corporation and voting and investment control of the shares held by Bismuth is controlled by its Board of Directors.
 (6) Represents 440,000 shares held of record by Charter Ventures II L.P. and 613,637 shares held of record by Charter Ventures, a California limited partnership. Mr. A. Barr Dolan and Chavencap, Limited, a British Virgin Islands corporation, are each general partners of Charter Ventures and each may be deemed to have voting and investment power with respect to the shares held by Charter Ventures. The Managing Director of Chavencap, Limited is Mr. Johnson Cha.
 (7) MDS Associes-Neuroscience Inc., a Canada corporation, is the sole general partner of Neuroscience Partners Limited Partnership and is deemed to have voting and investment power with respect to the shares held by Neuroscience Partners Limited Partnership.
 (8) Represents an aggregate of 797,971 shares held of record by Mr. Frenzel and his wife and 108,750 shares of Common Stock that may be acquired upon exercise of stock options that, as of June 30, 1998, were currently exercisable or were to become exercisable within 60 days of June 30, 1998 held by Mr. Frenzel. Does not include an aggregate of 27,998 shares held of record by Mr. Collins on behalf of the Frenzels' minor children.
     See footnote (11). Also does not include 33,334 shares held of record by Glenn Foundation, of which Mr. Frenzel serves as a member of the Board of Directors. See footnote (4). Mr. Frenzel is President, Chief Executive Officer and a director of the Company.
 (9) Represents an aggregate of 800,000 shares held of record by Dr. Floyd and/or Mrs. Floyd as trustee(s) of certain trusts for the benefit of Dr. and Mrs. Floyd and members of their family and 6,250 shares of Common Stock that may be acquired upon exercise of stock options that, as of June 30, 1998, were currently exercisable or were to become exercisable within 60 days of June 30, 1998 held by Dr. Floyd. Dr. Floyd is Chairman of the Company's Scientific Advisory Board and a consultant to the Company.
(10) Represents 621,988 shares held of record by Dr. Carney and his wife as joint tenants and 10,468 shares of Common Stock that may be acquired upon exercise of stock options that, as of June 30, 1998, were currently exercisable or were to become exercisable within 60 days of June 30, 1998 held by Dr. Carney. Does not include an aggregate of 60,000 shares held of record by Mr. Collins as custodian for the Carney's minor children or 118,012 shares of Common Stock transferred to Paul F. Glenn Revocable Trust in July 1998. See footnotes (4) and (11). Dr. Carney is Chief Technical Officer and a director of the Company.
(11) Represents 155,000 shares held of record by Mr. Collins and his wife, an aggregate of 60,000 shares held by Mr. Collins as custodian for the minor children of Dr. and Mrs. Carney, an aggregate of 27,998 shares held of record by Mr. Collins on behalf of the minor children of Mr. and Mrs. Frenzel, 8,437 shares of Common Stock that may be acquired upon exercise of stock options that, as of June 30, 1998, were currently exercisable or were to become exercisable within 60 days of June 30, 1998 held by Mr. Collins, and 2,500 shares held of record by Graham L. Collins, Mr. Collins' son. Also includes 33,334 shares held of record by Glenn Foundation, of which Mr. Collins is an executive officer and member of the Board of Directors. Mr. Collins and Mr. Glenn each has voting and investment power with respect to the Glenn Foundation Shares. Accordingly, such shares are also included as securities beneficially owned by Mr. Glenn. See footnote (4). Mr. Collins is a director of the Company.
(12) Represents 99,279 shares held of record by Dr. Garland and his wife, and 35,782 shares of Common Stock that may be acquired upon exercise of stock options that, as of June 30, 1998, were currently exercisable or were to become exercisable within 60 days of June 30, 1998. Dr. Garland is Executive Vice President, Pharmaceutical Development of the Company.

(13) Includes 208 shares of Common Stock that may be acquired upon exercise of stock options that, as of June 30, 1998, were currently exercisable or were to become exercisable within 60 days of June 30, 1998. Mr. Engles is a director of the Company. Mr. Engles also owns 200,000 shares of Common Stock of Cutanix, a corporation the majority of the Common Stock of which is owned by the Company. The shares owned by Mr. Engles represented 21% of the outstanding capital stock of Cutanix as of June 30, 1998.

(14) Represents 1,250 shares of Common Stock that may be acquired upon exercise of a warrant to the extent that such warrant, as of June 30, 1998, was currently exercisable or was to become exercisable within 60 days of June 30, 1998 and 11,920 shares of Common Stock owned of record by Eiken Invest '97 AS, as to which Dr. Engelsen has shared voting and dispositive power. Dr. Engelsen disclaims beneficial ownership of the shares. Does not include 254,747 shares held of record by Teknoinvest IV ANS, an investment fund managed by Teknoinvest Management AS, of which Dr. Engelsen is a partner. Dr. Engelsen is a director of the Company.

(15) Includes 7,812 shares of Common Stock that may be acquired upon exercise of stock options that, as of June 30, 1998, were currently exercisable or were to become exercisable within 60 days of June 30, 1998. Mr. Vescovi is a director of the Company.

(16) Includes 190,623 shares of Common Stock that may be acquired upon exercise of stock options and warrants that, as of June 30, 1998, were currently exercisable or were to become exercisable within 60 days of June 30, 1998, 1,584,415 shares held of record by Concord II, and 33,334 shares held of record by Glenn Foundation. See footnotes (2) and (11).

                         DESCRIPTION OF CAPITAL STOCK

  Immediately following the closing of this offering, the authorized capital stock of the Company will consist of 33,000,000 shares of Common Stock, $0.001 par value per share, and 3,000,000 shares of preferred stock, $0.001 par value per share. Of those authorized shares, as of June 30, 1998, and assuming the conversion of each outstanding share of Preferred Stock into one share of Common Stock upon the closing of this Offering, there were outstanding 13,843,118 shares of Common Stock held of record by approximately 130 stockholders. In addition, as of June 30, 1998, options to purchase 1,789,782 shares of Common Stock and warrants to purchase 68,603 shares of Common Stock were outstanding. The Company has agreed in the Underwriting Agreement, subject to certain exceptions, not to issue or sell any Common Stock or convertible securities for cash until December 31, 1999, unless certain conditions are satisfied. See "Underwriting."

COMMON STOCK

  After giving effect to this offering, and based on the shares of Common Stock and options and warrants outstanding on June 30, 1998, the Company will have 17,656,882 authorized but unissued shares of Common Stock, of which 3,200,950 shares are reserved for issuance pursuant to warrants outstanding as of June 30, 1998 and pursuant to the Company's 1993 Incentive Plan, 1998 Incentive Plan, Directors Plan and Purchase Plan. All of the Company's authorized and outstanding shares of Common Stock are "registered" shares, which means that the holders of such shares are registered in the Company's stock register maintained by its transfer agent. In the following description, a "stockholder" is the holder of a registered share of Common Stock. Subject to preferences that may apply to any preferred stock outstanding at the time, the holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board of Directors may from time to time determine. Each stockholder is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in the Company's Certificate of Incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. The Common Stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding-up of the Company, the assets legally available for distribution to stockholders are distributable ratably among the holders of the Common Stock outstanding at that time, after payment of liquidation preferences, if any, on any outstanding preferred stock and payment of other claims of creditors. Each outstanding share of Common Stock is, and all shares of Common Stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

PREFERRED STOCK

  Upon the closing of this offering, all outstanding shares of Preferred Stock will be converted into shares of Common Stock and no shares of Preferred Stock will remain outstanding. See Note 7 to Notes to Financial Statements. The Board of Directors is authorized, subject to any limitations prescribed by Delaware law, to provide for the issuance of up to 3,000,000 shares of new preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the powers, designations, preferences and rights of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding) without any further vote or action by the stockholders. The Board of Directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Common Stock. Thus, the issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no current plan to issue any shares of preferred stock.

WARRANTS

  As of June 30, 1998, the Company had outstanding warrants to purchase 68,603 shares of Common Stock at a weighted average per share exercise price of $2.69. Currently outstanding warrants will remain outstanding following the closing of this offering and will expire between March 2001 and September 2002.

ANTI-TAKEOVER PROVISIONS

 Delaware Law

  Section 203 ("Section 203") of the Delaware General Corporation Law is generally applicable to corporate takeovers of Delaware corporations that have a class of voting stock that is listed on a U.S. national securities exchange, authorized for quotation on the Nasdaq National Market or held of record by more than 2000 stockholders. Section 203 would apply to the Company if it met any of the foregoing requirements in the future. Subject to certain exceptions set forth therein, Section 203 provides that a corporation shall not engage in any business combination with any "interested stockholder" for a three-year period following the date that such stockholder becomes an interested stockholder unless (a) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (b) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares) or (c) on or subsequent to such date, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder. Except as specified in
Section 203, an interested stockholder is generally defined to include any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation any time within three years immediately prior to the relevant date, and the affiliates and associates of such person. Section 203 generally makes it more difficult for an interested stockholder to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation's certificate of incorporation or bylaws, elect not to be governed by this section, effective 12 months after adoption. The Company's Certificate of Incorporation and Bylaws do not exclude the Company from the restrictions imposed under Section
203. If applicable to the Company, Section 203 could have the effect of deterring hostile takeovers or delaying changes in control of the Company, which could depress the market price of the Common Stock and which could deprive the stockholders of opportunities to realize a premium on shares of the Common Stock held by them.

 Charter and Bylaw Provisions

  The Company's Certificate of Incorporation and Bylaws contain certain provisions that could discourage potential takeover attempts and make more difficult attempts by stockholders to change management. The Company's Certificate of Incorporation provides that, effective upon the earlier of (i) the closing of an underwritten public offering of shares of the Company's Common Stock in which such shares are listed on the Swiss Exchange, the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market, and (ii) December 31, 2000, stockholders may not take action by written consent but may only act at a stockholders' meeting. The Company's Bylaws provide that special meetings of the stockholders of the Company may only be called by the Chairman of the Board, the Chief Executive Officer, the President, a majority of the Board or the holders of a majority of the Company's outstanding Common Stock.

REGISTRATION RIGHTS

  The holders of approximately 10,922,735 outstanding shares of Common Stock following the consummation of this offering (the "Demand Registrable Securities") have certain rights with respect to the registration of those shares under the Securities Act of 1933, as amended (the "Securities Act"). If requested by holders of at least 40% of the Demand Registrable Securities, the Company must file a registration statement under the Securities Act covering all Demand Registrable Securities requested to be included by all holders of such Demand Registrable Securities. The Company may be required to effect up to two such registrations. The Company has the right to delay any such registration for up to 120 days under certain circumstances. All expenses incurred in connection with such registrations (other than underwriters' discounts and commissions) and the reasonable costs and disbursements of one counsel for the selling holders will be borne by the Company.

These demand registration rights expire ten years after the closing date of this offering and do not apply to any Demand Registrable Securities proposed to be sold by a holder if such securities may be sold in a three-month period without registration pursuant to Rule 144 under the Securities Act.

  In addition, if the Company proposes to register any of its shares of Common Stock under the Securities Act other than in connection with a Company employee benefit plan or a corporate reorganization, the holders of the Demand Registrable Securities and holders of approximately an additional 1,867,245 outstanding shares of Common Stock and shares of Common Stock issuable upon exercise of outstanding warrants following the consummation of this offering may require the Company to include all or a portion of their shares in such registration, although the managing underwriter of any such offering has certain rights to limit the number of shares in such registration. All expenses incurred in connection with such registrations (other than underwriters' discounts and commissions) and the reasonable costs and disbursements of one counsel for the selling holders will be borne by the Company. These piggyback registration rights expire ten years after the closing date of this offering and do not apply to any securities proposed to be sold by a holder if such securities may be sold in a three-month period without registration pursuant to Rule 144.

  Further, holders of at least 20% of all Demand Registrable Securities may require the Company to register all or any portion of their Demand Registrable Securities on Form S-3 when such form becomes available to the Company, subject to certain conditions and limitations. The Company may be required to effect only one such registration in any twelve-month period. All expenses incurred in connection with the first two of such registrations (other than underwriters' or brokers' discounts and commissions) and reasonable costs and disbursements of one counsel for the selling holders will be borne by the Company.

TRANSFER OF SHARES

  The Company's Common Stock is issued only in registered form, which means that the holder of such shares is registered in the Company's stock register maintained by its U.S. transfer agent and registrar. The transfer agent and registrar for the Company's Common Stock is ChaseMellon Shareholder Services LLC, 85 Challenger Road, Ridgefield Park, New Jersey 07660, United States.

  The shares of Common Stock offered hereby may be traded from time to time in the Swiss over-the-counter market. See "Underwriting." This market consists of negotiated transactions from time to time between investors, who may act through banks or brokers. Trading of the Company's Common Stock in the Swiss over-the-counter market is expected to be very limited. While indications of the price at which investors might be willing to buy or sell shares of Common Stock may be available from time to time to banks, brokers and other financial institutions over electronic media, and may be available through Bank Vontobel, this information will not otherwise be available generally to the public. In addition, this information may not be indicative of the price at which shares of Common Stock would actually be purchased or sold. Information as to the price and volume of actual transactions in the Common Stock in the Swiss over-the-counter market is not publicly reported or available in any printed or electronic media. Furthermore, the Swiss over-the-counter market is not subject to specific regulation or regulatory oversight. See "Risk Factors--No Public Trading Market for Common Stock; Potential Volatility of Stock Price."

  In general, the Common Stock will trade in the Swiss over-the-counter market only through transfers of beneficial interests held through the Swiss Nominee Company ("SNOC"). Any investor who holds a certificate representing shares of Common Stock, rather than such beneficial interests, and who desires to sell such shares of Common Stock in the Swiss over-the-counter market, will be required to deposit the certificate with the U.S. transfer agent. The U.S. transfer agent will register the shares in the name of SNOC in order to make the share certificates eligible for the Swiss Security Clearing System (SEGA) and tradeable in the Swiss over-the-counter market and the investor would receive a beneficial interest therein. Certificates representing shares of Common Stock held through SNOC will not be issued unless such shares are withdrawn from SNOC, in which case the shares will not be eligible to trade in the Swiss over-the-counter market unless redeposited as described above. SNOC will be the registered owner of all shares of Common Stock that are held by investors through SNOC.

  Generally, all transfers of Common Stock traded in the Swiss over-the-counter market will be registered by brokers and other financial institutions and SEGA in SNOC's books. In this connection SEGA is acting as a clearing house for transactions involving more than one broker or other financial institutions. The U.S. transfer agent will not know the beneficial owners of the Common Stock that is held through SNOC. The brokers and other financial institutions will be responsible for keeping account of the Common Stock holdings on behalf of their customers.

  Communications by the Company to its stockholders who hold their Common Stock through SEGA regarding stockholders' meeting and dividend payments will be transmitted through the U.S. transfer agent to SNOC. SNOC will transmit these communications to SEGA, who will, upon request of brokers or other financial institutions, make available such communications to brokers or other financial institutions for the benefit of the investors.

  SNOC will consent or vote with respect to such shares on behalf of beneficial owners thereof provided it receives appropriate instructions from brokers or other financial institutions acting on behalf of beneficial owners in accordance with SNOC's standard rules and procedures and any laws or other regulations applicable to the Company.

  Any dividend or other payments on Common Stock held through SNOC will be made by the Company to the U.S. transfer agent who upon receipt of such payments, will credit SNOC for the amount of such payments. Payments by SNOC to the beneficial owners of Common Stock will be governed by SNOC's and SEGA's customary practices, and will be the sole responsibility of SNOC subject to any statutory or regulatory requirements as may be in effect from time to time. Any dividends will be converted into Swiss Francs and distributed by SEGA.

  The shares of Common Stock sold in this offering will not bear any restrictive legends or be subject to restrictions on transfer. However, any persons acting as "underwriters" (within the meaning of the Securities Act) and, until the date 90 days after the date of this Prospectus, any dealers, will be required to deliver a current prospectus in the form contained in the registration statement filed with the U.S. Securities and Exchange Commission (or the most recent amendment, if any, to such prospectus) in connection with any offers or sales in the United States. See "Additional Information." Under the Securities Act, the term "underwriter" includes any person who directly or indirectly participates in the distribution of the Common Stock. This term is not limited to the Managers of this offering and other banks, dealers and securities professionals, but would include investors who resell shares in transactions that are part of the distribution. An offer or sale may be deemed to have been made in the United States if (i) certain selling efforts are made in the United States by or on behalf of the seller, (ii) the shares are offered to a person in the United States, (iii) the transaction has been prearranged with a buyer in the United States or (iv) under certain circumstances if the seller or any person acting on its behalf does not reasonably believe that the buyer is outside the United States.

                                 U.S. TAXATION

  The following is a general discussion of certain U.S. federal income tax considerations relevant to Non-U.S. holders (as defined below) of the Common Stock. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service ("IRS") rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. There can be no assurance that the IRS will not challenge one or more of the tax consequences described herein, and the Company has not obtained, nor does it intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of acquiring, holding or disposing of the Common Stock. This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder's circumstances (for example, persons subject to the alternative minimum tax provisions of the Code). Also, it is not intended to be wholly applicable to all categories of investors, some of which (such as dealers in securities, banks, insurance companies and tax-exempt organizations) may be subject to special rules. This discussion also does not discuss any aspect of state, local or foreign law that may be relevant to Non-U.S. Holders. This discussion is for general information only and is not tax advice. Accordingly, each investor should consult its own tax adviser as to particular tax consequences to it of purchasing, holding and disposing of the Common Stock of the Company, including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable laws. See "Swiss Taxation--Stamp Duties Upon Transfer of Securities" for a description of certain Swiss securities transfer stamp duties that may be payable upon the sale of shares of Common Stock.

  As used herein, the term "Non-U.S. Holder" means a beneficial owner of Common Stock that is not, for United States federal income tax purposes, (i) a citizen or resident (as defined in Section 7701 (b) of the Code) of the United States, (ii) a corporation, partnership or other entity formed under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source or (iv) a trust which is subject to the supervision of a court within the United States and the control of a United States person as described in Section 7701 (a) (30) of the Code.

 DIVIDENDS

  In general, dividends paid to a Non-U.S. Holder of Common Stock will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are either effectively connected with a trade or business carried on by the Non-U.S. Holder in the U.S. or, where a relevant income tax treaty applies, attributable to a permanent establishment in the U.S. maintained by the Non-U.S. Holder, are generally not subject to the withholding tax, but instead are subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification and disclosure requirements must be complied with in order for dividends which are effectively connected with a U.S. trade or business or attributable to a U.S. permanent establishment to be exempt from withholding. Any such dividends received by a Non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

  To determine the applicability of an income tax treaty providing for a lower rate of withholding tax, under current rules dividends paid to an address in a foreign country generally are presumed (absent actual knowledge to the contrary) to be paid to a resident of such country. Under recently finalized United States Treasury regulations ("Final Regulations"), however, a Non-U.S. Holder of Common Stock who wishes to claim the benefit of an applicable treaty rate for dividends paid after December 31, 1999 would be required to satisfy applicable certification and other requirements, which would include the requirement that the Non-U.S. Holder execute and deliver to the Company a form which contains the holder's name and address or provides certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country. Non-U.S. Holders should consult their tax advisors concerning the effect of such Final Regulations on an investment in the Common Stock.

  A Non-U.S. Holder of Common Stock that is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any amounts withheld in excess of such reduced rate by timely filing an appropriate claim for a refund with the IRS.

 SALE, OR OTHER DISPOSITION OF COMMON STOCK

  Except as described below and subject to the discussion concerning backup withholding, any gain realized by a Non-U.S. Holder on the sale or other disposition of Common Stock generally will not be subject to U.S. federal income tax, unless (i) such gain is effectively connected with a trade or business carried on by the Non-U.S. Holder in the United States or, where a relevant income tax treaty applies, is attributable to a permanent establishment in the United States maintained by the Non-U.S. Holder, (ii) the Non-U.S. Holder is an individual who holds the Common Stock as a capital asset and is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met, (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates (including certain former citizens or residents of the United States), or (iv) in general, the Company is or has been a "U.S. real property holding corporation" for U.S. federal income tax purposes. The Company does not believe that it is currently a "United States real property holding corporation," or that it will become one in the future.

  Special rules may apply to certain Non-U.S. Holders, such as "controlled foreign corporations", "passive foreign investment companies" and "foreign personal holding companies", that are subject to special treatment under the Code. Such entities should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that my be relevant to them and their owners.

 FEDERAL ESTATE TAX

  Common Stock owned or treated as owned by an individual Non-U.S. Holder at the date of death will be included in such individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty applies and provides for a different result.

 INFORMATION REPORTING AND BACKUP WITHHOLDING

  The Company must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to, and the tax withheld with respect to, each Non-U.S. Holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty. Copies of these information returns may also be made available, under the provisions of a specific treaty or agreement, to the tax authorities of the country in which the Non-U.S. Holder resides.

  Under current rules, U.S. backup withholding tax (which is generally imposed at a 31% rate) generally will not apply to dividends paid on Common Stock to a Non-U.S. Holder at an address outside of the U.S. (unless the payor has knowledge that the payee is a U.S. person). Backup withholding and information reporting generally will apply to dividends paid to a Non-U.S. Holder at an address in the U.S., if such holder fails to establish an exemption or to provide certain other information to the payor. Under the Final Regulations, however, a Non-U.S. Holder that fails to certify its Non-U.S. Holder status in accordance with the requirements of the Final Regulations may be subject to U.S. backup withholding tax on payments of dividends. Non-U.S. Holders should consult their tax advisors concerning the effect, if any, of such Final Regulations on an investment in the Common Stock.

  The payment of the proceeds from the sale or other disposition Common Stock to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the Non-U.S. Holder certifies to the broker as to its Non-U.S. Holder status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a U.S. Holder or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the sale or other disposition of Common Stock to or through a non-U.S. office of a non-U.S. broker that is not a U.S. related person will not be subject to information reporting or backup withholding. For this purpose, a "U.S. related person" is (i) a "controlled foreign corporation" for U.S. federal income tax purposes or (ii) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a U.S. trade or business.

  In the case of the payment of proceeds from the disposition of the Common Stock to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, information reporting is required on the payment unless the broker holds documentary evidence that the owner is a Non-U.S. Holder and the broker has no knowledge to the contrary.

  Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder's U.S. federal income tax liability, provided that the requisite refund or tax return procedures are followed.

                                SWISS TAXATION

  The following is a summary of certain Swiss tax matters that may be relevant with respect to the acquisition, ownership and disposition of Common Stock by a Non-Swiss Holder. The term "Non-Swiss Holder" means a beneficial owner of Common Stock that (i) is not a resident of Switzerland, (ii) during the tax year has not engaged in a trade or business through a permanent establishment within Switzerland or (iii) is not otherwise subject to taxation in Switzerland for other reasons. The summary does not relate to persons in the business of buying and selling shares or other securities and does not address every potential tax consequence of an investment in the Common Stock under Swiss tax laws. The summary is of general nature only and does not constitute tax advice. Prospective purchasers of Common Stock are advised to consult their own tax advisors with respect to tax consequences in Switzerland. The summary is based on the tax laws of Switzerland as in effect on the date hereof.

GAIN ON SALE OF COMMON STOCK


  A gain realized on the sale of Common Stock by a Non-Swiss Holder is not subject to income tax in Switzerland.

STAMP DUTY UPON TRANSFER OF COMMON STOCK

  The transfer of Common Stock of the Company may be subject to Swiss security transfer stamp tax (Umsatzabgabe) of 0.3%, calculated on the sale proceeds, if it is made through or with a Swiss bank or other Swiss securities dealer, as defined in the Swiss Federal Stamp Tax Act.

WITHHOLDING TAX ON DIVIDENDS AND DISTRIBUTIONS

  Dividends paid and similar cash or in kind distributions made by the Company to a stockholder are not subject to Swiss Federal Withholding Tax.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to this offering, there has been no market for the Common Stock of the Company and the Company does not anticipate that an active trading market for the Common Stock will develop as a result of this offering. Sales of Common Stock of the Company could adversely affect the prevailing market price of the Common Stock and the ability of the Company to raise equity capital in the future. See "Risk Factors--Shares Eligible for Future Sale" and "--No Public Trading Market for Common Stock; Potential Volatility of Stock Price."

  Upon completion of this offering, the Company will have outstanding 15,343,118 shares of Common Stock, assuming no exercise of options and warrants outstanding as of June 30, 1998. Of these shares, the 1,500,000 shares sold in this offering may be resold without restriction under the Securities Act (unless purchased by "affiliates" of the Company as that term is defined in Rule 501 under the Securities Act), except that underwriters, and for 90 days after the date of this Prospectus, dealers, are required to deliver a prospectus in connection with offers or sales in the United States. See "Description of Capital Stock--Transfer of Shares." Of the remaining 13,843,118 shares held by existing stockholders (the "Restricted Shares"),13,510,451 shares will be subject to lock-up agreements prohibiting their sale for 180 days after the U.S. Registration Statement Effective Date, as described below. These shares will generally be eligible for public sale pursuant to Rule 144 or Rule 701 under the Securities Act, subject to such following the expiration of the lock-up agreements. Of the Restricted Shares, an aggregate of 9,902,522 shares are held by affiliates of the Company and are subject to certain volume and other restrictions set forth in Rule 144. In addition, it is possible that under certain circumstances, Restricted Shares could be sold outside of the United States in reliance on Regulation S under the Securities Act.

  The Company's executive officers and directors and other existing stockholders of the Company holding an aggregate of 13,510,451 Restricted Shares have agreed that they will not, for a period of 180 days following the U.S. Registration Statement Effective Date, sell or otherwise transfer or dispose of any shares of Common Stock. All such securities held by such other stockholders will be released from the foregoing restrictions at the end of such 180 day period. Bank Vontobel may release any stockholder from the foregoing restrictions, in whole or in part, at an earlier date, in its discretion.

  Under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year (including the holding period of any prior owner except an affiliate) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of: (i) 1% of the number of shares of Common Stock then outstanding (which will equal approximately 153,431 shares immediately after this offering); or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Rule 701 permits resales of certain shares, beginning 90 days after the date of this Prospectus, in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirement, of Rule 144. Any employee, officer or director of or consultant, independent contractor or adviser to the Company who purchased his or her shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701.

  Soon after the date of this Prospectus, the Company intends to file a registration statement under the Securities Act registering shares of Common Stock reserved for issuance under the Company's 1993 Incentive Plan, 1998 Incentive Plan and Directors Plan. Based on the number of shares subject to outstanding options at June 30, 1998 and currently reserved for issuance under all such plans, such registration statement would cover approximately 3,007,347 shares. Such registration statement will automatically become effective upon filing.

Accordingly, shares registered under such registration statement will, subject to Rule 144 volume limitations applicable to affiliates of the Company, be available for sale in the open market immediately after the expiration of applicable lock-up periods. Also, after giving effect to this offering, holders of 12,789,980 shares of Common Stock and warrants exercisable for Common Stock are entitled to certain rights with respect to registration of such shares of Common Stock for offer and sale to the public. See "Description of Capital Stock--Registration Rights."

                                 UNDERWRITING

  The Managers named below (the "Managers"), acting through their Global Coordinator, Bank Vontobel, have severally agreed, subject to the terms and conditions of an Underwriting Agreement (the "Underwriting Agreement") with the Company to purchase from the Company the number of shares of Common Stock set forth opposite their respective names below.

                                                                       NUMBER OF
                                  MANAGERS                              SHARES
                                  --------                             ---------
      Bank J. Vontobel & Co. AG....................................... 1,050,000
      Vector Securities International, Inc............................   225,000
      Vontobel Securities Ltd (New York branch).......................   225,000
                                                                       ---------
          Total....................................................... 1,500,000
                                                                       =========

  The Managers have agreed, subject to the terms and conditions set forth in the Underwriting Agreement, to purchase all of the shares of Common Stock being sold pursuant to the Underwriting Agreement if any of the shares of Common Stock being sold pursuant to the Underwriting Agreement are purchased.

  Bank Vontobel has advised the Company that the Managers propose to offer the shares of Common Stock offered hereby initially at the offering price set forth on the cover page of this Prospectus. After the initial offering of the Common Stock, the offering price may be changed.

  This Prospectus is intended for use only in connection with offers and sales of Common Stock in the United States and any shares initially offered outside the United States that are thereafter sold or resold in the United States by underwriters or, for a period of 90 days after the date of this Prospectus, dealers (as such terms are defined in the Securities Act). The initial offers and sales of Common Stock outside the United States are not being registered under the Securities Act and this Prospectus is not to be sent or given to any person outside the United States.

  The Company has agreed to indemnify the Managers against certain liabilities which may be incurred in connection with the offering of the Common Stock, including liabilities under the Securities Act and other applicable securities laws.

  The Managers have informed the Company that they do not expect to confirm sales of Common Stock offered hereby to any accounts over which they exercise discretionary authority.

  Prior to this offering, there has been no public market for the Common Stock. Accordingly, the offering price for the shares has been determined by negotiation among the Company and the Global Coordinator. In determining such price, consideration has been given to various factors, including market conditions for initial public offerings, the history of and prospects for the Company's business, the Company's past and present operations, the present state of the Company's development, certain financial information of the Company, an assessment of the Company's management, the market for securities of companies in businesses similar to those of the Company, the general condition of the securities markets and other factors deemed relevant. There can be no assurance that the offering price will correspond to any price at which the Common Stock may trade subsequent to the offering.

  It is anticipated that most, and perhaps all, of the Common Stock offered hereby will be sold outside of the United States to a limited number of institutional and private investors. The shares of Common Stock offered hereby may be traded from time to time in the Swiss over-the-counter market. Bank Vontobel has advised the Company that it presently intends to make a market in the Common Stock. Bank Vontobel is not obligated, however, to make a market in the Common Stock and any such market making may be discontinued at any time, without notice, at the sole discretion of Bank Vontobel. In addition, it is not anticipated that this market-making will result in active trading market for the Common Stock. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the shares of Common Stock offered hereby. See "Risk Factors--No Public Trading Market for Common Stock; Potential Volatility of Stock Price."

  The Company's executive officers and directors and certain other existing stockholders of the Company have agreed that they will not, for a period of 180 days following the U.S. Registration Statement Effective Date, sell or otherwise transfer or dispose of any shares of Common Stock. Bank Vontobel may release any stockholder from the foregoing restrictions, in whole or in part, at an earlier date, in its discretion.

  The Company and Bank Vontobel have entered into an agreement in which they have confirmed their mutual intent to undertake an underwritten public offering of Centaur's Common Stock on the Swiss Exchange, with Bank Vontobel acting as global coordinator, as soon as market conditions permit. In connection therewith, Centaur has agreed that, subject to certain exceptions, it will not undertake any other equity financing whose primary purpose is to raise capital prior to December 31, 1999 unless Bank Vontobel is the lead underwriter or placement agent for the financing, or otherwise consents to the transaction. There can be no assurances as to whether or when any future public offering or listing might occur or as to the terms of any such offering.

  The Company has agreed with the Managers not to issue any of its authorized but unissued shares of Common Stock, or securities convertible into or exchangeable or exercisable for its Common Stock, during the period from the U.S. Registration Statement Effective Date through December 31, 1999 other than (i) pursuant to the exercise of currently outstanding options and warrants and conversion of currently outstanding convertible securities, (ii) pursuant to the exercise of options granted, or the purchase of shares, under the Company's 1998 Incentive Plan, Directors Plan or Purchase Plan, (iii) in connection with any acquisition of a company, technology or product, or any research, development, manufacturing or marketing collaboration, or any other transaction where the consideration for the issuance of the shares is other than cash, or (iv) up to 100,000 shares for miscellaneous purposes, unless (a) the issuance is approved by Bank J. Vontobel & Co AG, such approval not to be unreasonably withheld, (b) the issuance is approved by a majority of the Company's stockholders present, in person or by proxy, at a stockholder meeting at which a quorum is present, or by the written consent of holders of a majority of the Company's outstanding Common Stock, (c) the Company's Common Stock is then listed, or designated for listing on notice of issuance, on the Nasdaq National Market, the New York Stock Exchange, the American Stock Exchange, the Swiss Exchange or the Neuer Market, or (d) the Company's stockholders are provided with the right to purchase their pro rata share of the issuance.

                                 LEGAL MATTERS

  The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Fenwick & West LLP, Palo Alto, California. Certain Swiss legal matters in connection with this offering will be passed upon for the Company by Lenz & Staehelin, Zurich, Switzerland. Certain legal matters in connection with this offering will be passed upon for the Managers by Shearman & Sterling, Frankfurt, Germany. A general partnership, of which certain members of the firm of Fenwick & West LLP are partners, owns an aggregate of 50,000 shares of Common Stock of the Company.

                                    EXPERTS

  The financial statements of Centaur Pharmaceuticals, Inc. as of December 31, 1995, 1996, and 1997 and for each of the three years in the period ended December 31, 1997, appearing in this prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has filed with the U.S. Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits thereto. Statements contained in this Prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement and the exhibits thereto may be inspected without charge at the offices of the Commission at Judiciary Plaza, 450 Fifth Street, Washington, D.C. 20549, and copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 upon the payment of the fees prescribed by the Commission. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission.

  The Company intends to furnish its stockholders with an annual report containing audited financial statements and a report thereon by its independent auditors, and to make available to its stockholders its interim reports for each of the first three quarters of its fiscal year containing unaudited financial information.

                         CENTAUR PHARMACEUTICALS, INC.

                              FINANCIAL STATEMENTS

         EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1997
                      WITH REPORT OF INDEPENDENT AUDITORS

                                    CONTENTS

                                                                           PAGE
                                                                           ----
Report of Ernst & Young LLP, Independent Auditors.........................  F-2
Financial Statements
  Balance Sheets..........................................................  F-3
  Statements of Operations................................................  F-4
  Statement of Stockholders' Equity.......................................  F-5
  Statements of Cash Flows................................................  F-6
  Notes to Financial Statements...........................................  F-7

                               ERNST & YOUNG LLP
                            1451 California Avenue
                      Palo Alto, California U.S.A. 94304

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Centaur Pharmaceuticals, Inc.

  We have audited the accompanying balance sheets of Centaur Pharmaceuticals, Inc. as of December 31, 1995, 1996 and 1997, and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards of the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Centaur Pharmaceuticals, Inc. at December 31, 1995, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles of the United States of America.

                                                          /s/ Ernst & Young LLP

Palo Alto, California, U.S.A.
April 28, 1998, except for Note 9 as to which the date is September 29, 1998

                         CENTAUR PHARMACEUTICALS, INC.

                                 BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                    PRO FORMA
                                                                  STOCKHOLDERS'
                                   DECEMBER 31,           JUNE      EQUITY AT
                              -------------------------    30,    JUNE 30, 1998
           ASSETS              1995     1996     1997     1998      (Note 9)
           ------             -------  -------  -------  -------  -------------
                                                              (UNAUDITED)
Current assets:
  Cash and cash equivalents.  $ 2,801  $ 5,699  $ 1,469  $ 6,010
  Short-term investments....    5,898    5,267   12,164   10,718
  Contract revenue
   receivable...............      832      976       84       33
  Prepaid expenses..........      115       31      343      189
  Other current assets......      180      217      329      404
                              -------  -------  -------  -------
    Total current assets....    9,826   12,190   14,389   17,354
Property and equipment, net.    1,158    3,140    9,635   11,496
Other assets, net of
 accumulated amortization of
 $13, $34 and $47 as of
 December 31, 1995, 1996 and
 1997, respectively, and $53
 as of June 30, 1998........       74       77      219      456
                              -------  -------  -------  -------
                              $11,058  $15,407  $24,243  $29,306
                              =======  =======  =======  =======
      LIABILITIES AND
    STOCKHOLDERS' EQUITY
    ---------------------
Current liabilities:
  Accounts payable..........  $   354  $   375  $ 1,675  $   654
  Accrued compensation......       58       99      169      233
  Other accrued liabilities.    1,103    1,364    1,062    1,166
  Short-term portion of
   obligations under capital
   lease....................      112      118      183      108
  Current portion of long
   term debt................      --       --       --     1,684
                              -------  -------  -------  -------
    Total current
     liabilities............    1,627    1,956    3,089    3,845
Deferred revenue............      586    1,788       84    1,572
Long-term portion of
 obligations under capital
 lease......................      343      210      --       --
Long-term debt..............      --       --       --     6,975
Commitments and
 contingencies
Redeemable convertible
 preferred stock, $0.001 par
 value; 10,922,735 shares
 authorized; issuable in
 series; 8,722,735 shares
 issued and outstanding at
 December 31, 1995 and 1996
 and 10,922,735 shares
 issued and outstanding at
 December 31, 1997 and June
 30, 1998, aggregate
 redemption value of
 $11,810,242 at December 31,
 1995 and 1996 and
 $28,310,242 at December 31,
 1997 and June 30, 1998 (pro
 forma at June 30, 1998:
 none issued and
 outstanding)...............   11,698   11,698   28,105   28,105     $   --
Stockholders' equity:
  Preferred stock, $0.001
   par value, none
   authorized, issued and
   outstanding at December
   31, 1995, 1996, 1997 and
   June 30, 1998 (pro forma
   at June 30, 1998:
   3,000,000 shares
   authorized, none issued
   and outstanding).........      --       --       --       --          --
  Common stock, $0.001 par
   value; 18,200,000 shares
   authorized; 2,403,103,
   2,649,303 and 2,901,336
   shares issued and
   outstanding at December
   31, 1995, 1996 and 1997,
   respectively, and
   2,920,383 shares issued
   and outstanding at June
   30, 1998 (pro forma at
   June 30, 1998: 33,000,000
   shares authorized,
   13,843,118 shares issued
   and outstanding).........        2        3        3        3          14
  Additional paid-in
   capital..................       29      114    2,457    4,680      32,774
  Deferred compensation.....      --       (42)  (1,945)  (3,542)     (3,542)
  Accumulated other
   comprehensive income.....       37       (1)       1       (7)         (7)
  Accumulated deficit.......   (3,264)    (319)  (7,551) (12,325)    (12,325)
                              -------  -------  -------  -------     -------
    Total stockholders'
     equity (net capital
     deficiency)............   (3,196)    (245)  (7,035) (11,191)    $16,914
                              -------  -------  -------  -------     =======
                              $11,058  $15,407  $24,243  $29,306
                              =======  =======  =======  =======

                             See accompanying notes

                         CENTAUR PHARMACEUTICALS, INC.

                            STATEMENTS OF OPERATIONS

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                 SIX MONTHS ENDED
                              YEARS ENDED DECEMBER 31,               JUNE 30,
                          -----------------------------------  ----------------------
                             1995         1996        1997        1997        1998
                          -----------  ----------  ----------  ----------  ----------
                                                                    (UNAUDITED)
Net revenue from
 collaborative
 agreements and grants..  $     7,875  $   12,743  $    9,573  $    6,387  $    3,624
Operating expenses:
  Research and
   development..........        5,490       7,854      15,646       7,817       7,032
  General and
   administrative.......        1,385       2,306       2,266       1,486       1,526
                          -----------  ----------  ----------  ----------  ----------
Total operating
 expenses...............        6,875      10,160      17,912       9,303       8,558
                          -----------  ----------  ----------  ----------  ----------
Income (loss) from
 operations.............        1,000       2,583      (8,339)     (2,916)     (4,934)
Interest and other
 income.................          565         438       1,145         551         391
Interest and other
 expense................          (74)        (76)        (38)        (21)       (231)
                          -----------  ----------  ----------  ----------  ----------
Net income (loss).......  $     1,491  $    2,945  $   (7,232) $   (2,386) $   (4,774)
                          ===========  ==========  ==========  ==========  ==========
Net income (loss) per
 share:
  Basic.................  $      0.62  $     1.15  $    (2.64) $    (0.88) $    (1.64)
  Diluted...............  $      0.13  $     0.24  $    (2.64) $    (0.88) $    (1.64)
Shares used in computing
 net income (loss) per
 share:
  Basic.................    2,403,062   2,551,003   2,742,431   2,710,904   2,906,018
  Diluted...............   11,602,067  12,513,699   2,742,431   2,710,904   2,906,018
Pro forma net loss per
 share, basic and
 diluted................                           $    (0.55)             $    (0.35)
Shares used in computing
 pro forma net loss per
 share, basic and
 diluted................                           13,243,111              13,828,753


                             See accompanying notes

                         CENTAUR PHARMACEUTICALS, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                 ACCUMULATED               TOTAL
                            COMMON STOCK   ADDITIONAL DEFERRED      OTHER                  STOCK-
                          ----------------  PAID-IN   COMPEN-   COMPREHENSIVE ACCUMULATED HOLDERS'
                           SHARES   AMOUNT  CAPITAL    SATION      INCOME       DEFICIT    EQUITY
                          --------- ------ ---------- --------  ------------- ----------- --------
Balance at December 31,
 1994 (unaudited).......  2,401,749  $ 2     $   28   $   --        $--        $ (4,755)  $ (4,725)
Unrealized gain on
 available-for-sale
 securities of $37......        --   --         --        --          37            --          37
Net income for the year
 ended December 31,
 1995...................        --   --         --        --         --           1,491      1,491
                                                                                          --------
Comprehensive income....                                                                     1,528
                                                                                          --------
Issuance of common stock
 on exercise of stock
 options by former
 employees..............      1,354  --           1       --         --             --           1
                          ---------  ---     ------   -------       ----       --------   --------
Balance at December 31,
 1995...................  2,403,103    2         29       --          37         (3,264)    (3,196)
Unrealized loss on
 available-for-sale
 securities of $13, net
 of reclassification
 adjustment for gains
 included in net income
 of $25.................        --   --         --        --         (38)           --         (38)
Net income for the year
 ended December 31,
 1996...................        --   --         --        --         --           2,945      2,945
                                                                                          --------
Comprehensive income....                                                                     2,907
                                                                                          --------
Issuance of common stock
 on exercise of stock
 options by employees,
 former employees and a
 board of directors
 member.................    243,470    1         34       --         --             --          35
Issuance of common stock
 for services rendered..      2,730  --           1       --         --             --           1
Deferred compensation
 related to certain
 options granted to
 employees and
 consultants............        --   --          50       (50)       --             --         --
Amortization of deferred
 compensation...........        --   --         --          8        --             --           8
                          ---------  ---     ------   -------       ----       --------   --------
Balance at December 31,
 1996...................  2,649,303    3        114       (42)        (1)          (319)      (245)
Unrealized gain on
 available-for-sale
 securities of $1, net
 of reclassification
 adjustment for gains
 included in net income
 of $1..................        --   --         --        --           2            --           2
Net loss for the year
 ended December 31,
 1997...................        --   --         --        --         --          (7,232)    (7,232)
                                                                                          --------
Comprehensive loss......                                                                    (7,230)
                                                                                          --------
Issuance of common stock
 on exercise of stock
 options by employees,
 former employees and a
 board of directors
 member.................    252,033  --          50       --         --             --          50
Deferred compensation
 related to certain
 options and warrants
 granted to employees
 and consultants                --   --       2,293    (2,293)       --             --         --
Amortization of deferred
 compensation...........        --   --         --        390        --             --         390
                          ---------  ---     ------   -------       ----       --------   --------
Balance at December 31,
 1997...................  2,901,336    3      2,457    (1,945)         1         (7,551)    (7,035)
Unrealized loss on
 available for sale
 securities of $1, net
 of reclassification
 adjustment for gains
 included in net income
 of $7 (unaudited) .....        --   --         --        --          (8)           --          (8)
Net loss for the period
 ended June 30, 1998
 (unaudited)............        --   --         --        --         --          (4,774)    (4,774)
                                                                                          --------
Comprehensive loss
 (unaudited)............        --   --         --        --         --             --      (4,782)
                                                                                          --------
Issuance of common stock
 on exercise of stock
 options (unaudited)....     19,047  --          12       --         --             --          12
Deferred compensation
 related to certain
 options and warrants
 granted to employees
 and consultants
 (unaudited)............        --   --       2,211    (2,211)       --             --         --
Amortization of deferred
 compensation
 (unaudited)............        --   --         --        614        --             --         614
                          ---------  ---     ------   -------       ----       --------   --------
Balance at June 30, 1998
 (unaudited)............  2,920,383  $ 3     $4,680   $(3,542)      $ (7)      $(12,325)  $(11,191)
                          =========  ===     ======   =======       ====       ========   ========

                             See accompanying notes

                         CENTAUR PHARMACEUTICALS, INC.

                            STATEMENTS OF CASH FLOWS

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
                                 (IN THOUSANDS)

                                                                SIX MONTHS
                                  YEARS ENDED DECEMBER 31,    ENDED JUNE 30,
                                  --------------------------  ----------------
                                   1995     1996      1997     1997     1998
                                  ------  --------  --------  -------  -------
                                                                (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss)...............  $1,491  $  2,945  $ (7,232) $(2,386) $(4,774)
Adjustments to reconcile net
 loss to net cash provided by
 (used in) operating activities:
Depreciation and amortization...     296       724     1,060      496      604
Amortization of deferred
 compensation...................     --          8       390      179      614
Changes in assets and
 liabilities:
Contract revenue receivable, net
 of allowance...................    (832)     (144)      892      265       51
Prepaid expenses and other
 current assets.................    (167)       47      (424)    (570)      79
Other assets....................      (9)      (15)     (154)     (38)    (243)
Accounts payable................      57        21     1,300    1,235   (1,021)
Accrued compensation............      24        41        70       55       64
Other accrued liabilities.......   1,082       261      (302)     (99)     104
Deferred revenue................     586     1,202    (1,704)     300    1,488
Long-term liabilities...........     (78)        6       (69)     --       --
                                  ------  --------  --------  -------  -------
Net cash provided by (used in)
 operating activities...........   2,450     5,096    (6,173)    (563)  (3,034)
                                  ------  --------  --------  -------  -------
INVESTING ACTIVITIES
Purchase of property and
 equipment......................    (706)   (2,731)   (7,542)  (1,385)  (2,459)
Purchase of available-for-sale
 securities.....................  (8,916)  (12,403)  (34,219) (23,629)  (7,671)
Maturity and sale of available-
 for-sale securities............   3,018    13,034    27,322    9,272    9,109
                                  ------  --------  --------  -------  -------
Net cash used in investing
 activities.....................  (6,604)   (2,100)  (14,439) (15,742)  (1,021)
                                  ------  --------  --------  -------  -------
FINANCING ACTIVITIES
Proceeds from issuances of
 common stock...................     --         36        50       15       12
Net proceeds from issuance of
 preferred stock................     --        --     16,407   16,337      --
Principal payments on asset
 financing arrangements.........    (133)     (134)      (75)     (70)     (75)
Proceeds from debt financing ...     --        --        --       --     8,878
Principal repayments on debt
 financing......................     --        --        --       --      (219)
                                  ------  --------  --------  -------  -------
Net cash (used in) provided by
 financing activities...........    (133)      (98)   16,382   16,282    8,596
                                  ------  --------  --------  -------  -------
Net (decrease) increase in cash
 and cash equivalents...........  (4,287)    2,898    (4,230)     (23)   4,541
Cash and cash equivalents at
 beginning of period............   7,088     2,801     5,699    5,699    1,469
                                  ------  --------  --------  -------  -------
Cash and cash equivalents at end
 of period......................  $2,801  $  5,699  $  1,469  $ 5,676  $ 6,010
                                  ======  ========  ========  =======  =======
SUPPLEMENTAL DISCLOSURE OF CASH
 FLOW INFORMATION
Interest paid...................  $   74  $     59  $     38  $    20  $   231
                                  ======  ========  ========  =======  =======
Income taxes paid (refund)......  $  --   $     56  $    515  $   475  $  (498)
                                  ======  ========  ========  =======  =======

                             See accompanying notes

                         CENTAUR PHARMACEUTICALS, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1997
  (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Organization and Basis of Presentation

  Centaur Pharmaceuticals, Inc. (the "Company") was incorporated in the State of Delaware on March 17, 1992. The Company was founded to commercialize proprietary pharmaceutical technology with broad potential applications in neurodegenerative diseases and other disorders.

  The financial statements have been prepared in accordance with generally accepted accounting principles of the United States of America ("U.S.") and are stated in U.S. dollars ("$").

  The Company changed its fiscal year end from June 30 to December 31, effective December 31, 1997. The accompanying financial statements retroactively reflect this change in year end.

  The Company's policy is to consolidate majority-owned subsidiaries in accordance with Statement of Financial Accounting Standards No. 94. All significant intercompany transactions are eliminated on consolidation.

 Interim Financial Information

  The financial information at June 30, 1998 and for the six months ended June 30, 1997 and 1998 is unaudited but, in the opinion of management, has been prepared on the same basis as the annual financial statements and includes all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair presentation of the financial position at such date and the operating results and cash flows for such periods. Results for the interim period are not necessarily indicative of the results to be expected for any subsequent six-month period nor for the entire year.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Cash and Cash Equivalents

  The Company considers all highly liquid investments with remaining maturities of three months or less at the date of purchase to be cash equivalents. Investments with maturities of less than one year from the balance sheet date and with remaining maturities greater than three months at the date of purchase are considered short-term investments. At December 31, 1995, 1996 and 1997 and June 30, 1998, cash equivalents consisted of money market accounts.

  The Company invests its excess cash balances in marketable securities with maturities of two years or less. These investments primarily consist of corporate debt securities.

                         CENTAUR PHARMACEUTICALS, INC.

  (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)

  Management determines the appropriate classification of debt securities in accordance with Statement of Financial Accounting Standard No. 115, "Accounting for Certain Investments in Debt and Equity Securities," at the time of purchase and reevaluates such designation as of each balance sheet date. During 1995, 1996 and 1997, all investments were classified as available-for-sale securities and are carried at fair value, with the unrealized gains and losses reported as a component of accumulated other comprehensive income in stockholders' equity. At December 31, 1995, 1996 and 1997 and June 30, 1998, the fair value of investments approximates cost. The amortized cost of debt securities in this category is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income. Realized gains and losses and declines in value judged to be other-than-temporary on available-for-sale securities are included in interest income or expense and have been immaterial in all periods presented. The cost of securities sold is based on the specific identification method. Interest and dividends on securities classified as available-for-sale are included in interest.

 Concentrations of Credit Risk

  Cash, cash equivalents and short-term investments are financial instruments which potentially subject the Company to concentrations of risk. Company policy limits, among other things, the amount of credit exposure to any one issuer and to any one type of investment, other than securities issued or guaranteed by the U.S. government.

  The net revenue from collaborative agreements and the related contract revenue receivable at December 31, 1995, 1996 and 1997 and June 30, 1998 are earned primarily under two collaborative arrangements the Company has entered into. One of these collaborations was terminated in March 1998. The Company has no collateral as security for these receivables.

 Revenue Recognition

  Revenue under research collaborations is recorded as earned based on the performance requirements of the contracts. All payments received under the collaborations are nonrefundable and no payments are reimbursable if the research effort is unsuccessful. Signing payments related to precontract performance by the Company are recognized as revenue when received. Signing and milestone payments that are not dependent on future performance are recognized when the funding party agrees the contract requirements have been met. Research and development support payments are recognized ratably as the work is performed. Deferred revenue represents amounts received in advance of recognition.

 Research and Development Costs

  Research and development costs are charged to operations as incurred.

 Stock-Based Compensation

  As permitted by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), the Company has elected to continue to account for stock issued or options granted to employees under its 1993 Equity Incentive Stock Option Plan in accordance with the provisions of Accounting Principles Board No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations. For issuances or grants to all others, stock-based compensation expense is measured using the fair value method described in SFAS 123 and recorded in the accompanying financial statements. Pro forma disclosures as required by SFAS 123 are included in Note 7.

                         CENTAUR PHARMACEUTICALS, INC.

  (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)


 Property and Equipment

  Property and equipment is stated at cost. Depreciation is calculated using the straight-line method over the five year estimated useful lives of the assets. Equipment held under capital leases is amortized using the straight-line method over the shorter of the lease term or estimated useful life of the asset. Leasehold improvements are amortized using the straight-line method over the estimated useful lives of the assets or the term of the lease, whichever is shorter.

 Income (Loss) Per Share

  In December 1997, the Company adopted the provisions of Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). Under the provisions of SFAS 128, basic earnings per share is calculated based on the weighted-average number of common shares outstanding during the period. Diluted earnings per share gives effect to the dilutive effect of common stock equivalents consisting of stock options and warrants (calculated using the treasury stock method and the proposed price per share to the public).

  A reconciliation of shares used in the calculation is as follows:

                                    YEARS ENDED              SIX MONTHS ENDED
                                    DECEMBER 31,                 JUNE 30,
                          -------------------------------- --------------------
                             1995       1996       1997      1997       1998
                          ---------- ---------- ---------- --------- ----------
                                                               (UNAUDITED)
  Basic:
    Weighted-average
     shares outstanding..  2,403,062  2,551,003  2,742,431 2,710,904  2,906,018
  Diluted:
    Dilutive effect of
     stock options and
     warrants............    476,270  1,239,961        --        --         --
    Dilutive effect of
     redeemable
     convertible
     preferred stock.....  8,722,735  8,722,735        --        --         --
                          ---------- ---------- ---------- --------- ----------
                          11,602,067 12,513,699  2,742,431 2,710,904  2,906,018
                          ========== ==========            =========
  Pro forma basic and
   diluted:
    Conversion of
     redeemable
     convertible
     preferred stock.....                       10,500,680           10,922,735
                                                ----------           ----------
                                                13,243,111           13,828,753
                                                ==========           ==========

  Options and warrants to purchase 1,584,040, 1,624,640 and 1,858,385 shares of the Company's common stock at December 31, 1997 and June 30, 1997 and 1998, respectively, as well as 10,922,735, 10,913,428 and 10,922,735 shares of the Company's common stock issuable upon conversion of the redeemable convertible preferred stock at December 31, 1997 and June 30, 1997 and 1998, were excluded from the computation of diluted net loss per share as they had an antidilutive effect.

  The computation of pro forma net loss per share includes shares issuable upon the conversion of outstanding shares of redeemable convertible preferred stock (using the as-if converted method) immediately prior to the closing of the proposed offering described in Note 9.

                         CENTAUR PHARMACEUTICALS, INC.

  (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)


 Impairment of Long-Lived Assets

  In accordance with the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the Company reviews long-lived assets, including property and equipment, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Under SFAS 121, an impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. Impairment, if any, is assessed using discounted cash flows. Through June 30, 1998 there have been no such losses.

 Recent Accounting Pronouncements

  As of January 1, 1998, the Company adopted the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of this Statement had no impact on the Company's results of operations or financial condition. SFAS 130 requires unrealized gains or losses on the Company's available-for-sale securities and foreign currency translation adjustments, which prior to adoption were reported separately in stockholders' equity, to be included in other comprehensive income. Prior year financial statements have been reclassified to conform to the requirements of SFAS 130. During the six months ended June 30, 1997 and 1998, total comprehensive loss amounted to $2,385,000 and $4,782,000, respectively.

  Effective January 1, 1998, the Company adopted the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 superseded SFAS 14, "Financial Reporting for Segments of a Business Enterprise." SFAS 131 establishes standards for the way that public business enterprises report selected information about operating segments in interim financial reports. SFAS 131 also establishes standards for related disclosures about products and services, geographic areas and major customers. The adoption of SFAS 131 had no impact on the Company's results of operations, financial position or disclosure of segment information at June 30, 1998.

  In March 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" ("SFAS 132"). SFAS 132 does not change the recognition or measurement of pension or postretirement benefit plans, but revises and standardizes disclosure requirements for pensions and other postretirement benefits. The adoption of SFAS 132 has no impact on the Company's results of operations or financial condition.

  In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Financial Instruments and for Hedging Activities" ("SFAS 133") which provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. SFAS 133 is effective for years beginning after June 15, 1999 and is not anticipated to have an impact on the Company's results of operations or financial condition when adopted.

2. RESEARCH AND DEVELOPMENT ARRANGEMENTS

  In June 1995, the Company entered into a research and development collaboration with Astra AB ("Astra") to develop new drugs to treat Alzheimer's disease, stroke, traumatic brain injury and multi-infarct dementia. Astra paid an initial amount of $4,000,000 in 1995 as reimbursement for research performed by the Company

                         CENTAUR PHARMACEUTICALS, INC.

  (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)

prior to the collaboration. Also, under the terms of the agreement, Astra provides funding of up to $6,000,000 per year for five years for research and development work, subject to certain limitations and for Astra to bear the costs of its development work. In addition, payments are made to the Company based on achievement of certain drug development milestones. In return, Astra was granted exclusive worldwide marketing rights to any products resulting from this collaboration. The agreement also provides for the Company to receive a royalty on sales under the collaboration. During the years ended December 31, 1995, 1996 and 1997 and the six months ended June 30, 1997 and 1998, the Company recognized net revenue of $7,573,000, $8,301,000, $7,113,000, $4,327,000 and $3,434,000, respectively, in connection with this collaboration. Costs associated with this contract, including allocated general and administrative costs, approximate the revenue recorded (exclusive of signing and milestone fees). This agreement expires on the later of 15 years after the first commercial sale of a licensed product or the expiration of applicable patents. Astra has the right to terminate all or certain portions of this agreement upon 12 month's notice.

  In October 1996, the Company entered into a four-year research and development collaboration with H. Lundbeck A/S ("Lundbeck") to jointly commercialize the Company's proprietary drug compound for Parkinson's disease. This collaboration was terminated in March 1998 (see Note 9). Under the terms of this agreement, Lundbeck jointly funded research, development, regulatory, and other nonresearch activities with the Company. In addition, nonrefundable payments were made to the Company based on achievement of certain drug development milestones. The agreement provided for the Company to receive a royalty on sales and a profit on manufacturing for products developed under the collaboration. During the years ended December 31, 1996 and 1997, the Company recognized net revenue of $3,740,000 and $2,090,000, respectively, in connection with this collaboration. During the six months ended June 30, 1997 and 1998, the Company recognized net revenue of $1,720,000 and $163,000, respectively, in connection with this collaboration. Costs associated with this contract including allocated general and administrative costs approximate the revenue recorded (exclusive of signing and milestone fees).

  During the years ended December 31, 1995, 1996 and 1997, the Company was awarded several National Institutes of Health grants to further its research efforts related to its proprietary technology. In 1997, $364,000 was recognized as revenue under completed grants. Costs associated with these grants approximate the revenues recorded.

  Contract revenue receivable is net of allowances for doubtful accounts of $1,600,000 and $1,806,000 at December 31, 1997 and June 30, 1998, respectively
(none at December 31, 1995 and 1996).

                         CENTAUR PHARMACEUTICALS, INC.

  (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)


3. INVESTMENTS

  The following is a summary of available-for-sale securities at December 31, 1995, 1996 and 1997 (in thousands):

                                                  GROSS      GROSS    ESTIMATED
                                                UNREALIZED UNREALIZED   FAIR
                                         COST     LOSSES     GAINS      VALUE
                                        ------- ---------- ---------- ---------
      U.S. corporate securities........ $ 5,861    $--        $ 37     $ 5,898
                                        -------    ----       ----     -------
          Total as of December 31,
           1995........................ $ 5,861    $--        $ 37     $ 5,898
                                        =======    ====       ====     =======
      U.S. corporate securities........ $ 5,268    $ (3)      $  2     $ 5,267
                                        -------    ----       ----     -------
          Total as of December 31,
           1996........................ $ 5,268    $ (3)      $  2     $ 5,267
                                        =======    ====       ====     =======
      U.S. corporate securities........ $11,163    $ (2)      $  3     $11,164
      U.S. government securities....... $ 1,000    $--        $--      $ 1,000
                                        -------    ----       ----     -------
          Total as of December 31,
           1997........................ $12,163    $ (2)      $  3     $12,164
                                        =======    ====       ====     =======
      U.S. corporate securities
       (unaudited)..................... $10,725    $ (8)      $  1     $10,718
                                        -------    ----       ----     -------
          Total as of June 30, 1998
           (unaudited)................. $10,725    $ (8)      $  1     $10,718
                                        =======    ====       ====     =======

  All of the above securities are included in the balance sheet as short-term investments at December 31, 1995, 1996 and 1997 and June 30, 1998.

  There were no material gross realized gains or losses in 1995, 1996 and 1997 or for the six months ended June 30, 1998.

  As of December 31, 1995, 1996 and 1997 and June 30, 1998, the average remaining maturity of the portfolio was approximately five months, and no individual contractual maturity exceeds one year.

4. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following (in thousands):

                                               DECEMBER 31,
                                          ------------------------   JUNE 30,
                                           1995    1996     1997       1998
                                          ------  -------  -------  -----------
                                                                    (UNAUDITED)
      Laboratory and office equipment.... $1,314  $ 3,199  $ 4,430    $ 4,474
      Leasehold improvements.............    287    1,096    1,065      1,267
      Construction in-process............    --       --     6,342      8,555
                                          ------  -------  -------    -------
                                           1,601    4,295   11,837     14,296
      Less accumulated depreciation and
       amortization......................   (443)  (1,155)  (2,202)    (2,800)
                                          ------  -------  -------    -------
      Property and equipment, net........ $1,158  $ 3,140  $ 9,635    $11,496
                                          ======  =======  =======    =======

  As of December 31, 1995, 1996 and 1997 and June 30, 1998, laboratory and office equipment held under capital leases totaled $593,000, with related accumulated amortization of $216,000, $364,000, $512,000 and $586,000, respectively.

                         CENTAUR PHARMACEUTICALS, INC.

  (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)


5. OTHER ACCRUED LIABILITIES

  Other accrued liabilities consist of the following (in thousands):

                                                    DECEMBER 31,
                                                --------------------  JUNE 30,
                                                 1995   1996   1997     1998
                                                ------ ------ ------ -----------
                                                                     (UNAUDITED)
      Clinical trials.......................... $  465 $  480 $  250   $  320
      Patent accruals..........................    415    375    289      236
      Professional fees........................    120    340    340      390
      Other....................................    103    169    183      220
                                                ------ ------ ------   ------
                                                $1,103 $1,364 $1,062   $1,166
                                                ====== ====== ======   ======

6. COMMITMENTS

  In September 1994, the Company entered into a $750,000 capital lease agreement. As of December 31, 1995, 1996 and 1997 and June 30, 1998, lease obligations under this agreement totaled $455,000, $328,000, $183,000 and $108,000, respectively. The lease obligations bear interest at 15.2%, are secured by the related equipment and are payable through October 1998. At the conclusion of the capital lease, the Company has the option to purchase the equipment at 15% of its original fair market value.

  The Company leases certain research and manufacturing facilities under operating leases that expire in 2001 and 2004. Future minimum lease payments under capital leases and such noncancelable operating leases are as follows (in thousands):

                                                              OPERATING CAPITAL
                                                               LEASES   LEASES
                                                              --------- -------
      Year ended December 31,
        1998.................................................  $  813    $198
        1999.................................................     856     --
        2000.................................................     892     --
        2001.................................................     542     --
        2002.................................................     438     --
        Thereafter...........................................     543     --
                                                               ------    ----
          Total minimum payment required.....................  $4,084     198
                                                               ======
      Less amount representing interest......................             (15)
                                                                         ----
      Present value of future lease payments--due in one
       year..................................................            $183
                                                                         ====

  Rent expense was approximately $254,000, $385,000 and $640,000 in 1995, 1996 and 1997, respectively.

  In connection with construction in-process on the Company's pilot synthesis plant and its research and development activities, primarily clinical studies and sponsored research and development agreements, the Company has total noncancelable commitments of approximately $4,300,000 at December 31, 1997 payable over the next 12 months.

7. REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY

 Redeemable Convertible Preferred Stock

  Through December 31, 1996, the Company had sold a total of 8,722,735 shares of Series A, B and C redeemable convertible preferred stock ("preferred stock") for total net proceeds of $11,698,000. In 1997, the

                         CENTAUR PHARMACEUTICALS, INC.

  (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)

Company sold a total of 2,200,000 shares of Series D preferred stock for cash proceeds of $16,407,000, net of issuance costs of $93,000.

  The authorized and outstanding shares of Series A, B, C and D preferred stock were as follows at December 31, 1997 and June 30, 1998:

                                                                      AGGREGATE
                                              AUTHORIZED   SHARES    REDEMPTION
                                                SHARES   OUTSTANDING    VALUE
                                              ---------- ----------- -----------
      Series A...............................  2,000,000  2,000,000  $ 1,000,000
      Series B...............................  2,545,454  2,545,454    3,500,000
      Series C...............................  4,177,281  4,177,281    7,310,242
      Series D...............................  2,200,000  2,200,000   16,500,000
                                              ---------- ----------  -----------
                                              10,922,735 10,922,735  $28,310,242
                                              ========== ==========  ===========

  The shares of Series A, B, C and D preferred stock are convertible at any time into common stock on a one-for-one basis, subject to adjustment for antidilution. Conversion is automatic upon the closing of an underwritten public offering with aggregate offering proceeds exceeding $10,000,000 and an offering price of at least $4.125 per share ($7.50 per share for the Series
D). The Company has reserved 10,922,735 shares of common stock to be issued to stockholders upon conversion of the outstanding preferred stock.

  Holders of Series A, B, C and D preferred stock are entitled, out of any funds legally available, to noncumulative dividends if and when declared by the board of directors. These dividends are to be paid in advance of any distributions to common stockholders. No dividends have been declared through December 31, 1997 or June 30, 1998.

  At any time between October 1, 1999 and September 30, 2000, should the Company receive notification from holders of at least 66 2/3% of its outstanding Series A, B, C and D shares, the Company will be required to redeem all of the then outstanding preferred stock at the original issue prices of $0.50, $1.375, $1.75 and $7.50 per share, respectively, plus any accrued and unpaid dividends.

  In the event of a liquidation or winding up of the Company, holders of Series A, B, C and D preferred stock shall have a liquidation preference of $0.50, $1.375, $1.75 and $7.50 per share, respectively, together with any declared but unpaid dividends, over holders of common shares.

  The Series A, B, C and D preferred stockholders are entitled to the number of votes they would have upon conversion of their preferred stock into common stock.

 1993 Equity Incentive Stock Option Plan ("1993 Stock Plan")

  Under the 1993 Stock Plan, options, restricted stock, or stock bonuses may be granted by a committee of the board of directors to employees, officers, directors, consultants, and independent contractors. Options granted may be either incentive stock options or nonstatutory stock options. Incentive stock options may be granted to employees at exercise prices of no less than the fair market value and nonstatutory options may be granted to employees or consultants at exercise prices of no less than 85% of the fair market value of the common stock on the grant date as determined by the board of directors. Options become exercisable as determined by the board of directors (or a committee of the board of directors), generally monthly over four years. Restricted stock awards shall be subject to restrictions as determined by a committee of the board of directors. Stock bonuses are awarded by a committee of the board of directors for services rendered to the Company. A total of 1,751,437 common shares were reserved for issuance under the 1993 Stock Plan at December 31, 1997, of which 220,957 remained available for future option grants.

                         CENTAUR PHARMACEUTICALS, INC.

  (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)


  The Company has issued the following options under the 1993 Stock Plan, as described below. These options have a ten-year term and generally become exercisable over a four-year period. A summary of the option activity is as follows:

                                SHARES                               WEIGHTED-
                               AVAILABLE    OPTIONS      PRICE        AVERAGE
                               FOR GRANT  OUTSTANDING  PER SHARE   EXERCISE PRICE
                               ---------  ----------- ------------ --------------
   Balance at December 31,
    1994.....................   993,397    1,004,854  $0.10-$ 0.15     $0.14
     Options granted.........  (362,750)     362,750  $0.20-$ 0.30     $0.24
     Options exercised.......       --        (1,354)    $0.15         $0.15
     Options canceled........    70,584      (70,584) $0.15-$ 0.20     $0.17
                               --------    ---------
   Balance at December 31,
    1995.....................   701,231    1,295,666  $0.15-$ 0.20     $0.17
     Additional shares
      authorized.............   250,000          --            --        --
     Options granted.........  (334,610)     334,610  $0.30-$ 2.00     $0.47
     Options exercised.......       --      (243,470) $0.10-$ 1.00     $0.15
     Options canceled........    46,710      (46,710) $0.15-$ 2.00     $0.35
                               --------    ---------
   Balance at December 31,
    1996.....................   663,331    1,340,096  $0.10-$ 2.00     $0.24
     Options granted.........  (530,000)     530,000  $2.50-$ 3.00     $2.55
     Options exercised.......       --      (252,033) $0.15-$ 2.50     $0.20
     Options canceled........    87,626      (87,626) $0.15-$ 2.50     $0.73
                               --------    ---------
   Balance at December 31,
    1997.....................   220,957    1,530,437  $0.15-$ 3.00     $1.00
     Additional shares
      authorized (unaudited).   150,000          --            --        --
     Options granted
      (unaudited)............  (310,119)     310,119  $4.00-$10.00     $4.44
     Options exercised
      (unaudited)............       --       (19,047) $0.15-$ 4.00     $0.64
     Options canceled
      (unaudited)............    31,727      (31,727) $0.30-$ 4.00     $2.40
                               --------    ---------
   Balance at June 30, 1998
    (unaudited)..............    92,565    1,789,782  $0.10-$10.00     $1.59
                               ========    =========

  The weighted-average fair value per share of the options granted during the year were $0.06, $0.40 and $1.46 in 1995, 1996 and 1997, respectively, and $4.79 for options granted during the six months ended June 30, 1998.

  In June 1998, the board of directors approved the Company's 1998 Equity Incentive Plan, the 1998 Directors Stock Option Plan and the 1998 Employee Stock Purchase Plan (the "1998 Plans") and initially reserved 1,250,000 shares for issuance thereunder, subject to stockholder approval. The 1998 Plans provide for the grant of incentive stock options to employees and employee directors and nonstatutory stock options and stock purchase rights to employees, directors and consultants.

                         CENTAUR PHARMACEUTICALS, INC.

  (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)


  Exercise prices of options outstanding and options exercisable were as follows:

                                                                    OPTIONS
                                     OPTIONS OUTSTANDING          EXERCISABLE
                               ------------------------------- -----------------
                                          WEIGHTED-  WEIGHTED-         WEIGHTED-
                                           AVERAGE    AVERAGE           AVERAGE
                                          REMAINING  EXERCISE  NUMBER  EXERCISE
                               NUMBER OF CONTRACTUAL   PRICE     OF      PRICE
                                OPTIONS     LIFE     PER SHARE OPTIONS PER SHARE
                               --------- ----------- --------- ------- ---------
   December 31, 1997
     $0.10-$0.50..............   992,338    6.86       $0.21   714,564   $0.19
     $1.00-$2.50..............   490,099    9.32       $2.45    74,717   $2.38
     $3.00....................    48,000    9.93       $3.00     2,951   $3.00
                               ---------                       -------
                               1,530,437    7.74       $1.02   792,232   $0.40
                               =========                       =======
   June 30, 1998 (unaudited)
     $0.10-$0.50..............   971,713    6.36       $0.21   800,053   $0.19
     $1.00-$2.50..............   465,723    8.81       $2.45   131,561   $2.40
     $3.00-$4.00..............   300,846    9.59       $3.84    29,897   $3.70
     $6.50-$10.00.............    51,500    9.87       $6.64     1,021   $6.50
                               ---------                       -------
                               1,789,782    7.64       $1.59   962,532   $0.61
                               =========                       =======

  At December 31, 1995 and 1996, 516,878 and 630,072 options were exercisable with weighted-average exercise prices of $0.14 and $0.18, respectively.

  Pro forma information regarding net income (loss) is required by SFAS 123, which also requires that the pro forma information be determined as if the Company has accounted for its employee stock options granted subsequent to December 31, 1995 under the fair value method of that Statement. The fair value of these options was estimated at the date of grant using the minimum value method option pricing model with the following weighted-average assumptions: risk-free interest rate of 6.5%; a dividend yield of 0%; and a weighted-average expected life of the option of five years.

  Had the Company valued its stock options according to the provisions of SFAS 123, pro forma net income (loss) and pro forma net income (loss) per share would have been as follows (in thousands):

                                                         YEARS ENDED DECEMBER
                                                                  31,
                                                         ---------------------
                                                          1995   1996   1997
                                                         ------ ------ -------
      Net income (loss):
        As reported..................................... $1,491 $2,945 $(7,232)
        Pro forma for SFAS 123..........................  1,488  2,912  (7,379)
      Basic net income (loss) per share:
        As reported.....................................   0.62   1.15   (2.64)
        Pro forma for SFAS 123..........................   0.62   1.14   (2.69)
      Diluted net income (loss) per share:
        As reported.....................................   0.13   0.24   (2.64)
        Pro forma for SFAS 123..........................   0.13   0.23   (2.69)

 Deferred Compensation

  During the year ended December 31, 1997 and the six months ended June 30, 1998, the Company recorded deferred compensation of $2,293,000 and $2,211,000, respectively, for the excess of the deemed fair value of the Company's common stock over the exercise price for certain options and warrants granted in 1997 and the

                         CENTAUR PHARMACEUTICALS, INC.

  (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)

six months ended June 30, 1998. This deferred compensation will be amortized to compensation expense over the related vesting period, generally four years. Subsequent to June 30, 1998, the Company granted additional options to acquire 32,500 shares of common stock at exercise prices of $10.00 per share. The Company will record deferred compensation of approximately $250,000 related to these additional grants.

 Warrants

  Under the terms of the capital lease agreement, the Company issued a five-year warrant to purchase 33,603 shares of the Company's common stock at an exercise price of $1.925 per share. The warrant is exercisable in full upon surrender of the warrant to the Company.

  The Company has issued the following warrants to consultants to purchase shares of the Company's common stock:

                                 NUMBER OF EXERCISE           VESTING
    ISSUE DATE                    SHARES    PRICE               TERM
    ----------                   --------- --------           -------
   August 1996..................  10,000    $3.00             3 years
   September 1997...............  10,000    $3.00             3 years
   February 1998................   5,000    $4.00             3 years
   February 1998................  10,000    $4.00   5,000 upon completion of an
                                                      initial public offering,
                                                     subject to certain terms;
                                                    remaining 5,000 over 3 years

8. INCOME TAXES

  As of December 31, 1997, the Company had federal net operating loss carryforwards of approximately $3,500,000. The Company also had federal research and development tax credit carryforwards of approximately $100,000. The federal net operating loss and credit carryforwards will expire in the year 2012 if not utilized.

  Utilization of the net operating losses and credit carryforwards may be subject to substantial annual limitation due to ownership change provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

  Significant components of the Company's deferred tax assets are as follows (in thousands):

                                                             DECEMBER 31,
                                                          ---------------------
                                                          1995   1996    1997
                                                          -----  -----  -------
      Net operating loss carryforwards................... $ 300  $ --   $ 1,400
      Research credit carryforwards......................   100    --       100
      Capitalized research and development...............   200    200      200
      Deferred revenue...................................   --     200      --
      Other accruals and reserves........................   100    300      400
                                                          -----  -----  -------
          Total deferred tax assets......................   700    700    2,100
      Valuation allowance for deferred tax assets........  (700)  (700)  (2,100)
                                                          -----  -----  -------
      Net deferred tax assets............................ $ --   $ --   $   --
                                                          =====  =====  =======

  The valuation allowance increased by $300,000 during the year ended December 31, 1995.

                         CENTAUR PHARMACEUTICALS, INC.

  (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)


9. EVENTS SUBSEQUENT TO DECEMBER 31, 1997

  In February 1998, the board of directors resolved to increase the number of shares of common stock reserved for issuance under the 1993 Stock Plan by 150,000. A total of 1,900,540 common shares are reserved for issuance under the 1993 Stock Plan at June 30, 1998, of which 123,663 remained available for future option grants.

  In March 1998, the Company's research and development collaboration with Lundbeck was terminated by Lundbeck based primarily on a claim that Centaur had breached the agreement by commencing clinical trials for AIDS dementia, using the same compound as is being used in the Company's Parkinson's disease clinical trials, without obtaining consent from Lundbeck. This claim was disputed by the Company. In July 1998, the Company and Lundbeck entered into an agreement releasing each party from any further obligations or claims under the research and development collaboration and providing the Company with an option to use certain production processes and other intellectual property of Lundbeck in exchange for certain limited royalty payments in the event Centaur exercises such option.

  In March 1998, the Company entered into a debt financing arrangement for up to $10,000,000. At June 30, 1998, the total debt due under the debt financing was $8,659,000. The debt bears interest at 14.8% per annum and is secured by certain equipment and leasehold rights and improvements. The debt is repayable in 48 monthly installments through 2002. The annual maturities at June 30, 1998 were $1,684,000 in 1999, $2,117,000 in 2000, $2,455,000 in 2001 and
$2,403,000 in 2002.

  In June 1998, the board of directors approved the Company's 1998 Equity Incentive Plan, the 1998 Directors Stock Option Plan and the 1998 Employee Stock Purchase Plan (the "1998 Plans") and initially reserved 1,250,000 shares for issuance thereunder, subject to stockholder approval. The 1998 Plans provide for the grant of incentive stock options to employees and employee directors and nonstatutory stock options and stock purchase rights to employees, directors and consultants.

  In June 1998, the board of directors approved an increase in the number of authorized shares of common stock to 33,000,000 and an increase in the authorized number of undesignated shares of preferred stock by 3,000,000 shares, for which the board of directors is authorized to fix the designation, powers, preferences and rights.

  In September 1998, the board of directors approved the sale of shares of the Company's common stock at $11 per share, in an offering expected to consist of 1,500,000 shares. Also effective in September 1998, the stockholders approved an amendment to the Company's Certificate of Incorporation to provide for the conversion of the Company's preferred stock into common stock immediately prior to the closing of this offering.

  If the offering is consummated under the terms presently anticipated, all of the preferred stock outstanding will be converted into 10,922,735 shares of common stock upon the closing of the offering, and such shares will no longer be available for issuances at that time. Unaudited pro forma stockholders' equity as of December 31, 1997 and June 30, 1998 as adjusted for the assumed conversion of the preferred stock is set forth on the accompanying balance sheet.

[Description of diagram appearing on inside back cover of Preliminary
Prospectus: Below text that reads "Diseases in Which OSA Play a Role" appears a diagram of the human body with the following organs highlighted and described in text (from top to bottom):

1) a depiction of the human brain shown from the side with a line leading from the depiction to the following text appearing to the right:
                         " Parkinson's Disease
                          Stroke
                          AIDS Dementia
                          Alzheimer's Disease
                          Multiple Sclerosis
                          Traumatic Brain Injury "

2) a depiction of the human eye from the side with a line leading from the depiction to the following text appearing to the left:
                         " Ophthalmic Disorders "

3) a depiction of the human heart and lungs with a line leading from the depiction to the following text appearing to the right:
                         " Myocardial Infarction "

4) a depiction of the kidneys and large and small intestines with a line leading from the depiction to the following text appearing to the left:
                         " Inflammatory Bowel Disease "

5) a depiction of the wrist bone joint with a line leading from the depiction to the following text appearing to the right:
                         " Osteoarthritis "

6) a depiction of the knee bone joint with a line leading from the depiction to the following text appearing to the right:
                         " Rheumatoid Arthritis "]

===============================================================================

 NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFOR-MATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PRO-SPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AU-THORIZED BY THE COMPANY OR ANY MANAGER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, SHARES OF COMMON STOCK IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO. NEITHER THE DELIVERY OF THIS PRO-SPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                                ---------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    7
The Company...............................................................   19
Use of Proceeds...........................................................   19
Dividend Policy...........................................................   19
Capitalization............................................................   20
Dilution..................................................................   21
Selected Financial Data...................................................   22
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   23
Business..................................................................   28
Management................................................................   45
Certain Transactions......................................................   53
Principal Stockholders....................................................   55
Description of Capital Stock..............................................   58
U.S. Taxation.............................................................   62
Swiss Taxation ...........................................................   64
Shares Eligible for Future Sale...........................................   65
Underwriting..............................................................   67
Legal Matters.............................................................   69
Experts...................................................................   69
Additional Information....................................................   69
Index to Financial Statements.............................................  F-1

 UNTIL             , 1999 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPAT-ING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

===============================================================================

===============================================================================


                          [CENTAUR LOGO APPEARS HERE]

                               1,500,000 SHARES

                                 COMMON STOCK

                                  PROSPECTUS

                                         , 1998

                           BANK J. VONTOBEL & CO AG
                              GLOBAL COORDINATOR

                     VECTOR SECURITIES INTERNATIONAL, INC.
                             SPECIAL U.S. ADVISOR

                           VONTOBEL SECURITIES LTD.

===============================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth the costs and expenses to be paid by the Company in connection with the sale of the shares of Common Stock being registered hereby. All amounts are estimates except for the Securities and Exchange Commission registration fee.

      Securities and Exchange Commission registration fee........... $   27,878
      Reimbursement of Managers' expenses(*)........................    428,640
      Accounting fees and expenses..................................    425,000
      Legal fees and expenses.......................................    700,000
      Investor relations fees and expenses..........................    375,000
      Road show expenses............................................    100,000
      Transfer agent and registrar fees and expenses................     10,000
      Miscellaneous.................................................      8,482
                                                                     ----------
          Total..................................................... $2,075,000
                                                                     ==========

--------
* Pursuant to the Underwriting Agreement, the Managers have agreed to pay certain costs and expenses of this offering, including printing and engraving expenses and blue sky fees and expenses. The Company has agreed to reimburse the Managers for these and certain other expenses of $428,640 (CHF 600,000).

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  As permitted by the Delaware General Corporation Law, the Registrant's Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

  As permitted by Section 145 of the Delaware General Corporation Law, the Bylaws of the Registrant provide that (i) the Registrant is required to indemnify its directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law, (ii) the Registrant may indemnify its other officers, employees and agents as set forth in the Delaware General Corporation Law, (iii) to the fullest extent permitted by the Delaware General Corporation Law, the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding (subject to certain exceptions), (iv) the rights conferred in the Bylaws are not exclusive, (v) the Registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents and (vi) the Registrant may not retroactively amend its Bylaws provisions relating to indemnity.

  The Registrant's policy is to enter into indemnity agreements with each of its directors and executive officers. The indemnity agreements provide that directors and executive officers will be indemnified and held harmless to the fullest possible extent permitted by law including against all expenses (including attorneys' fees), judgments, fines and settlement amounts paid or reasonably incurred by them in any action, suit or proceeding, including any derivative action by or in the right of the Registrant, on account of their services as directors, officers, employees or agents of the Registrant or as directors, officers, employees or agents of any other company or enterprise when they are serving in such capacities at the request of the Registrant. The Registrant will not be obligated pursuant to the agreements to indemnify or advance expenses to an indemnified party with respect to proceedings or claims
(i) initiated by the indemnified party and not by way of defense, except with respect to a proceeding authorized by the Board of Directors and successful proceedings brought to enforce a right to indemnification under the Indemnity Agreement, (ii) for any amounts paid in settlement of a proceeding unless the Registrant consents to such settlement, (iii) on account of any suit in which judgment is rendered against the indemnified party for an accounting of profits made from the purchase or sale by the indemnified party of securities of the Registrant pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934 and related laws, (iv) on account of conduct by a director which is finally adjudged to have been in bad faith or conduct that the director did not reasonably believe to be in, or not opposed to, the best interests of the Registrant, (v) on account of any criminal action or proceeding arising out of conduct that the director had reasonable cause to believe was unlawful or (vi) if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful.

  The indemnity agreement also provides for contribution in certain situations in which the Registrant and a director or executive officer are jointly liable but indemnification is unavailable, such contribution to be based on the relative benefits received and the relative fault of the Registrant and the director or executive officer. Contribution is not allowed in connection with a Section 16(b) judgment, an adjudication of bad faith or conduct that a director or executive officer did not reasonably believe to be in, or not opposed to, the best interests of the Registrant or a proceeding arising out of conduct a director or executive officer had reasonable cause to believe was unlawful.

  The indemnity agreement requires a director or executive officer to reimburse the Registrant for all expenses advanced only to the extent it is ultimately determined that the director or executive officer is not entitled, under Delaware law, the Bylaws, the indemnity agreement or otherwise, to be indemnified for such expenses. The indemnity agreement provides that it is not exclusive of any rights a director or executive officer may have under the Certificate of Incorporation, Bylaws, other agreements, any majority-in-interest vote of the stockholders or vote of disinterested directors, the Delaware law or otherwise.

  The indemnification provision in the Bylaws, and the indemnity agreements entered into between the Registrant and its directors and executive officers, may be sufficiently broad to permit indemnification of the Registrant's executive officers and directors for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act").

  As authorized by the Registrant's Bylaws, the Registrant, with approval by the Board, expects to purchase director and officer liability insurance.

  See also the undertakings set out in response to Item 17.

  Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

                               DOCUMENT                          EXHIBIT NUMBER
                               --------                          --------------
      Underwriting Agreement....................................      1.01
      Registrant's Restated Certificate of Incorporation........      3.01
      Form of Registrant's Amended and Restated Certificate of
       Incorporation to be filed immediately following the
       offering.................................................      3.02
      Registrant's Bylaws.......................................      3.03
      Third Amended and Restated Investors' Rights Agreement,
       dated as of February 14, 1997............................      4.02
      Form of Indemnification Agreement.........................     10.05

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  The following table sets forth information regarding all securities sold by the Registrant since October 1, 1995.

                                                                       AGGREGATE PURCHASE
                           DATE OF           TITLE OF       NUMBER OF   PRICE AND FORM OF
  CLASS OF PURCHASERS      SALE(S)         SECURITIES(1)    SECURITIES    CONSIDERATION
  -------------------     ----------    ------------------- ---------- -------------------
Neil Solomon and Andrew
Newcorn.................     2/15/96    Common Stock            2,730  Issued in
                                                                       connection with
                                                                       consulting services
                                                                       rendered

Prospektiva Investments.     8/12/96    Warrant to purchase    10,000  Issued in
                                        Common Stock at                connection with
                                        $3.00 per share                consulting services
                                                                       rendered

52 unaffiliated
purchasers and the
following purchasers
that were then officers,
directors and their
affiliates, and greater
than 5% stockholders:
Paul F. Glenn, Trustee,
Paul F. Glenn Revocable
Trust; Glenn Foundation
for Medical Research;
Brian D. Frenzel; Selvi
Vescovi; Charter
Ventures II, L.P.; Menlo
Ventures IV, L.P.;
Oklahoma Medical
Research Foundation; and
Dillon, Read & Co. Inc.,
as agent................     2/14/97 to Series D Preferred  2,200,000  $16,500,000 cash
                             10/3/97    Stock

Prospektiva Investments.     9/19/97    Warrant to purchase    10,000  Issued in
                                        Common Stock at                connection with
                                        $3.00 per share                consulting services
                                                                       rendered

Hans-Jurg Buss..........     2/14/98    Warrant to purchase    10,000  Issued in
                                        Common Stock at                connection with
                                        $4.00 per share                consulting services
                                                                       rendered

Steinar Engelsen........     2/14/98    Warrant to purchase     5,000  Issued in
                                        Common Stock at                connection with
                                        $4.00 per share                consulting services
                                                                       rendered

149 officers, directors,
employees
and/or consultants......     10/1/95 to Options to purchase 1,261,179  Options granted for
                             9/30/98    Common Stock under             no cash
                                        the 1993 Equity                consideration
                                        Incentive Plan.
                                        Exercise prices
                                        range from $0.30 to
                                        $10.00 per
                                        share.(2)

34 officers, directors,
employees
and/or consultants......     10/1/95 to Common Stock(3)       564,311  $113,202 cash (upon
                             9/30/98                                   exercise of stock
                                                                       options with
                                                                       exercise prices
                                                                       ranging from $0.10
                                                                       to $4.00 per share)

Private Equity Bridge
Invest Ltd..............     7/13/98    Common Stock           26,550  $51,109 cash (upon
                                                                       exercise of a
                                                                       warrant with
                                                                       exercise price of
                                                                       $1.925 per share)

Aberlyn Holding Company,
Inc.....................     7/23/98    Common Stock            5,695  $10,963 in Common
                                                                       Stock of the
                                                                       Company (upon net
                                                                       exercise of a
                                                                       warrant with
                                                                       exercise price of
                                                                       $1.925 per share)

--------
(1) Unless otherwise noted, all sales were made in reliance on Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act. The securities were sold to a limited number of people with no general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate the investment who represented to the Registrant that the shares were being acquired for investment.
(2) With respect to the grant of stock options, exemptions from registration under the Securities Act were unnecessary in that none of such transactions involved a "sale" of securities as such term is used in
    Section 2(3) of the Securities Act.
(3) All sales of Common Stock pursuant to the exercise of stock options granted under the Registrant's stock option plan were made pursuant to the exemption from the registration requirements of the Securities Act afforded by Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan or a written contract relating to compensation.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) The following exhibits are filed herewith:

  EXHIBIT
  NUMBER                               EXHIBIT TITLE
  -------                              -------------
  1.01     --Underwriting Agreement.
  1.02     --Form of Letter Agreement between Registrant and Bank J. Vontobel.
  3.01     --Registrant's Restated Certificate of Incorporation.*
  3.02     --Form of Registrant's Amended and Restated Certificate of Incorpo-
              ration to be filed immediately following the offering.*
  3.03     --Registrant's Bylaws.*
  4.01     --Form of Specimen Certificate for Registrant's Common Stock.*
  4.02     --Third Amended and Restated Investors' Rights Agreement, dated as of February 14, 1997.*
  4.03     --Third Amended and Restated Investors' Rights Agreement, as amended as of September 23, 1998.
  5.01     --Opinion of Fenwick & West LLP regarding legality of the securities being registered.
 10.01     --Registrant's 1993 Equity Incentive Plan, as amended.*
 10.02     --Registrant's 1998 Equity Incentive Plan.*
 10.03     --Registrant's 1998 Directors Stock Option Plan.*
 10.04     --Registrant's 1998 Employee Stock Purchase Plan.*
 10.05     --Form of Indemnification Agreement entered into by Registrant with each of its directors and executive officers.*
 10.06     --Master Loan and Security Agreement between Registrant and Finova
              Technology Finance, Inc., dated as of November 3, 1997; Loan and
              Security Agreement No. 1 dated April 22, 1998 between Registrant and Finova Technology Finance, Inc.; Commitment Letter between the Registrant and Finova Technology Finance, Inc., dated as of
              October 7, 1997 (as revised on December 23, 1997), as amended
              April 20, 1998; Leasehold Deeds of Trust dated November 3, 1997 executed by the Registrant; Promissory Note dated April 22, 1998 executed by Registrant.*
 10.07     --Lease for 484 Oakmead Parkway, Sunnyvale, CA dated February 25,
              1993, as amended August 18, 1995.*
 10.08     --Sublease for additional space at 484 Oakmead Parkway, Sunnyvale,
              CA dated March 22, 1995.*
 10.09     --Lease for 1220 Memorex Drive, Suite 100, Santa Clara, CA dated
              February 12, 1997.*
 10.10     --Lease for 1220 Memorex Drive, Suites 200 and 300, Santa Clara, CA
              dated June 12, 1997.*
 10.11     --License with UKRF and OMRF dated July 15, 1992.+*
 10.12     --First Amendment to License with UKRF and OMRF dated June 29,
              1995.+*
 10.13     --Development, License and Marketing Agreement with Astra AB dated
              June 26, 1995.+*
 10.14     --Supply Agreement with Astra AB dated June 26, 1995.+*
 10.15     --Amendments to Development, License and Marketing Agreement with
              Astra AB dated July 8, 1997 and October 7, 1997.*
 10.16     --Development, Patent and Trademark/Know-How Licensing and Supply
              Agreement--CPI-1189 with H. Lundbeck A/S dated October 31, 1996, as amended as of October 31, 1996.+*
 10.17     --Employment Agreement with Brian D. Frenzel dated December 1, 1993, and associated Stock Option Agreements.*
 10.18     --License Agreement dated January 15, 1998 between Registrant and
              Cutanix Corporation.+*

  EXHIBIT
  NUMBER                            EXHIBIT TITLE
  -------                           -------------
 10.19     --Services and Supply Agreement dated January 15, 1998 between
              Registrant and Cutanix Corporation.+*
 10.20     --Stockholders' Agreement dated January 15, 1998 by and among
              Cutanix Corporation and certain stockholders of Cutanix
              Corporation.*
 10.21     --License Agreement dated January 1, 1998 by and among OMRF and
              Registrant.+*
 23.01     --Consent of Fenwick & West LLP (included in Exhibit 5.01).
 23.02     --Consent of Ernst & Young LLP, independent auditors.*
 24.01     --Power of Attorney.*
 27.01     --Amended Financial Data Schedule.*
 27.02     --Financial Data Schedule.*

--------
*  Previously filed.
+ Confidential treatment is being sought with respect to certain portions of this agreement. Such portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission.

  (b) The following financial statement schedule is filed herewith:

                Schedule II--Valuation and Qualifying Accounts

  Other financial statement schedules are omitted because the information called for is not required or is shown either in the financial statements or the notes thereto.

ITEM 17. UNDERTAKINGS.

  The undersigned Registrant hereby undertakes to provide to the Managers at the closing specified in the Purchase Agreement certificates in such denominations and registered in such names as required by the Managers to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT TO ITS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF SUNNYVALE, STATE OF CALIFORNIA, ON THE 9TH DAY OF OCTOBER, 1998.

                                          Centaur Pharmaceuticals, Inc.

                                                 /s/ Joseph L. Turner
                                          By: _________________________________
                                              Joseph L. TurnerChief Financial
                                             Officer, Treasurer and Secretary

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THIS AMENDMENT TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


                NAME                             TITLE                    DATE
                ----                             -----                    ----
Principal Executive Officer:

                 *                   President, Chief Executive     October 9, 1998
____________________________________  Officer and a Director
          Brian D. Frenzel


Principal Financial Officer and
Principal Accounting Officer:

       /s/ Joseph L. Turner          Chief Financial Officer,       October 9, 1998
____________________________________  Treasurer and Secretary
          Joseph L. Turner

Additional Directors:

                 *                   Director                       October 9, 1998
____________________________________
           John M. Carney

                 *                   Director                       October 9, 1998
____________________________________
          Mark R. Collins

                 *                   Director                       October 9, 1998
____________________________________
          Graham K. Crooke

                 *                   Director                       October 9, 1998
____________________________________
         Charles R. Engles

                 *                   Director                       October 9, 1998
____________________________________
        Steinar J. Engelsen

                 *                   Director                       October 9, 1998
____________________________________
           Selvi Vescovi

  *By: /s/ Joseph L. Turner
____________________________________
          Joseph L. Turner
          Attorney-in-fact

                         CENTAUR PHARMACEUTICALS, INC.

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                         ADDITIONS
                                    --------------------
                         BALANCE AT   CHARGED    CHARGED            BALANCE AT
                         BEGINNING    TO COSTS   AGAINST              END OF
                          OF YEAR   AND EXPENSES REVENUE DEDUCTIONS    YEAR
                         ---------- ------------ ------- ---------- ----------
Year ended December 31,
 1997 deducted from
 asset account:
 Allowance for doubtful
  accounts..............  $     0     $    --    $1,600    $    0     $1,600
                          =======     =======    ======    ======     ======
Year ended December 31,
 1996 deducted from
 asset account:
 Allowance for doubtful
  accounts..............  $     0     $    --    $   --    $   --     $    0
                          =======     =======    ======    ======     ======
Year ended December 31,
 1995 deducted from
 asset account:
 Allowance for doubtful
  accounts..............  $     0     $    --    $   --    $   --     $    0
                          =======     =======    ======    ======     ======

                                 EXHIBIT INDEX

  EXHIBIT
  NUMBER                               EXHIBIT TITLE
  -------                              -------------
  1.01     --Underwriting Agreement.
  1.02     --Form of Letter Agreement between Registrant and Bank J. Vontobel.
  3.01     --Registrant's Restated Certificate of Incorporation.*
  3.02     --Form of Registrant's Amended and Restated Certificate of Incorpo-
              ration to be filed immediately following the offering.*
  3.03     --Registrant's Bylaws.*
  4.01     --Form of Specimen Certificate for Registrant's Common Stock.*
  4.02     --Third Amended and Restated Investors' Rights Agreement, dated as of February 14, 1997.*
  4.03     --Third Amended and Restated Investors' Rights Agreement, as amended as of September 23, 1998.
  5.01     --Opinion of Fenwick & West LLP regarding legality of the securities being registered.
 10.01     --Registrant's 1993 Equity Incentive Plan, as amended.*
 10.02     --Registrant's 1998 Equity Incentive Plan.*
 10.03     --Registrant's 1998 Directors Stock Option Plan.*
 10.04     --Registrant's 1998 Employee Stock Purchase Plan.*
 10.05     --Form of Indemnification Agreement entered into by Registrant with each of its directors and executive officers.*
 10.06     --Master Loan and Security Agreement between Registrant and Finova
              Technology Finance, Inc., dated as of November 3, 1997; Loan and
              Security Agreement No. 1 dated April 22, 1998 between Registrant and Finova Technology Finance, Inc.; Commitment Letter between the Registrant and Finova Technology Finance, Inc., dated as of
              October 7, 1997 (as revised on December 23, 1997), as amended
              April 20, 1998; Leasehold Deeds of Trust dated November 3, 1997 executed by the Registrant; Promissory Note dated April 22, 1998 executed by Registrant.*
 10.07     --Lease for 484 Oakmead Parkway, Sunnyvale, CA dated February 25,
              1993, as amended August 18, 1995.*
 10.08     --Sublease for additional space at 484 Oakmead Parkway, Sunnyvale,
              CA dated March 22, 1995.*
 10.09     --Lease for 1220 Memorex Drive, Suite 100, Santa Clara, CA dated
              February 12, 1997.*
 10.10     --Lease for 1220 Memorex Drive, Suites 200 and 300, Santa Clara, CA
              dated June 12, 1997.*
 10.11     --License with UKRF and OMRF dated July 15, 1992.+*
 10.12     --First Amendment to License with UKRF and OMRF dated June 29,
              1995.+*
 10.13     --Development, License and Marketing Agreement with Astra AB dated
              June 26, 1995.+*
 10.14     --Supply Agreement with Astra AB dated June 26, 1995.+*
 10.15     --Amendments to Development, License and Marketing Agreement with
              Astra AB dated July 8, 1997 and October 7, 1997.*
 10.16     --Development, Patent and Trademark/Know-How Licensing and Supply
              Agreement--CPI-1189 with H. Lundbeck A/S dated October 31, 1996, as amended as of October 31, 1996.+*
 10.17     --Employment Agreement with Brian D. Frenzel dated December 1, 1993, and associated Stock Option Agreements.*
 10.18     --License Agreement dated January 15, 1998 between Registrant and
              Cutanix Corporation.+*

  EXHIBIT
  NUMBER                            EXHIBIT TITLE
  -------                           -------------
 10.19     --Services and Supply Agreement dated January 15, 1998 between
              Registrant and Cutanix Corporation.+*
 10.20     --Stockholders' Agreement dated January 15, 1998 by and among
              Cutanix Corporation and certain stockholders of Cutanix
              Corporation.*
 10.21     --License Agreement dated January 1, 1998 by and among OMRF and
              Registrant.+*
 23.01     --Consent of Fenwick & West LLP (included in Exhibit 5.01).
 23.02     --Consent of Ernst & Young LLP, independent auditors.*
 24.01     --Power of Attorney.*
 27.01     --Amended Financial Data Schedule.*
 27.02     --Financial Data Schedule.*

--------
*  Previously filed.
+ Confidential treatment is being sought with respect to certain portions of this agreement. Such portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission.